Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
by and among
FOREST CITY RENTAL PROPERTIES CORPORATION
as Borrower
and
VARIOUS LENDING INSTITUTIONS
as Banks
and
KEYBANK NATIONAL ASSOCIATION
as Administrative Agent for the Banks
and
PNC BANK, NATIONAL ASSOCIATION
as Syndication Agent for the Banks
and
BANK OF AMERICA, N.A.
as Documentation Agent
Dated as of March 30, 2011

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

(v)

EXHIBITS
A	COMMITMENTS
B	FORM OF GUARANTY
C	OUTSTANDING LETTERS OF CREDIT
D-1	FORM OF REVOLVING LOAN NOTE
D-2	FORM OF SWING LINE NOTE
E	FORM OF LETTER OF CREDIT REQUEST
F	FORM OF NOTICE OF BORROWING
G	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULES

2.03	AUTHORIZED FISCAL OFFICERS
7.14	POST-CLOSING ITEMS
9.00	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
9.18	ORGANIZATIONAL STRUCTURE
9.22	OUTSTANDING GUARANTEES
9.23	OUTSTANDING INDEBTEDNESS

(vi)

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
     THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 30, 2011 (this “Agreement”), by and among FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation (the “Borrower”), the banking institutions from time to time party hereto, together with their respective successors and permitted assigns (collectively the “Banks” and individually a “Bank”), KEYBANK NATIONAL ASSOCIATION, Cleveland, Ohio, as Administrative Agent for the Banks under this Agreement (the “Agent”), PNC BANK, NATIONAL ASSOCIATION, as successor to National City Bank, Cleveland, Ohio, as Syndication Agent for the Banks under this Agreement (the “Syndication Agent”), and BANK OF AMERICA, N.A., as Documentation Agent (the “Documentation Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower, certain of the Banks party hereto on the date hereof, the Agent, PNC Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Documentation Agent, previously entered into a Second Amended and Restated Credit Agreement, dated as of January 29, 2010 (as amended to the date hereof, the “2010 Credit Agreement”); and
     WHEREAS, the Borrower, the Banks party hereto on the date hereof, the Agents (as defined below) and the Documentation Agent desire to amend and restate the 2010 Credit Agreement in its entirety and the Banks, the Agents and the Documentation Agent are willing to do so upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the 2010 Credit Agreement in its entirety and covenant and agree as follows:
ARTICLE I
DEFINITIONS
     As used in this Agreement, the following terms shall have the following meanings:
     “Additional Commitment” shall have the meaning set forth in Section 5.08 hereof.
     “Additional Preferred Equity” shall mean any Additional Preferred Equity (Pre-Approved) and, to the extent Agent has given its prior written approval of the terms and conditions applicable thereto, any Additional Preferred Equity (Agent Approved), which may be issued by the Parent after the Restatement Effective Date, subject to the terms of the Guaranty, and the terms and conditions of which are set forth in the applicable Additional Preferred Equity Documents.
     “Additional Preferred Equity (Agent Approved)” shall mean any Additional Preferred Equity, other than any Additional Preferred Equity (Pre-Approved), the terms and conditions of which Agent has given its prior written approval, including with respect to any amendments or modifications thereto, as required by Section 9.24 of the Guaranty.

     “Additional Preferred Equity (Pre-Approved)” shall mean (i) any additional preferred equity issued by the Parent after the Restatement Effective Date pursuant to the March 2010 Preferred Equity Documents and (ii) any other preferred equity issued by the Parent after the Restatement Effective Date so long as such preferred equity is governed by Additional Preferred Equity Documents which contain terms and conditions that comply with the requirements of the Loan Documents and (1) does not have a maturity, repayment or redemption date or require the establishment of a “sinking fund”, or contain terms or conditions which effectively establish a maturity, repayment or redemption date, including by triggering or imposing terms and conditions that would incentivize the Parent to repay or redeem, or establish a “sinking fund” for the repayment or redemption of, such preferred equity, or any amounts in respect thereof, including, without limitation, as a result of an increase in the rate of Dividends payable with respect to such preferred equity, (2) does not provide for any collateral securing such preferred equity, (3) does not obligate the Parent to pay any Dividends or other distributions on or with respect to such preferred equity other than in priority to the payment of Dividends or other distributions that may be paid to holders of the common equity of the Parent on or with respect to such common equity, (4) does not provide for any voting rights (including the ability to elect or nominate board members) of the holders of such preferred equity that are additional to or more favorable than those voting rights set forth in the March 2010 Preferred Equity Documents, (5) does not contain any right of holders of such preferred equity to “put” to the Parent or convert such preferred equity in exchange for any cash (other than for fractional shares in connection with the exercise of conversion rights by the holders of such preferred equity) or in-kind payment (or any combination thereof) or contain any terms or conditions that would have the effect of giving holders thereof any such right, or otherwise require the Parent to, redeem such preferred equity, other than a right to convert such preferred equity to common equity of the Parent or redemption rights substantially equivalent to those contained in the March 2010 Preferred Equity Documents and (6) does not contain any covenants in addition to or less favorable to the Parent than those contained in the March 2010 Preferred Equity Documents (other than, subject to clauses (1) through (5) of this definition, with respect to notice periods, mechanisms for converting such preferred equity to common equity of the Parent, and the rate at which Dividends are accrued and/or paid), or any defaults.
     “Additional Preferred Equity Designation” shall mean each preferred stock designation or similar document for Additional Preferred Equity attached to a Certificate of Amendment by Directors to the Amended Articles of Incorporation of the Parent.
     “Additional Preferred Equity Documents” shall mean (i) as to any Additional Preferred Equity other than any Additional Preferred Equity of the type described in clause (i) of the term “Additional Preferred Equity (Pre-Approved)”, each Additional Preferred Equity Designation, together with any other documents, instruments or agreements governing the terms and conditions applicable to such Additional Preferred Equity, as the same may be amended or modified from time to time in accordance with the terms of this Agreement and Section 9.24 of the Guaranty and (ii) as to any Additional Preferred Equity of the type described in clause (i) of the term “Additional Preferred Equity (Pre-Approved)”, the March 2010 Preferred Equity Documents relating to such Additional Preferred Equity.

     “Additional Preferred Equity Exchange” shall mean each exchange of any of the Senior Notes (and simultaneous Retirement thereof) in connection with each issuance by the Parent of any Additional Preferred Equity.
     “Adjusted Net Operating Income” shall mean Net Operating Income less the sum of Net Operating Income from any (a) Tax-Exempt Financing Project, (b) Credit Tenant Lease Project, (c) real estate project the costs of which are included within Projects Under Development, (d) real estate project the costs of which are included within Projects Under Construction and (e) Newly Opened Project.
     “Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other Indebtedness or otherwise) received by any Bank in respect of the Borrower’s Debt to the Banks (other than as a result of the operation of Section 4.06, 4.07, 4.15 or 13.08 hereof) if such payment results in that Bank having a lesser share of the Borrower’s Debt to the Banks than was the case immediately before such payment.
     “Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
     “Agent” shall mean KeyBank National Association, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.
     “Agents” shall mean collectively, the Agent and the Syndication Agent.
     “Agent’s Special Counsel” shall mean McKenna Long & Aldridge LLP.
     “Agreement” shall mean this Third Amended and Restated Credit Agreement as the same may be from time to time amended, supplemented, modified, extended and/or restated.
     “Anti-Terrorism Law” shall mean the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.
     “Authorized Fiscal Officer” shall have the meaning set forth in Section 2.03(b) hereof.
     “Bankruptcy Code” shall mean Title 11 of the United States Code, as the same may be amended from time to time.
     “Bank” or “Banks” shall mean, individually or collectively as the context may require, the banking institutions from time to time party hereto, together with their respective successors and permitted assigns.
     “Base Rate” shall mean a rate per annum equal to the greatest of (a) that interest rate established from time to time by the Person serving as the Agent at its principal office as such

Person’s prime rate, whether or not such rate is publicly announced, plus one and one-half percent (1.5%) per annum, (b) the Federal Funds Effective Rate, determined one Business Day prior to the date of determination, plus one-half of one percent (0.5%) per annum or (c) the then-applicable LIBOR rate for a one month Interest Period (subject to the LIBOR Floor), plus the Indicated Spread for the LIBOR Rate Option. The prime rate may be other than the lowest interest rate charged by the Person serving as the Agent for commercial or other extensions of credit.
     “Base Rate Option” shall mean interest determined pursuant to Section 4.01(c) hereof and related provisions hereof.
     “Board of Directors” shall mean either the board of directors of the Parent or any duly constituted committee thereof.
     “Borrower” shall mean Forest City Rental Properties Corporation, an Ohio corporation.
     “Borrower Debt Yield” shall mean the quotient, expressed as a percentage, of (a) Adjusted Net Operating Income divided by (b) the sum, without duplication, of (i) the outstanding principal balance of all Loans, (ii) all outstanding LC Obligations and (iii) the amount of “total mortgage debt and notes payable, nonrecourse” (collectively, “Nonrecourse Debt”) of the Borrower and its Subsidiaries disclosed or reported in the “Liabilities” section of the consolidated balance sheet on the Form 8-K most recently furnished by the Parent (or on its behalf) to the Securities and Exchange Commission (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods), less (x) the amount of “cash and equivalents” of the Parent and its Subsidiaries disclosed or reported in the “Assets” section of the consolidated balance sheet on the Form 8-K most recently furnished by the Parent (or on its behalf) to the Securities and Exchange Commission (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) first, to the extent such amount equals all LC Obligations and second, to the extent such amount (less the amount equal to all such LC Obligations) exceeds $125,000,000, (y) the sum of all of the following to the extent it serves as direct collateral for any Nonrecourse Debt included in the preceding clause (iii): the amounts of “restricted cash and escrowed funds”, “notes and accounts receivable, net” and other liquid assets of the Borrower and its Subsidiaries (excluding any funds or other assets of the Borrower and its Subsidiaries subject to a reserve, escrow arrangement or restriction on use, but not serving as collateral for any Nonrecourse Debt) disclosed or reported in the “Assets” section of the consolidated balance sheet on the Form 8-K most recently furnished by the Parent (or on its behalf) to the Securities and Exchange Commission (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods), and (z) the sum of any Nonrecourse Debt included in the preceding clause (iii) and secured by any (A) Tax-Exempt Financing Project, (B) Credit Tenant Lease Project, (C) any real estate project the costs of which are included within Projects Under Development, (D) any real estate project the costs of which are included within Projects Under Construction or (E) Newly Opened Project. For purposes of calculating the Borrower Debt Yield during any Test Period, the Adjusted Net Operating Income and the amount of Indebtedness attributable to any real property sold or otherwise disposed of during such Test Period shall be excluded from such calculation. By way of example, for purposes of calculating any deduction from the amount included in clause (b) of this definition as a result of the application of clause (x) of this definition, if the amount of “cash and equivalents” referred to in clause (x) is $280,000,000 and the amount of LC Obligations is $70,000,000, the total deduction from the amount included in clause (b) would be $155,000,000 (i.e., the sum of (1) $70,000,000, being the extent to which such “cash and equivalents” equal the LC Obligations and (2) $85,000,000, being the difference between (I) the amount of such “cash and equivalents” remaining after deducting the $70,000,000 applied to offset such LC Obligations from the original “cash and equivalents” amount of $280,000,000 and (II) $125,000,000).
     “Capital Stock” of any Person shall mean any and all shares, interests, participations, or other equivalents (however designated) of corporate stock or other equity participations or interests including, without limitation, partnership interests, whether general or limited, and membership interests, whether of managing or non-managing members, of such Person.
     “Cash” shall mean money in legal tender of the United States.
     “Cash Equivalents” shall mean, as of any date of determination, highly liquid instruments with a maturity of three (3) months or less.
     “Change of Management Event” shall be deemed to have occurred at such time as any three (3) of James A. Ratner, Charles A. Ratner, Ronald A. Ratner, David J. LaRue and Robert G. O’Brien become unable or cease to hold the respective positions held by such persons on the date of this Agreement or any more senior position, with all the responsibilities normally associated with such positions, provided, that, no Change of Management Event shall be deemed to have occurred if within one hundred eighty (180) days the Borrower shall have obtained the reasonable approval of the Agent, in its sole discretion, of one or more additional executives, such that the remaining and new management executives as a group, have substantial and sufficient knowledge, experience and capabilities in the management of a company engaged in the operation of a multi-asset real estate business of the type engaged in by the Borrower.
     “Change of Ownership Event” shall be deemed to have occurred at such time as either (a) any Person (other than a Permitted Holder) or any Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provision thereto (other than Permitted Holders), together with any Affiliates or Related Persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least thirty percent (30%) of the aggregate voting power of all classes of Voting Stock of the Parent; or (b) as of any date a majority of the Board of Directors of the Parent (the “Board”) consists of individuals who were not either (i) directors of the Parent as of the corresponding date of the previous year, or (ii) selected or nominated to become directors by the Board of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors by the Board of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above (excluding, in the case of both clause (b)(ii) and clause (b)(iii), any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or (c) (i) the Permitted Holders referenced in clause (i) of the definition of “Permitted Holder” shall cease to beneficially own directly or indirectly at least fifty-one percent (51%) of the aggregate voting power of all Class B Voting Stock of the Parent or (ii) such Class B Voting Stock beneficially owned directly or indirectly by such Permitted Holders shall cease to have the right to appoint at least seventy-five percent (75%) of the Persons serving on the Board; or (d) the Parent shall cease to own at least one hundred percent (100%), on a fully diluted basis, of the economic and voting interests of the Borrower.
     “Cleveland Banking Day” shall mean a day on which the main office of the Agent is open for the transaction of business.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute and the rules and regulations issued thereunder.
     “Collateral” shall mean all of the property, rights and interests of the Borrower which are subject to the security interests, security title, liens and mortgages created by the Security Documents.
     “Commitment” shall mean the obligation of each Bank, during the applicable Commitment Period, to make Revolving Loans and to participate in Swing Loans and Letters of Credit, in an aggregate amount not to exceed the amount set forth opposite such Bank’s name under the column headed “Maximum Amount” on Exhibit A attached hereto (as such Exhibit A may be amended or otherwise modified, or deemed amended or otherwise modified, from time to time pursuant to Section 5.08(c) or 13.08(b) hereof), or such lesser amount as shall be determined pursuant to Section 5.07 hereof.
     “Commitment Period” shall mean the period from the Restatement Effective Date until the Termination Date.
     “Common Stock” of any Person shall mean Capital Stock of such Person that does not rank prior, as to the payment of dividends or distributions or as to other amounts upon any voluntary or involuntary liquidation, dissolution, or winding up of such Person, to shares of Capital Stock or any other class of stock of such Person.
     “Completion Guaranty” shall mean any guarantee of performance by the Borrower or the Parent, as applicable, that construction of a real estate project will be completed in accordance with applicable plans and specifications and that all costs associated with such completion will be paid, provided, that such costs may include an interest reserve only through completion of the project and not through stabilization of such project.
     “Consideration” shall have the meaning set forth in the definition of Multi-Asset Acquisition.
     “Contingent Obligation” shall mean, with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or otherwise; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder).
     “Credit Tenant Lease Project” shall mean any real estate project at least majority owned by the Borrower or any of its Subsidiaries, which was entirely financed through a traditional single tenant credit-tenant financing, which project is highly leveraged and which financing is typified by a loan (a) that has a low debt service coverage ratio, (b) that is fully amortizing during the term of such loan or the payment of any balloon balance of such loan is insured by, or is subject to some other similar credit enhancement provided by, a credit-worthy Person and (c) the terms of which are based on the underlying long-term credit rating of the project’s tenant which credit rating was or is, at the time of execution by such tenant of a lease for space at the applicable property, at least BBB- from S&P or Baa3 from Moody’s or is otherwise considered investment grade on a private basis as determined by the Agent.
     “Cross-Collateralize” with respect to any Person, shall mean (a) the granting of a Lien by such Person on all or a portion of the assets of such Person to secure Indebtedness owing by such Person to a lender and the granting of a Lien by such Person on the same group of assets to secure Indebtedness owing by such Person to (i) the same lender under a different agreement, note or other instrument or (ii) one or more other lenders, or (b) the granting of a Lien by such Person on more than one asset of such Person to secure Indebtedness owing by such Person to one or more lenders under one agreement, note or other instrument or (c) the granting of a Lien by such Person on all or a portion of its assets to secure Indebtedness owing by another Person.
     “Debt” shall mean, collectively, (a) all Indebtedness now or hereafter incurred by the Borrower to the Banks (including the Swing Line Lenders and the Issuing Banks) pursuant to this Agreement, the Notes and the other Related Writings, including, but not limited to, the principal of and interest on all Notes, the stated amounts of all Letters of Credit issued by the Issuing Banks hereunder and related LC Obligations and the fees and any LIBOR breakage compensation payable hereunder or thereunder, (b) each extension, renewal, consolidation or refinancing thereof in whole or in part and (c) all interest from time to time accruing on any of the foregoing Indebtedness (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any of the foregoing Indebtedness, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding).
     “Debt Service Coverage Ratio” shall mean, for any Test Period, the ratio of (i) Net Operating Income to (ii) the sum of (W) all scheduled principal payments (excluding balloon payments) on non-recourse mortgage Indebtedness of the Borrower and its Subsidiaries, plus (X) all interest expense of the Borrower and its Subsidiaries as reported on the Form 8-K that is furnished by the Parent (or on its behalf) to the Securities and Exchange Commission with respect to such Test Period (to be calculated in a manner consistent with prior Test Periods), minus (Y) non-cash interest expense accrued but not currently payable, up to a maximum of Five Million Dollars ($5,000,000), excluding non-cash interest expense accrued with respect to Indebtedness owing by the Borrower and its Subsidiaries to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing, minus (Z) non-cash interest expense accrued but not currently payable solely with respect to Indebtedness owing by the Borrower and its Subsidiaries to the government of the United States or any state or municipality thereof or any agencies of any of the foregoing, in each case with respect to such Test Period.
     “Delinquent Bank” shall have the meaning set forth in Section 12.15 hereof.
     “Distributions” shall have the meaning set forth in Section 8.14(a) hereof.
     “Dividends” shall mean all dividends (in cash or otherwise) declared and/or paid, capital returned, and other distributions of any kind made on or in respect of any share of Capital Stock outstanding at any time.
     “Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any state of the United States of America or the District of Columbia which conducts the major portion of its business within the United States.
     “Draw” shall have the meaning set forth in Section 3.01(b) hereof.
     “80% FCCC/FCL Loans” shall have the meaning set forth in Section 8.15(b)(viii) hereof.
     “Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing, now or hereafter in effect, and in each case as amended, concerning or relating to health, safety and protection of, or regulation of the discharge of substances into, the environment.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower, the Parent or any Subsidiary of the Borrower or any Subsidiary of the Parent would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “Event of Default” shall have the meaning set forth in Article X hereof.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor thereto.
     “Extension Request” shall have the meaning set forth in Section 5.09(a) hereof.
     “FCCC” shall mean Forest City Capital Corporation, an Ohio corporation and a wholly-owned Subsidiary of the Borrower.

     “FCL” shall mean Forest City Loan, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Borrower.
     “Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Cleveland Banking Day, for the next preceding Cleveland Banking Day) by the Federal Reserve Bank of Cleveland, or, if such rate is not so published for any day which is a Cleveland Banking Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.
     “Fiscal Quarterly Date” shall mean each of January 31, April 30, July 31 and October 31.
     “GAAP” shall mean generally accepted accounting principles in the United States of America, in effect from time to time.
     “Government Acts” shall have the meaning set forth in Section 3.01(m) hereof.
     “Guaranty” shall mean the Third Amended and Restated Guaranty of Payment of Debt dated of even date herewith and issued by the Parent to the Agents, the Documentation Agent and the Banks, in substantially the form and substance of Exhibit B attached hereto, as such Guaranty may be from time to time, amended, restated or otherwise modified in accordance with the terms of this Agreement and the Guaranty.
     “Hedge Agreement” shall mean any non-fully paid derivative, such as interest rate swaps or collar agreements or other similar agreements or arrangements designed to hedge the position of a Person with respect to interest rates, excluding (a) any such agreements as to which all of the obligations of such Person are paid or payable within twelve (12) months of the date such agreement is entered into by such Person and (b) Total Rate of Return Swaps.
     “Increase Date” shall have the meaning set forth in Section 5.08 hereof.
     “Increase Notice” shall have the meaning set forth in Section 5.08 hereof.
     “Indebtedness” shall mean, with respect to any Person at the time of any determination, without duplication, all obligations of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all written obligations of such Person to maintain working capital, equity capital or other financial statement condition of another Person so as to enable such other Person to pay its Indebtedness or otherwise to protect the holder of such Indebtedness against loss in respect thereof, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such

Person, (h) all obligations of such Person in respect of Hedge Agreements and Total Rate of Return Swaps, (i) all obligations of such Person, actual or contingent, as an account party or applicant in respect of letters of credit or bankers’ acceptances, and, without duplication, all drafts drawn thereunder, and (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, provided, that, Indebtedness shall not include (i) any obligations incurred as a result of fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in commercial mortgage loan transactions, and (ii) trade payables, deferred revenue, taxes and accrued expenses, in each case arising in the ordinary course of business and that is due and payable less than twelve (12) months after the date such debt was incurred.
     “Indemnity Agreement” shall mean any indemnity agreement, in form and substance satisfactory to the Agents and the Banks, by and between the Parent and a Surety, and as each such indemnity agreement may be amended, restated or otherwise modified.
     “Indicated Spread” shall have the meaning set forth in Section 4.01(d) hereof.
     “Insolvent/Seized Bank” shall mean any Bank which (or whose parent holding company) is subject to (a) any bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or (b) any “cease and desist” order or “consent” order restricting, limiting or requiring prior approval for lending or other extensions of credit from, receivership of, or other operational control of, any applicable state or federal regulatory authority.
     “Interest Adjustment Date” shall mean the last day of each Interest Period.
     “Interest Period” shall mean a period of one, two, three, six or nine months or one year (as selected by the Borrower) commencing on the applicable borrowing, continuation or conversion date of each Loan subject to the LIBOR Rate Option and each Interest Period occurring thereafter with respect to such Loan shall commence on the day on which the immediately preceding Interest Period expires; provided, that if any such Interest Period would be affected by a reduction in the Total Revolving Loan Commitments as provided in Section 5.07 hereof, prepayment rights as provided in Section 5.05 hereof or the maturity of the Loans as provided in Section 2.06 hereof, such Interest Period shall, without affecting the Borrower’s obligations, if any, to pay to the Banks the LIBOR breakage compensation set forth in Section 5.05 hereof, be shortened to end on the date of such reduction, prepayment or maturity. Notwithstanding anything to the contrary contained above:
     (i) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last London Banking Day of such calendar month;
     (ii) if any Interest Period would otherwise expire on a day which is not a London Banking Day, such Interest Period shall expire on the next succeeding London Banking Day, provided, that if any Interest Period would otherwise expire on a day which is not a London Banking Day but is a day of the month after which no further London Banking Day occurs in such month, such Interest Period shall expire on the next preceding London Banking Day;

     (iii) no Interest Period may be selected at any time that an Event of Default has occurred and is continuing;
     (iv) no Interest Period may be selected if it would extend beyond the scheduled maturity date or principal repayment date(s) of the Loans to which it would apply; and
     (v) no Interest Period may be selected if it would extend beyond the Termination Date.
     “Issuing Bank” shall mean KeyBank National Association, in its capacity as the Bank issuing Letters of Credit pursuant to the terms and conditions of this Agreement (including, without limitation, the Letters of Credit referred to in Section 3.01(g) hereof, for which KeyBank National Association shall be deemed to be the Issuing Bank), and any successor thereto; provided, however, that in the event that the Borrower reasonably determines that it would be beneficial to have a Letter of Credit issued pursuant to the terms and conditions of this Agreement by a Bank with a higher rating than KeyBank National Association has at any applicable time of reference (as determined by Moody’s or S&P), or for any other reason reasonably acceptable to the Agent, the Borrower shall have the right to elect any Bank having a higher rating than KeyBank National Association (or such other applicable Bank) as the Issuing Bank for that particular Letter of Credit; provided, further, that no Bank other than KeyBank National Association shall be required to be an Issuing Bank and that no more than three (3) Banks in addition to KeyBank National Association may be an Issuing Bank at any time. When referred to in this Agreement, Issuing Bank shall refer to the Bank acting as Issuing Bank with respect to any particular Letter of Credit issued pursuant to the terms and conditions of this Agreement and, with respect to establishing whether any consent, approval or waiver to be given or granted by the Issuing Banks hereunder has been properly given or granted, only the consent, approval or waiver of the Issuing Banks which, at the time such consent, approval or waiver is to be given or granted, have issued any outstanding Letters of Credit, shall be required.
     “Last LIBOR” shall have the meaning set forth in Section 5.05(b) hereof.
     “Land Group” shall mean Forest City Land Group, Inc., an Ohio corporation, together with its Subsidiaries.
     “LC Obligations” shall mean the aggregate amount of all possible drawings under all Letters of Credit issued pursuant to Section 3.01 hereof and all Letters of Credit listed on Exhibit C attached hereto (which are letters of credit originally issued (or deemed issued) under the 2010 Credit Agreement that remain outstanding on the date hereof), plus all amounts drawn under any of such Letters of Credit and not reimbursed.
     “Lead Arranger” shall mean KeyBanc Capital Markets or any successor.
     “Letter of Credit” shall mean, unless otherwise specified in this Agreement, or a Related Writing, a letter of credit issued (or deemed issued) by an Issuing Bank pursuant to the terms and conditions of this Agreement.
     “LIBOR” shall mean, for any Loan bearing interest at the LIBOR Rate Option for any Interest Period, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as reasonably determined by Agent, by another commercially available source providing such quotations reasonably approved by Agent) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) London Banking Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations; provided that in no event shall LIBOR ever be less than the LIBOR Floor. If such service no longer reports such rate or the Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Person serving as the Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Indicated Spread for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to any Loan bearing interest at the LIBOR Rate Option shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
     “LIBOR Breakage Rate” shall have the meaning set forth in Section 5.05(b) hereof.
     “LIBOR Floor” shall mean a rate of one hundred (100) basis points per annum.
     “LIBOR Rate Option” shall mean interest determined pursuant to Section 4.01(b) and related provisions hereof.
     “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any similar notice or recording statute, and any lease having substantially the same effect as any of the foregoing).
     “Loan” shall mean a Revolving Loan or a Swing Loan.
     “London Banking Day” shall mean a day on which banks are open for business in London, England, and quoting deposit rates for U.S. dollar deposits.
     “Majority Banks” shall mean, at any time, Banks having greater than fifty percent (50%) of the Total Revolving Loan Commitments or, if the Total Revolving Loan Commitments shall have been terminated, Banks holding Notes evidencing greater than fifty percent (50%) of the aggregate unpaid principal amount outstanding under the Notes (other than the Swing Line Notes) and outstanding LC Obligations (and each Bank shall be deemed to hold outstanding LC Obligations in an amount equal to its Pro rata share thereof based on such Bank’s Commitment); provided that in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Total Revolving Loan Commitments or aggregate unpaid principal amount outstanding under such Notes and outstanding LC Obligations, as applicable, shall be redetermined for voting purposes only to exclude the Commitments, or the unpaid principal amount outstanding under such Notes and outstanding LC Obligations, as applicable, of such Delinquent Banks.
     “Mandatory Request” shall have the meaning set forth in Section 2.07(b) hereof.

     “March 2010 Preferred Equity” shall mean (i) the Two Hundred Twenty Million Dollars ($220,000,000) of Series A Cumulative Perpetual Convertible Preferred Stock issued on or about March 4, 2010, the terms of which are set forth in the March 2010 Preferred Equity Documents and (ii) any additional preferred equity of the Parent issued pursuant to the March 2010 Preferred Equity Documents, to the extent permitted under the March 2010 Preferred Equity Documents and the Loan Documents.
     “March 2010 Preferred Equity Designation” shall mean the Preferred Stock Designation of Series A Cumulative Perpetual Convertible Preferred Stock attached to the Certificate of Amendment by Directors to the Amended Articles of Incorporation of the Parent dated March 4, 2010.
     “March 2010 Preferred Equity Documents” shall mean the March 2010 Preferred Equity Designation, together with any other documents, instruments or agreements governing the terms and conditions applicable to the March 2010 Preferred Equity, as the same may be amended or modified from time to time in accordance with the terms of Section 9.24 of the Guaranty.
     “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, assets, liabilities, or condition (financial or otherwise) of the Borrower or the Parent or (b) a material adverse effect on the rights or remedies of the Banks or the Agents, or on the ability of the Borrower or the Parent to perform its respective obligations to the Banks or the Agents under this Agreement, the Notes, the Guaranty, the Pledge Agreement or the other Related Writings or (c) a material adverse effect on the validity or enforceability of this Agreement, the Notes, the Guaranty, the Pledge Agreement or the other Related Writings or the creation, perfection and priority of any Liens of the Agent in the Collateral.
     “Material Possible Default” shall mean any Possible Default relating to Section 7.17 hereof.
     “Maximum Swing Line Amount” shall have the meaning set forth in Section 2.07(a) hereof.
     “Maximum Letter of Credit Amount” shall have the meaning set forth in Section 3.01(a) hereof.
     “Measured Credit Risk” shall mean the product of (i) the notional amount of a Hedge Agreement entered into or guaranteed by the Parent, the Borrower, FCCC, or any other Subsidiary of the Borrower (other than a SPE Subsidiary) in each case with any Person other than a Bank that has a remaining period to maturity of greater than twelve (12) months, times (ii) the number of years remaining to maturity of such Hedge Agreement, times (iii) one and one-quarter percent (1.25%).
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Multi-Asset Acquisition” shall mean any transaction or series of related transactions entered into by one or more Subsidiaries of the Borrower for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business unit or division of any Person, or two or more unrelated assets of any Person (that is, assets other than those consisting of a single identifiable project) (in each case other than an Affiliate of the Borrower), (ii) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (iii) the acquisition of another Person by a merger or consolidation or any other combination with such Person; where the total Consideration paid by any such Subsidiary in each such acquisition (or series of related acquisitions) does not exceed Two Hundred Million Dollars ($200,000,000) and where the aggregate of the Consideration paid by all Subsidiaries of the Borrower in all such acquisitions from and after June 6, 2007 does not exceed Eight Hundred Million Dollars ($800,000,000). For purposes of this definition, “Consideration” shall mean all consideration paid by the acquiring Subsidiary, including all borrowed funds, cash, the issuance of securities or notes and the assumption or incurring of liabilities (direct and contingent).
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Borrower, its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five (5) plan years before that time made or accrued an obligation to make contributions.
     “Net Operating Income” shall mean, for any Test Period, the excess of the Borrower’s revenues and the revenues of any Person in which the Borrower owns a direct or an indirect interest over the Borrower’s and such Persons’ operating expenses; provided, however, Net Operating Income (a) shall not include any gains or losses from the sale of income producing real property, other than gains or losses obtained from the sale of outlot parcels up to a total maximum aggregate amount of Twenty Million Dollars ($20,000,000) for the immediately preceding four consecutive quarters, (b) shall include adjustments for cash flow of properties pursuant to which the Borrower is receiving a preferred return over and above its ownership percentage in such properties, (c) shall not include any gains resulting from the re-appraisal or write-up of any assets or with respect to derivatives, (d) shall not include non-cash expenses incurred in connection with stock-based compensation or as a result of development project write-offs, early extinguishment of Indebtedness and derivative losses and (e) shall not include other extraordinary, unusual or non-recurring gains, losses or expenses to the extent such gains, losses or expenses are disclosed or reported on the Form 8-K that is furnished by Parent (or on its behalf) to the Securities and Exchange Commission with respect to such period, in each case (including, without limitation, the calculation of revenues and operating expenses) as determined in accordance with the Pro Rata Consolidation Method.
     “Newly Opened Project” shall mean each real estate project of the Borrower or any of its Subsidiaries from the earliest of (i) the date of issuance of a shell certificate of occupancy with respect to such project, (ii) the grand opening of such project and (iii) the date the first tenant or unit owner (as applicable) of such project takes occupancy until the earliest of (x) ninety percent (90%) occupancy (based on a rentable square footage basis or, with respect to any such residential project, based on the number of units for such project sold or occupied, as applicable) of the improvements related to such project, (y) twenty-four (24) months following the issuance of a shell certificate of occupancy with respect to such project, and (z) twenty-four (24) months from the date the first tenant or unit owner (as applicable) of such project takes occupancy, but, in the case of any project opening in phases, in no event longer than thirty (30)

months from the date the first tenant or unit owner (as applicable) of such project takes occupancy.
     “New Senior Notes” shall mean the Indebtedness issued pursuant to the New Senior Notes Indenture or an amendment of an existing Senior Notes Indenture, which Indebtedness conforms to the requirements of Section 9.10(h)(x) of the Guaranty, together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such senior notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such senior notes.
     “New Senior Notes Indenture” shall mean the indenture relating to the New Senior Notes, if any, together with any indenture relating to new notes which refinance any of the New Senior Notes in accordance with the terms of this Agreement and the Guaranty.
     “Non-Affiliate Construction Project” shall mean any real property and all improvements to be constructed thereon (collectively, the “Non-Affiliate Property”) (a) with respect to which the Borrower or a Subsidiary of the Borrower, as the case may be, (i) may make a Permitted Non-Affiliate Loan, and (ii) is the developer pursuant to an agreement with a Non-Affiliated Entity as owner of the Non-Affiliate Property; and (b) with respect to which the Borrower or an Affiliate of the Borrower, as the case may be, holds an irrevocable option from either the Non-Affiliated Entity or the parent of the Non-Affiliated Entity to acquire, respectively, either (i) the Non-Affiliate Property, or (ii) all of the equity interests in and to such Non-Affiliated Entity owned by the parent of the Non-Affiliated Entity.
     “Non-Affiliated Entity” shall mean any Person that is not an Affiliate of the Borrower and that is wholly-owned by another Person.
     “Nonrecourse Debt” shall have the meaning set forth in the definition of “Borrower Debt Yield” appearing in this Article I.
     “Note” or “Notes” shall mean (a) a Revolving Loan Note or (b) a Swing Line Note, as the context may require.
     “Notice of Borrowing” shall have the meaning set forth in Section 5.01(a) hereof.
     “Parent” shall mean Forest City Enterprises, Inc., an Ohio corporation.
     “Payment Default” shall mean any failure by the Borrower or the Parent to make payment of principal, interest, or any other fees or expenses due, whether at maturity or by acceleration, under this Agreement, any Note or the Guaranty.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
     “Permitted Debt” shall have the meaning set forth in Section 8.04 hereof.
     “Permitted Distributions” shall have the meaning set forth in Section 8.14(a) hereof.

     “Permitted Holder” shall mean (i) any of Samuel H. Miller, Albert B. Ratner, Charles A. Ratner, James A. Ratner, Ronald A. Ratner or any spouse or lineal descendant of any of the foregoing, and any trusts for the benefit of any of the foregoing, (ii) RMS Limited Partnership and any general partner or limited partner thereof and any Person (other than a creditor) that upon the dissolution or winding up of RMS Limited Partnership receives a distribution of Capital Stock of the Parent, (iii) any group (as defined in Section 13(d) of the Exchange Act) of two (2) or more Persons or entities that are specified in the immediately preceding clauses (i) and (ii), and (iv) any successive recombination of the Persons or groups that are specified in the immediately preceding clauses (i), (ii) and (iii).
     “Permitted Non-Affiliate Loan” shall mean a loan by the Borrower or any Subsidiary of the Borrower to a Non-Affiliated Entity for the purposes of (a) purchasing or otherwise acquiring a Non-Affiliate Property or (b) paying construction costs, in each case, in connection with a Non-Affiliate Construction Project.
     “Permitted Non-Affiliate Loan Reserve” shall mean, as of any date of determination, an amount equal to (a) twenty percent (20%) multiplied by (b) the amount, if any, by which the aggregate amount of gain deferred for federal income tax purposes on the consolidated return of the Parent and its Subsidiaries in connection with all Non-Affiliate Construction Projects, for the three (3) year period ending on such determination date, exceeds Seventy-Five Million Dollars ($75,000,000).
     “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, governmental or political subdivision or an agency or instrumentality thereof.
     “Plan” shall mean any employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Code, established or maintained by the Borrower, any Subsidiary, or any ERISA Affiliate, or any such Plan to which the Borrower, any Subsidiary, or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Pledge Agreement” shall mean the Pledge Agreement dated as of January 29, 2010 and executed by Borrower in favor of Agent, as amended, restated, supplemented or otherwise modified from time to time.
     “Pledged Entity” shall have the meaning set forth in Section 7.05(e)(ii) hereof.
     “Pledged Subsidiary” shall have the meaning set forth in Section 8.11(a) hereof.
     “Possible Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Preferred Equity” shall mean (i) the March 2010 Preferred Equity and (ii) the Additional Preferred Equity.
     “Prepayment LIBOR” shall have the meaning set forth in Section 5.05(b) hereof.

     “Projects Under Construction” shall mean amounts included in the “Assets” section (for purposes of calculating Adjusted Net Operating Income) or the “Liabilities” section (for purposes of calculating the Total Development Ratio (as defined in the Guaranty)) of the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “total projects under construction” on the Form 8-K most recently furnished by the Parent (or on its behalf) to the Securities and Exchange Commission; provided, that, notwithstanding the foregoing, any such amounts associated with any real estate project (or any phase thereof) with respect to which any of the events or conditions set forth in clauses (i), (ii) or (iii) of the definition of Newly Opened Project have occurred shall, upon the occurrence of any such event or condition, cease to be included in the calculation of Projects Under Construction.
     “Projects Under Development” shall mean amounts included in the “Assets” section (for purposes of calculating Adjusted Net Operating Income) or the “Liabilities” section (for purposes of calculating the Total Development Ratio (as defined in the Guaranty)) of the consolidated balance sheet (which amount is determined in accordance with the Pro Rata Consolidation Method and calculated in a manner consistent with prior Test Periods) that is disclosed or reported as “total projects under development” on the Form 8-K most recently furnished by the Parent (or on its behalf) to the Securities and Exchange Commission; provided, that, notwithstanding the foregoing, any such amounts associated with any real estate project with respect to which the construction of improvements (as opposed to the development of the real estate in preparation of such construction) has commenced shall, upon the commencement of such construction, cease to be included in the calculation of Projects Under Development and shall be deemed to be included in the calculation of Projects Under Construction.
     “Property Owning Entity” shall have the meaning set forth in Section 7.05(e)(ii) hereof.
     “Pro rata” when used with reference to the Banks shall mean (unless the context otherwise clearly indicates) pro rata according to the unpaid principal amounts owing to the respective Banks under the Notes, or, if no principal is then owing to any Bank, according to the Commitments of the respective Banks.
     “Pro Rata Consolidation Method” shall mean the pro rata method of consolidation as fully reconciled to GAAP and as reported on each Form 8-K that is furnished by the Parent (or on its behalf) to the Securities and Exchange Commission.
     “Regulatory Change” shall mean, as to any Bank, any change in federal, state or foreign laws or regulations or the adoption or making of any interpretations, directives or requests of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental authority charged with the interpretation or administration thereof.
     “Related Person” of any Person shall mean any other Person directly or indirectly owning (a) five percent (5%) or more of the outstanding Common Stock of any class of such Person (or, in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest in such Person), or (b) five percent (5%) or more of the combined voting power of the Voting Stock of such Person.

     “Related Writing” shall mean any Note, assignment, mortgage, security agreement, Subordination Agreement, pledge agreement, guaranty agreement, financial statement, audit report, officer’s certificate or other writing furnished by the Borrower, the Parent or any of their respective officers to the Agents or the Banks pursuant to or otherwise in connection with this Agreement, including, but not limited to, the Guaranty, the Pledge Agreement and the Side Letter.
     “Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.
     “Requested Letter of Credit Amount” shall have the meaning set forth in Section 3.01(n) hereof.
     “Required Banks” shall mean, at any time, Banks having at least sixty-six and two-thirds percent (66 2/3%) of the Total Revolving Loan Commitments or, if the Total Revolving Loan Commitments shall have been terminated, Banks holding Notes evidencing, without duplication, at least sixty-six and two-thirds percent (66 2/3%) of the aggregate unpaid principal amount outstanding under the Notes (other than the Swing Line Notes) and outstanding LC Obligations (and each Bank shall be deemed to hold outstanding LC Obligations in an amount equal to its Pro rata share thereof based on such Bank’s Commitment); provided that in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Total Revolving Loan Commitments or aggregate unpaid principal amount outstanding under such Notes and outstanding LC Obligations, as applicable, shall be redetermined for voting purposes only to exclude the Commitments, or the unpaid principal amount outstanding under such Notes and outstanding LC Obligations, as applicable, of such Delinquent Banks.
     “Reserve Deficiency” shall mean, as of any date of determination, the amount by which (a) the Reserved Commitment in effect on such date exceeds (b) the Total Revolving Loan Commitments in effect on such date.
     “Reserve Deficiency Account” shall mean an interest bearing reserve account to be maintained with the Agent into which Cash shall be deposited from time to time for purposes of eliminating any Reserve Deficiency.
     “Reserve Percentage” shall mean, for any Interest Period, that percentage which is specified two (2) Cleveland Banking Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over the Agent or any Bank for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Bank with respect to liabilities constituting or including (among other liabilities) Eurocurrency liabilities in an amount equal to the Loans to which such Interest Period applies and with a maturity equal to such Interest Period.
     “Reserved Commitment” shall mean, collectively, (a) the Section 2.02 Reserved Commitment, (b) in the event the Termination Date is extended pursuant to Section 5.09 hereof,

the Section 5.09 Reserved Commitment, (c) any and all Section 9.10 Reserved Commitment (as defined in Section 9.10(h)(x) of the Guaranty) and (d) any and all Section 9.13 Reserved Commitment (as defined in Section 9.13(d) of the Guaranty).
     “Reserved Letter of Credit Amount” shall have the meaning set forth in Section 3.01(n) hereof.
     “Restatement Effective Date” shall mean the date on which all conditions precedent set forth in Article VI are satisfied or waived by the Agent and the Required Banks.
     “Retire”, “Retired”, “Retirement” or “Retiring” shall mean, with respect to any Indebtedness of the Parent or any of its Subsidiaries, the purchase (and simultaneous retirement), retirement, redemption, payment and/or defeasance by the Parent or such Subsidiary, as the case may be, of such Indebtedness in accordance with the terms and conditions of this Agreement and the Guaranty.
     “Revolving Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, (c) the LC Obligations outstanding and (d) the Reserved Letter of Credit Amount then in effect.
     “Revolving Loan Note” shall mean a note or notes substantially in the form of Exhibit D-1 attached hereto, executed and delivered by the Borrower pursuant to Section 2.05, 5.08 or 13.08 hereof, as applicable, and as each such Note may be, from time to time, amended, restated or otherwise modified and all replacements therefor.
     “Revolving Loans” shall have the meaning set forth in Section 2.03(a) hereof.
     “Section 2.02 Reserved Commitment” shall have the meaning set forth in Section 2.02(b) hereof.
     “Section 5.09 Reserved Commitment” shall have the meaning set forth in Section 5.09 hereof.
     “Security Documents” shall mean, collectively, the Pledge Agreement, UCC-1 financing statements and any further collateral assignments by the Borrower or any of its Subsidiaries to the Agent for the benefit of the Banks.
     “Senior Notes” shall mean the 2003 Senior Notes, the 2004 Senior Notes, the 2005 Senior Notes, the 2006 Puttable Senior Notes, the 2009 Puttable Senior Notes, the 2009 Convertible Senior Notes and the New Senior Notes.
     “Senior Notes Indentures” shall mean the 2003 Senior Notes Indenture, the 2006 Puttable Senior Notes Indenture, the 2009 Puttable Senior Notes Indenture, the 2009 Convertible Senior Notes Indenture and the New Senior Notes Indenture.
     “Senior Officer” shall mean the chief executive officer, president or chief financial officer of either the Parent or the Borrower, as applicable.

     “Side Letter” shall mean that certain side letter dated the date hereof and executed by the Borrower, the Parent, the Agent and the Banks, together with any schedule(s) attached thereto, as such schedule(s) may be updated from time to time as provided in this Agreement.
     “SPE Subsidiary” shall mean a Subsidiary of the Borrower whose sole assets consist of contiguous parcels of land, the improvements, if any, thereon, fixtures and other equipment used in connection therewith, receivables arising from tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets.
     “S&P” shall mean Standard & Poor’s Corporation.
     “Subordination Agreement” shall mean any subordination agreement in form and substance satisfactory to the Agents and the Banks entered into by a Surety in favor of the Agent for the benefit of the Banks, and as each such Subordination Agreement may, from time to time, be amended, restated or otherwise modified in accordance with the terms hereof.
     “Subsidiary” of any Person shall mean and include (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person directly or indirectly through one or more Subsidiaries, (ii) any partnership, limited liability company, association (including any business trust) or other entity in which such Person directly or indirectly through one or more Subsidiaries, has more than a fifty percent (50%) voting or equity interest at the time and (iii) any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of its parent in the parent’s consolidated financial statements. Unless otherwise specified, references in this Agreement to “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.
     “Super Majority Banks” shall mean, at any time, Banks having at least eighty percent (80%) of the Total Revolving Loan Commitments or, if the Total Revolving Loan Commitments shall have been terminated, Banks holding Notes evidencing, without duplication, at least eighty percent (80%) of the aggregate unpaid principal amount outstanding under the Notes (other than the Swing Line Notes) and outstanding LC Obligations (and each Bank shall be deemed to hold outstanding LC Obligations in an amount equal to its Pro rata share thereof based on such Bank’s Commitment); provided that in determining said percentage at any given time, all then existing Delinquent Banks will be disregarded and excluded and the Total Revolving Loan Commitments or aggregate unpaid principal amount outstanding under such Notes and outstanding LC Obligations, as applicable, shall be redetermined for voting purposes only to exclude the Commitments, or the unpaid principal amount outstanding under such Notes and outstanding LC Obligations, as applicable, of such Delinquent Banks.
     “Surety” shall mean any surety or insurance company reasonably acceptable to the Agents.
     “Surety Bonds” shall mean the bonds, undertakings and other like obligations executed by a Surety for the Parent subject to an Indemnity Agreement and a Subordination Agreement,

provided, that this definition shall not include Performance Surety Bonds as defined in the Guaranty.
     “Swing Line” shall mean the credit facility established by the Swing Line Lenders for the Borrower in accordance with Section 2.07 hereof.
     “Swing Line Commitment” shall mean the commitment of each Swing Line Lender to make Swing Loans to the Borrower, on an equal basis, up to the Maximum Swing Line Amount.
     “Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.
     “Swing Line Lenders” shall mean KeyBank National Association and PNC Bank, National Association, as the holders of the Swing Line Commitments.
     “Swing Line Note” shall mean a note or notes substantially in the form of Exhibit D-2 attached hereto, executed and delivered by the Borrower pursuant to Section 2.07(d) hereof, as each such note may be, from time to time, amended, restated or otherwise modified and replacements therefor.
     “Swing Loan” shall mean a loan granted to the Borrower by the Swing Line Lenders under the Swing Line.
     “Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) three (3) Cleveland Banking Days after the date such Swing Loan is made or (b) the Termination Date.
     “Syndication Agent” shall mean PNC Bank, National Association, successor to National City Bank, in its capacity as syndication agent for the Banks hereunder, and its successors in such capacity.
     “Taxes” shall have the meaning set forth in Section 4.07 hereof.
     “Tax-Exempt Financing Project” shall mean any real estate project and all improvements thereon or to be constructed thereon owned by the Borrower or any of its Subsidiaries which have been financed or refinanced, in whole or in part, through the issuance of tax-exempt bonds or other tax-exempt indebtedness.
     “Termination Date” shall mean March 30, 2014, unless extended pursuant to Section 5.09 hereof, in which case the Termination Date shall be the date of the expiration of any such extension, or, if terminated earlier pursuant to Section 5.07 or Article XI hereof, the Termination Date shall be the date of such earlier termination.
     “Test Period” shall mean each period of four (4) consecutive fiscal quarters of the Parent or the Borrower, as applicable, in each case taken as one accounting period ended after the Restatement Effective Date.

     “Total Rate of Return Swap” shall mean a bilateral financial contract between a total rate of return payer (the legal owner of the reference asset) and a total rate of return receiver where the total rate of return payer pays the total return of a reference asset and receives a specified fixed or floating cash flow from the total rate of return receiver.
     “Total Reserved Letter of Credit Amount” shall mean, as of any date of determination, the sum of all Reserved Letter of Credit Amounts applicable to all Letters of Credit then outstanding.
     “Total Revolving Loan Commitments” shall mean, as of any date of determination, the sum of the Commitments of each of the Banks, subject to reduction from time to time and to increase from time to time as provided in this Agreement. As of the Restatement Effective Date, the Total Revolving Loan Commitments are Four Hundred Twenty-Five Million Dollars ($425,000,000).
     “2003 Senior Notes” shall mean the senior notes of the Parent issued on May 19, 2003, pursuant to the 2003 Senior Notes Indenture, in an original aggregate principal amount of Three Hundred Million Dollars ($300,000,000), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.
     “2003 Senior Notes Indenture” shall mean the indenture dated as of May 19, 2003, between the Parent and The Bank of New York Mellon (formerly known as The Bank of New York), as indenture trustee and relating to the 2003 Senior Notes, the 2004 Senior Notes and the 2005 Senior Notes, together with any indenture relating to new notes which refinance any of such Senior Notes in accordance with the terms of this Agreement and the Guaranty.
     “2004 Senior Notes” shall mean the senior notes of the Parent issued on February 10, 2004, pursuant to the 2003 Senior Notes Indenture, in an aggregate principal amount of up to One Hundred Million Dollars ($100,000,000), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.
     “2005 Senior Notes” shall mean the senior notes of the Parent issued on or about January 25, 2005, pursuant to the 2003 Senior Notes Indenture, in an original aggregate principal amount of up to One Hundred Fifty Million Dollars ($150,000,000), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.
     “2006 Puttable Senior Notes” shall mean the puttable equity-linked senior notes of the Parent issued on or about October 10, 2006, pursuant to the 2006 Puttable Senior Notes Indenture, in an original aggregate principal amount of up to Two Hundred Eighty Seven Million Five Hundred Thousand Dollars ($287,500,000), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.
     “2006 Puttable Senior Notes Indenture” shall mean the indenture dated as of October 10, 2006, between the Parent and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as indenture trustee, relating to the 2006 Puttable Senior Notes, together with any indenture relating to new notes which refinance any of such Senior Notes in accordance with the terms of this Agreement and the Guaranty.
     “2009 Convertible Senior Notes” shall mean the convertible equity senior notes of the Parent issued on or about October 26, 2009, pursuant to the 2009 Convertible Senior Notes Indenture, subject to the terms of Section 9.10(h) of the Guaranty, in an original aggregate principal amount of Two Hundred Million Dollars ($200,000,000), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.
     “2009 Convertible Senior Notes Exchange” shall mean the exchange on or about January 20, 2011 of any of the 2009 Convertible Senior Notes (and simultaneous cancellation thereof) for Class A Common Stock of the Parent in accordance with the terms of the 2009 Convertible Senior Notes Indenture.
     “2009 Convertible Senior Notes Indenture” shall mean the Indenture dated as of October 26, 2009 between the Parent and The Bank of New York Mellon Trust Company, N.A., as indenture trustee, relating to the 2009 Convertible Senior Notes, such Indenture to be subject to the terms of Section 9.10(h) of the Guaranty, together with any indenture relating to new notes which refinance any of such Senior Notes in accordance with the terms of this Agreement and the Guaranty.
     “2009 Puttable Senior Notes” shall mean the puttable equity senior notes of the Parent issued on or about October 7, 2009, pursuant to the 2009 Puttable Senior Notes Indenture, subject to the terms of Section 9.10(h) of the Guaranty in an original aggregate principal amount of Two Hundred Million Dollars ($200,000,000), together with any notes evidencing any Indebtedness incurred in connection with the refinancing of such Senior Notes in accordance with the terms of this Agreement and the Guaranty to the extent the proceeds of such Indebtedness are applied to the Retirement of such Senior Notes.
     “2009 Puttable Senior Notes Indenture” shall mean the Indenture dated as of October 7, 2009 between the Parent and The Bank of New York Mellon Trust Company, N.A., as indenture trustee, relating to the 2009 Puttable Senior Notes, such Indenture to be subject to the terms of Section 9.10(h) of the Guaranty, together with any indenture relating to new notes which refinance any of the 2009 Puttable Senior Notes in accordance with the terms of this Agreement and the Guaranty.
     “2010 Credit Agreement” shall have the meaning set forth in the recitals hereto.

     “Unfunded Current Liabilities” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under such Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.
     “Unrestricted Cash and Cash Equivalents” shall mean, as of any date of determination, the sum of (a) the aggregate amount of Unrestricted Cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, reserve, Lien, or claim of any kind in favor of any Person.
     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act).
     “Voting Stock” of any Person shall mean Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
     The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.
Accounting Principles
     Any accounting term not specifically defined in this Article I or elsewhere in this Agreement, shall have the meaning ascribed thereto by GAAP not inconsistent with the Borrower’s present accounting procedures, provided, that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, the financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or otherwise disclosed in writing by the Borrower to the Banks), provided, that (a) all computations determining compliance with Section 8.13 hereof, including defined terms used therein, shall utilize accounting principles based on the Pro Rata Consolidation Method as opposed to the full consolidation method of accounting, (b) all computations determining compliance with Article VIII hereof, including defined terms used therein, shall exclude interest income received by the Borrower or any of its Subsidiaries with respect to loans made by the Borrower or such Subsidiary pursuant to Section 8.06(b) and (d) hereof, unless such loans are funded with the proceeds from Revolving Loans or the Senior Notes and (c) such financial statements must also include a report (in the footnotes thereto or otherwise) of the financial results of the Borrower using accounting principles based on the Pro Rata Consolidation Method.
ARTICLE II
REVOLVING LOANS
     The Banks hereby establish a revolving loan facility pursuant to which Revolving Loans will be made to the Borrower, on and subject to the terms and conditions set forth in this Agreement.
     SECTION 2.01. AMOUNT OF THE REVOLVING LOAN FACILITY. The aggregate principal amount of the Revolving Loans (including, without limitation, any Revolving Loans made or deemed made under Section 3.01(b) hereof) plus the LC Obligations outstanding from time to time plus the Total Reserved Letter of Credit Amount then in effect plus the Swing Line Exposure plus the Permitted Non-Affiliate Loan Reserve shall not exceed the Total Revolving Loan Commitments in effect at the time. No Bank shall be obligated to make any Revolving Loans, participate in any Letter of Credit or fund any participation in any Letter of Credit or Draw thereunder or in any Swing Loan, and no Swing Line Lender or Issuing Bank shall be obligated to make any Swing Loans or issue any Letter of Credit, as applicable, if, after giving effect to such Revolving Loans, Swing Loans or the related LC Obligations, (a) such Bank’s Pro rata share of all Revolving Loans, Swing Loans and LC Obligations then outstanding and of the Permitted Non-Affiliate Loan Reserve would exceed such Bank’s Commitment or (b) the aggregate amount of all Revolving Loans, Swing Loans and LC Obligations then outstanding plus the Permitted Non-Affiliate Loan Reserve and the Total Reserved Letter of Credit Amount in effect at the time would exceed the Total Revolving Loan Commitments in effect at the time.
     SECTION 2.02. REVOLVING LOAN COMMITMENTS. (a) All Revolving Loans under this Agreement shall be made by the Banks Pro rata on the basis of their Pro rata shares of the Total Revolving Loan Commitments. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Revolving Loans hereunder and that each Bank shall be obligated to make the Revolving Loans to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.
     (b) Notwithstanding anything to the contrary contained in this Agreement or any Related Writing, a portion of the Total Revolving Loan Commitments in the initial amount of Forty-Six Million Eight Hundred Ninety-One Thousand Dollars ($46,891,000) (the “Section 2.02 Reserved Commitment”) shall be reserved for, and drawn and used by the Borrower, subject to the satisfaction of any and all conditions set forth in Sections 5.01 and 5.03 hereof, solely for purposes of Retiring Indebtedness of the Parent, the Borrower or the Borrower’s Subsidiaries, as may be approved in writing by the Required Banks. The amount of the Section 2.02 Reserved Commitment shall reduce, dollar-for-dollar, the amount of the Total Revolving Loan Commitments available for any purpose other than that set forth above in this Section 2.02(b). In the event the Borrower requests a Revolving Loan from the Section 2.02 Reserved Commitment for the purpose set forth above, the Borrower shall so represent to the Agent and the Banks in the applicable Notice of Borrowing, shall promptly apply the proceeds of such Revolving Loan to the Retirement of Indebtedness of the Parent, the Borrower or the Borrower’s

Subsidiaries, as may be approved in writing by the Required Banks and shall, within one (1) Cleveland Banking Day following the Retirement of such Indebtedness with the proceeds of such Revolving Loan, certify to the Agent the aggregate principal face amount of such Indebtedness so Retired. Upon receipt of such certification, the amount of the Section 2.02 Reserved Commitment shall be reduced automatically on a dollar-for-dollar basis commensurate with the aggregate principal face amount of such Indebtedness so Retired. Furthermore, the Section 2.02 Reserved Commitment shall also be reduced, on a dollar-for-dollar basis, to the extent any such Indebtedness is (i) refinanced or extended with the Agent’s approval (and/or, in connection with any such extension, the approval of the Required Banks as required by the Guaranty) in accordance with the terms and conditions set forth in this Agreement and the Guaranty or (ii) Retired pursuant to any Additional Preferred Equity Exchange.
     SECTION 2.03. REVOLVING LOANS. (a) Each Bank severally agrees, subject to the fulfillment of the terms and conditions of this Agreement, to make revolving loans (the “Revolving Loans”) to the Borrower from time to time during the Commitment Period. Subject to the provisions of this Agreement, Loans may be repaid in whole or in part, and amounts so repaid may be reborrowed.
     (b) The requesting of a Loan in and of itself pursuant to a Notice of Borrowing constitutes a representation and warranty by the Borrower to the Banks and the Agents that the conditions specified in Section 5.01 hereof have been satisfied. Each oral request for a Revolving Loan (which request shall be promptly confirmed in writing as specified in Section 5.01 hereof) shall be made by a person authorized by the Borrower to do so and designated on Schedule 2.03 attached hereto, or as that Schedule may be amended from time to time in writing by the Borrower (each an “Authorized Fiscal Officer”), and the making of a Revolving Loan as provided herein shall conclusively establish the Borrower’s obligation to repay such Revolving Loan.
     (c) Immediately prior to the effectiveness of this Agreement, the outstanding principal balance of “Revolving Loans” under the 2010 Credit Agreement is Thirty Eight Million Three Hundred Fifty-Two Thousand Two Hundred Twenty-Five and 69/100 Dollars ($38,352,225.69) and shall be deemed to be, and hereby is converted into, outstanding Revolving Loans hereunder.
     SECTION 2.04. PURPOSE OF THE REVOLVING LOANS. The proceeds of Revolving Loans shall be used by the Borrower for general corporate purposes, including working capital of the Borrower, subject to the limitations set forth in Sections 2.02(b) and 5.09 hereof.
     SECTION 2.05. REVOLVING LOAN NOTES. (a) On the Restatement Effective Date, the Borrower shall execute and deliver to each of the Banks a Revolving Loan Note with all blanks appropriately completed in conformity herewith.
     (b) The Revolving Loan Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and dated as of the Restatement Effective Date (iii) be in a stated principal amount equal to the Commitment of such Bank and payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Termination

Date and (v) be entitled to the benefits of this Agreement and the other Related Writings. The Revolving Loan Notes shall be subject to the terms of this Agreement.
     (c) All Revolving Loan Notes issued under the 2010 Credit Agreement shall be deemed replaced as of the Restatement Effective Date and each Person party to the 2010 Credit Agreement in possession of a Revolving Loan Note issued thereunder shall promptly after the Restatement Effective Date return such Revolving Loan Note to the Borrower for cancellation. There shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the 2010 Credit Agreement and the “Revolving Loan Notes” described in the 2010 Credit Agreement, which Indebtedness is instead allocated among the Banks as of the date hereof in accordance with their respective Pro rata shares of the Total Revolving Loan Commitments, and is evidenced by this Agreement and any Revolving Loan Notes, and the Banks shall as of the Restatement Effective Date make such adjustments to the outstanding Revolving Loans of such Banks so that such outstanding Revolving Loans are consistent with their respective Pro rata shares of the Total Revolving Loan Commitments.
     SECTION 2.06. REPAYMENT OF THE REVOLVING LOAN NOTES. The principal of the Revolving Loan Notes evidencing the Revolving Loans shall be due and payable in full on the Termination Date, unless such principal sums shall become due earlier in whole or in part by reason of the principal amount exceeding the Total Revolving Loan Commitments at any time in effect or pursuant to the provisions of Article XI hereof.
     SECTION 2.07. SWING LOANS. (a) Subject to and upon the terms and conditions of this Agreement, during the Commitment Period, each Swing Line Lender severally agrees to make a Swing Loan or Swing Loans to the Borrower in an amount equal to one-half (1/2) of the amount or amounts as the Borrower may from time to time request; provided, that the Borrower shall not request any Swing Loan (and the Swing Line Lenders shall not be required to make any Swing Loan in the event Borrower makes a request therefor) if, after giving effect thereto (i) the aggregate outstanding principal amount of all Revolving Loans plus the Swing Line Exposure plus the LC Obligations then outstanding plus the Total Reserved Letter of Credit Amount then in effect plus the Permitted Non-Affiliate Loan Reserve would exceed the Total Revolving Loan Commitments then in effect or (ii) the Swing Line Exposure would exceed the lesser of (x) Twenty-Five Million Dollars ($25,000,000) and (y) six percent (6.0%) of the Total Revolving Loan Commitments (the “Maximum Swing Line Amount”); and provided further that such obligation of the Swing Line Lenders shall be contingent on no Bank being a Delinquent Bank or an Insolvent/Seized Bank (provided that the Swing Line Lenders may, in their sole discretion, be entitled to waive this condition). Each Swing Loan shall bear interest based on the Base Rate Option, and shall be due and payable (to the extent not refinanced as a Revolving Loan as contemplated by Section 2.07(b) hereof) on the Swing Loan Maturity Date applicable thereto. The Borrower shall not request that more than one (1) Swing Loan from each Swing Line Lender be outstanding at any time.
     (b) On any Cleveland Banking Day, the Swing Line Lenders may, in their sole discretion, give notice to the Banks and the Borrower that one or more of their outstanding Swing Loans shall be refinanced as a Revolving Loan; provided, that (i) the applicable Swing Line Lender shall give such notice upon the failure of the Borrower to repay a Swing Loan as required by Section 2.07(a) hereof, and such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 10.06 or 10.07 hereof or upon the exercise of any of the remedies provided in Section 11.01(b) or 11.02(b) hereof and (ii) no Swing Line Lender shall make such request without the other Swing Line Lender joining in such request. Such Revolving Loan initially shall bear interest based on the Base Rate Option. On the Cleveland Banking Day immediately following the date such notice has been given (or deemed given), the Borrower shall be deemed to have requested (the “Mandatory Request”) a Revolving Loan in the aggregate principal amount of such Swing Loans of each Swing Line Lender in accordance with Section 5.01 hereof (other than the requirement set forth in Section 5.01(a)(i) hereof). Each Bank agrees to make a Revolving Loan in an amount equal to its Pro rata share of such Revolving Loan on the date of the Mandatory Request, subject to no conditions precedent whatsoever. Each Bank acknowledges and irrevocably agrees that such Bank’s obligation to make a Revolving Loan when required by this Section 2.07(b) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, the occurrence and continuance of a Possible Default or Event of Default or whether or not the agreements and conditions of Article V hereof are then satisfied and that its payment to the Agent, for the respective accounts of the Swing Line Lenders, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank’s Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Agent to apply the proceeds of any borrowing pursuant to this Section 2.07(b) to repay in full such Swing Loans.
     (c) If, for any reason, the Agent is unable to or, in the opinion of the Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.07(b), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Agent shall have the right to request that each Bank purchase a participation in such Swing Loan, and the Agent shall promptly notify each Bank thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action being necessary or required, each Swing Line Lender hereby agrees to grant to each Bank and each Bank hereby agrees to acquire from each Swing Line Lender, an individual participation interest in each Swing Loan in an amount equal to such Bank’s Pro rata share of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the benefit of each Swing Line Lender, such Bank’s Pro rata share of such Swing Loan. Each Bank acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.07(c) is absolute and unconditional, and shall not be affected by any circumstance whatsoever, including without limitation, the occurrence and continuance of a Possible Default or Event of Default or whether or not the agreements and conditions of Article V hereof are then satisfied and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank’s Commitment shall have been reduced or terminated. Each Bank shall comply with its obligation under this Section 2.07(c) by wire transfer of immediately available funds, in the same manner as provided in Section 5.02 hereof with respect to Revolving Loans to be made by such Bank.
     (d) On the Restatement Effective Date, the Borrower shall execute and deliver to each Swing Line Lender, a Swing Line Note with all blanks appropriately completed in conformity herewith. The Swing Line Note issued to each Swing Line Lender shall (i) be executed by the Borrower, (ii) be payable to the order of such Swing Line Lender and dated as of the Restatement Effective Date, (iii) be in a stated principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) and payable in the principal amount of the Swing Loans evidenced thereby and (iv) be entitled to the benefits of this Agreement and the Related Writings. The Swing Line Notes shall be subject to the terms of this Agreement.
     (e) The proceeds of Swing Loans shall be used by the Borrower for general corporate purposes, including working capital of the Borrower, and the Borrower shall not use the proceeds of any Swing Loan to repay or refinance any outstanding Swing Loan.
     (f) All Swing Loans outstanding under the 2010 Credit Agreement that remain unpaid on the Restatement Effective Date shall be paid in full on the Restatement Effective Date.
     (g) All Swing Line Notes issued under the 2010 Credit Agreement shall be deemed replaced as of the Restatement Effective Date and each Person party to the 2010 Credit Agreement in possession of a Swing Line Note issued thereunder shall promptly after the Restatement Effective Date return such Swing Line Note to the Borrower for cancellation.
ARTICLE III
LETTERS OF CREDIT
     SECTION 3.01. LETTERS OF CREDIT. (a) During the period beginning on the Restatement Effective Date and ending on the date that is thirty (30) days prior to the Termination Date, the Issuing Banks agree to issue Letters of Credit up to an aggregate amount at any one time outstanding equal to One Hundred Million Dollars ($100,000,000) minus (ii) the aggregate principal amount of all then outstanding Surety Bonds issued by a Surety on behalf of the Parent pursuant to an Indemnity Agreement (the “Maximum Letter of Credit Amount”). The availability of Letters of Credit will be subject to (i) the applicable Issuing Bank being satisfied with the terms of the Letter of Credit to be issued, (ii) the Borrower’s executing and delivering such letter of credit and reimbursement agreements and related documents as required by the applicable Issuing Bank, and (iii) the satisfaction of all conditions to the Borrower obtaining a Loan in the amount of the requested Letter of Credit. The Borrower shall pay a fee for each Letter of Credit to the Agent for the pro rata benefit of the Banks, upon issuance of such Letter of Credit and, thereafter, upon the quarter-annual anniversary of the issuance of such Letter of Credit remaining outstanding, in the amount of the Indicated Spread for Revolving Loans under the LIBOR Rate Option on the stated amount of such Letter of Credit; provided that, the applicable Issuing Bank shall be entitled to a fee equal to one-eighth of one percent (0.125%) of the amount available to be drawn under each such Letter of Credit prior to the distribution of the balance of such fee to the Banks based on their Pro rata shares. In addition, the Borrower shall pay to the applicable Issuing Bank upon issuance of each Letter of Credit provided for under this Section 3.01 an issuance fee of Five Hundred Dollars ($500) for such Issuing Bank’s services in issuing such Letter of Credit. No Letter of Credit shall be issued having an expiration date later than one (1) year following the date of its issuance; provided that at the option of the applicable Issuing Bank, any such Letter of Credit may contain renewal options; and provided further that no Letter of Credit shall have an expiration date (including any renewals) after the Termination Date. All Letters of Credit shall be in such form and substance as the applicable Issuing Bank, the Agent (to the extent the Agent is not also the applicable Issuing Bank) and the Borrower agree. The Borrower shall not be entitled to obtain Letters of Credit from any Issuing Bank unless the Borrower is then entitled to obtain Loans from the Banks in an amount not less than the stated amount of the Letter of Credit requested, the other conditions of Section 5.03 hereof have been satisfied as if the Borrower were obtaining a Revolving Loan and the Borrower has executed and delivered such letter of credit, reimbursement agreements and other related documents as may be required by the applicable Issuing Bank.
     (b) In the event any Issuing Bank pays any amount under or on account of a Letter of Credit (the payment by any Issuing Bank under or on account of a Letter of Credit being herein called a “Draw”), a Revolving Loan shall be deemed to be made to the Borrower by each Bank (irrespective of whether all conditions precedent to the making of such Revolving Loan are satisfied at the time such Revolving Loan shall be deemed to be made) to the extent of its Pro rata share of the Total Revolving Loan Commitments to reimburse immediately such Issuing Bank for the amount of the Draw. The Agent, on behalf of such Issuing Bank, shall notify each Bank of the occurrence and payment of a Draw no later than 12:00 p.m. (Cleveland time) on the date of such notice and, not later than 1:00 p.m. (Cleveland time) on the date of such notice, each Bank will make available to the Agent for the account of such Issuing Bank its Pro rata portion of the Draw deemed to be a Revolving Loan. All amounts shall be made available to the Agent for the account of the applicable Issuing Bank in U.S. dollars and immediately available funds at the Agent’s office listed on the signature pages hereto. If such corresponding Pro rata amount is not in fact made available to the Agent by such Bank the Agent, for the account of the applicable Issuing Bank, shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent, on behalf of such Issuing Bank, shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent for the account of the applicable Issuing Bank. The Agent, on behalf of the applicable Issuing Bank, shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was paid by such Issuing Bank to the date such corresponding amount is recovered by the Agent for the account of such Issuing Bank at a rate per annum equal to (i) if paid by such Bank, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the rate of interest then applicable to Revolving Loans subject to the Base Rate Option, calculated in accordance with Article IV hereof. In the event any Bank fails to make available to the Agent its Pro rata share of any Revolving Loan deemed made in connection with any Draw under any Letter of Credit as required above, each such Bank severally agrees to purchase from the applicable Issuing Bank a participation in such Draw in an amount equal to such Pro rata amount; provided, however, that no Bank shall be required to purchase a participation in any Draw (or fund its Pro rata share of any Revolving Loan in respect of any Draw) to the extent that its participation therein (or its Pro rata share of any Revolving Loan) plus (x) such Bank’s participation in the aggregate of all other Letters of Credit and outstanding Swing Loans, (y) such Bank’s Pro rata share of the amount of any Revolving Loans and all outstanding Swing Loans (including any amounts drawn under any Letters of Credit and not yet reimbursed by the Borrower) and (z) such Bank’s Pro rata share of the Permitted Non-Affiliate Loan Reserve, would exceed such Bank’s Commitment as then in effect. Each Bank agrees with the Agent that it will purchase a participation in each Draw to the extent required by the preceding sentence. No Bank’s obligation to purchase a participation in any Draw shall be affected by any other Bank’s failure to purchase a participation in the same or any other Draw. In the event no Revolving Loan or only a partial Revolving Loan is deemed to be made, or the purchase of a participation in the applicable Draw has not been effected as required above, the applicable Issuing Bank is hereby authorized to charge (without prior notice to the Borrower but with the prior consent of the Agent) the amount of such unfunded Draw, together with interest thereon, against any account of the Borrower maintained with such Issuing Bank.
     (c) So long as one or more Letters of Credit are outstanding, the amount of Loans that the Borrower is entitled to obtain under Article II hereof and of Letters of Credit that can be issued pursuant to this Section 3.01 shall be reduced by an amount equal to the LC Obligations then outstanding plus the Total Reserved Letter of Credit Amount then in effect.
     (d) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the applicable Issuing Bank and the Agent written notice (including by way of facsimile transmission) thereof prior to 1:00 p.m. (Cleveland time) at least five (5) Cleveland Banking Days (or such shorter period as may be acceptable to the Agent and such Issuing Bank) prior to the proposed date of issuance (which shall be a Cleveland Banking Day), which written notice shall be in the form of Exhibit E attached hereto (each, a “Letter of Credit Request”). Each Letter of Credit Request shall include an application for such Letter of Credit and any other documents that the applicable Issuing Bank customarily requires in connection therewith. The applicable Issuing Bank shall promptly notify each Bank of each Letter of Credit Request.
     (e) The delivery of each Letter of Credit Request shall be deemed a representation and warranty by the Borrower that such Letter of Credit as requested in such Letter of Credit Request may be issued in accordance with and will not violate the requirements of this Section 3.01 and shall include a representation and warranty as to the aggregate principal amount of all then outstanding Surety Bonds. The applicable Issuing Bank shall, on the date of each issuance of or amendment or modification to a Letter of Credit by it, give each Bank and the Borrower written notice of the issuance of or amendment or modification to such Letter of Credit and shall promptly provide to each Bank a copy of such Letter of Credit or amendment or modification.
     (f) In determining whether to pay under any Letter of Credit, the applicable Issuing Bank shall not have any obligation relative to the Banks other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank with respect to a Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct, shall not create any resulting liability for such Issuing Bank.
     (g) Immediately prior to the effectiveness of this Agreement, the outstanding letters of credit issued (or deemed to be issued) under the 2010 Credit Agreement are as listed on Exhibit C attached hereto and such letters of credit shall be deemed to be, and hereby are converted into, outstanding Letters of Credit hereunder.
     (h) In the event and to the extent the aggregate LC Obligations plus the Total Reserved Letter of Credit Amount then in effect exceeds the Maximum Letter of Credit Amount,

the Borrower will promptly deposit with and pledge to the Agent, for the benefit of the Banks, Cash in an amount equal to such excess, which Cash shall be held in a segregated interest bearing account. Such amounts will be pledged to and held by the Agent for the benefit of the Banks as security for any amounts that become payable under any Letters of Credit. Upon any Draw under any Letter of Credit which causes the aggregate amount of unreimbursed drawings under all Letters of Credit plus all other LC Obligations plus the Total Reserved Letter of Credit Amount then in effect to exceed the Maximum Letter of Credit Amount, Agent may (and shall, at the direction of the Required Banks) apply any such amounts of Cash collateral to the repayment of such unreimbursed amount. To the extent the amount by which the aggregate LC Obligations plus the Total Reserved Letter of Credit Amount then in effect exceeds the Maximum Letter of Credit Amount is reduced, the Agent shall return an amount of such Cash to the Borrower equal to such reduction and shall return all remaining Cash, if any, in such account to the Borrower in the event such aggregate LC Obligations plus the Total Reserved Letter of Credit Amount then in effect no longer exceeds the Maximum Letter of Credit Amount.
     (i) Whenever the Agent for the account of an Issuing Bank receives a reimbursement payment from the Borrower on account of an amount drawn under a Letter of Credit, as to which the Banks have funded a Revolving Loan or such Issuing Bank has received for its own account any payment to acquire a participation interest therein from the Banks pursuant to Section 3.01(b) hereof, then the Agent shall promptly pay to each Bank which has funded a Revolving Loan or its participation in such amount drawn, as the case may be, in accordance with this Section 3.01, in U.S. dollars and in the kind of funds so received, such Bank’s Pro rata share of such reimbursement payment of such Letter of Credit. If any payment received by an Issuing Bank (or by the Agent for the account of the Issuing Bank) and paid to the Banks entitled thereto pursuant to this Section 3.01(i) in respect of principal or interest on any reimbursement obligation with respect to a Letter of Credit is required to be returned by such Issuing Bank (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Bank that has funded a Revolving Loan or participation in the applicable Draw as contemplated by this Section 3.01 shall pay to such Issuing Bank its Pro rata portion thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Agent will make such demand upon the request of the applicable Issuing Bank. The obligations of the Banks under this Section 3.01(i) shall survive the payment in full of the Debt and the termination of this Agreement.
     (j) The obligations of the Borrower to the Issuing Banks and the Banks under this Agreement with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the existence of any claim, set-off, defense or right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Person(s) for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or the Banks (other than the defense of payment to the applicable Issuing Bank or the Banks in accordance with the terms of this Agreement) or any other Person, whether in connection with any Letter of Credit, this Agreement, any Related Writing, or any unrelated transaction; (iii) any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, provided that the applicable Issuing Bank shall not have been grossly negligent or acted with willful misconduct in connection therewith; (iv) any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vi) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of such Issuing Bank, and (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the applicable Issuing Bank.
     (k) As between (x) the Borrower and (y) the Agent, the Issuing Banks and the Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by an Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Agent, any Issuing Bank or any Bank shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the right or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, any Issuing Bank or any Bank including, without limitation, any Government Acts; provided, however, that each Issuing Bank will be responsible for grossly negligent actions or willful misconduct on its part. None of the above shall affect, impair, or prevent the vesting of any of the Agent’s, any Issuing Bank’s or any Bank’s rights or powers hereunder. Notwithstanding anything in the foregoing to the contrary, an Issuing Bank will be liable to the Borrower for any damages suffered by the Borrower or its Subsidiaries as a result of such Issuing Bank’s grossly negligent or willful failure to pay under any Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of such Letter of Credit (other than as a result of any order of any court).
     (l) If, after the issuance of a Letter of Credit, but prior to the funding of any Draw thereunder by a Bank, for any reason such Draw cannot be refinanced as a Revolving Loan, each Bank will, on the date such Revolving Loan pursuant to Section 3.01(b) was to have been made, purchase an undivided Pro rata participating interest in such Draw and will immediately transfer to the Agent for the account of the applicable Issuing Bank in immediately available funds the amount of its Pro rata share of such Draw and upon receipt thereof such Issuing Bank will deliver to such Bank a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
     (m) In addition to amounts payable as elsewhere provided in this Section 3.01, the Borrower hereby agrees to pay, and to protect, indemnify and save harmless the Agent and the Banks from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) which the Agent and the Banks may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of or participations in the Letters of Credit, other than as a result of the gross negligence or willful misconduct of the Agent or any Bank as determined in a final, non-appealable judgment by a court of competent jurisdiction, or (ii) the failure of the Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future government or governmental authority (all such acts or omissions herein called “Government Acts”), unless the Government Act in question results solely from the gross negligence or willful misconduct of the Agent or any Bank as determined in a final, non-appealable judgment by a court of competent jurisdiction. The obligations of the Borrower under this Section 3.01(m) shall survive the payment in full of the Debt and the termination of this Agreement.
     (n) Notwithstanding anything to the contrary contained in this Agreement regarding Letters of Credit, the following provisions shall control:
     (i) with respect to any Letter of Credit to be issued when any Bank is a Delinquent Bank or an Insolvent/Seized Bank, the face or stated amount of such Letter of Credit shall be equal to the face or stated amount of such Letter of Credit requested in the applicable Letter of Credit Request (the “Requested Letter of Credit Amount”) less an amount equal to the Pro rata share of such requested Letter of Credit attributable to each then Delinquent Bank and Insolvent/Seized Bank (the collective Pro rata shares of such requested Letter of Credit so attributable to such Delinquent Bank(s) and/or Insolvent/Seized Bank(s), the “Reserved Letter of Credit Amount”);
     (ii) the Total Revolving Loan Commitments and the Maximum Letter of Credit Amount available under this Agreement at any time shall be (x) deemed immediately utilized for purposes of Sections 2.01 and 2.07 hereof and this Section 3.01 by an amount equal to the LC Obligations with respect to all Letters of Credit issued and outstanding plus the Total Reserved Letter of Credit Amount then in effect with respect to all such issued and outstanding Letters of Credit, thereby reducing the credit available under this Agreement and (y) deemed immediately available, at the time any Bank which was a Delinquent Bank or an Insolvent/Seized Bank at the time any Letter of Credit was issued ceases to be a Delinquent Bank or an Insolvent/Seized Bank, in an amount equal to the portion of the Reserved Letter of Credit Amount attributable to such Bank with respect to each issued and outstanding Letter of Credit (it being understood and agreed that effective with any such increase, the Total Reserved Letter of Credit Amount shall be decreased by a corresponding amount);
     (iii) in the event of any Draw under a Letter of Credit with respect to which there is a Reserved Letter of Credit Amount, (x) subject to clause (v) below, the last sentence of Section 2.01 hereof and the proviso contained in the seventh sentence of Section 3.01(b), each Bank that was neither a Delinquent Bank nor an Insolvent/Seized Bank at the time such Letter of Credit was issued shall fund its Pro rata share of the full amount of any Revolving Loan deemed to have been made to the Borrower or purchase its undivided Pro rata participating interest in such Draw; provided that for purposes of calculating each such Bank’s Pro rata share of any such deemed Revolving Loan or participating interest, the unpaid principal amounts owing to, or, if no principal is then owing to any Bank, the Commitments of, each then Delinquent Bank or Insolvent/Seized Bank, if any, shall not be included in such calculation such that the Banks that are at the time of such funding neither a Delinquent Bank nor an Insolvent/Seized Bank fund one hundred percent (100%) of each such Revolving Loan or purchase one hundred percent (100%) of the participation interests in such Draw and (y) (A) a Revolving Loan shall not be deemed to be made to the Borrower by any Bank that was a Delinquent Bank or an Insolvent/Seized Bank at the time such Letter of Credit was issued for purposes of reimbursing the applicable Issuing Bank, (B) the Agent shall not make a demand upon any such Delinquent Bank or Insolvent/Seized Bank for the same or be entitled to recover a corresponding amount from any such Delinquent Bank or Insolvent/Seized Bank, (C) the Borrower shall have no obligation to pay such corresponding amount to the Agent for the account of the applicable Issuing Bank (provided that, for the avoidance of doubt, this clause (C) shall not limit or be interpreted to limit any obligation the Borrower otherwise has to pay any amounts in respect of any Draw as provided in Section 3.01(b) hereof or with respect to any amount in respect of a Letter of Credit which is not funded by a Bank which is not a Delinquent Bank or an Insolvent/Seized Bank at the time such Letter of Credit was issued) and (D) other than as required by clause (v) below, upon any Bank ceasing to be a Delinquent Bank or an Insolvent/Seized Bank, no Bank that was a Delinquent Bank or an Insolvent/Seized Bank at the time such Letter of Credit was issued shall be required to purchase an undivided Pro rata participating interest in such Draw in lieu of funding any such deemed Revolving Loan;
     (iv) any Letter of Credit fee payable by the Borrower to or for the account of the Banks under Section 3.01(a) hereof in connection with any Letter of Credit with respect to which there is a Reserved Letter of Credit Amount shall be payable only to or for the account of each Bank which is neither a Delinquent Bank nor an Insolvent/Seized Bank at the time such Letter of Credit is issued, subject to clause (v) below;
     (v) in the event any Bank that was a Delinquent Bank or an Insolvent/Seized Bank at the time any Letter of Credit was issued thereafter ceases to be a Delinquent Bank or an Insolvent/Seized Bank, such Bank shall (x) subject to the proviso contained in the seventh sentence of Section 3.01(b) hereof, immediately and automatically be deemed to have purchased an undivided Pro rata participating interest in each Draw under such Letter of Credit that is then outstanding without any further action on the part of such Bank (other than making any required payment in connection with each such purchase), the Agent or any Issuing Bank, and the Agent and each applicable Issuing Bank shall simultaneously therewith make such adjustments to the interests of each Bank that is neither a Delinquent Bank nor an Insolvent/Seized Bank in respect of each such Letter of Credit as shall be necessary to reflect the purchase of such participation interest by such Bank, (y) be required to fund its Pro rata share (calculated in a manner consistent with the proviso contained in clause (iii) above) of Revolving Loans deemed to have been made or purchase its Pro rata share of participating interests in Draws under such Letter of Credit in order to reimburse the applicable Issuing Bank(s) for any Draws thereunder and (z) shall thereafter be entitled to receive (and be obligated to return, as may be required by Section 3.01(i) hereof) its Pro rata share (calculated in a manner consistent with the proviso contained in clause (iii) above) of any fees payable or reimbursements made in respect of such Letters of Credit by the Borrower; and
     (vi) any reimbursement or principal payments made by the Borrower shall be (x) allocated first to repay those Banks that have funded Revolving Loans deemed to have been made as a result of a Draw under a Letter of Credit with respect to which there is a Reserved Letter of Credit Amount or that have purchased a participating interest in any Draw under such Letter of Credit for purposes of reimbursing an Issuing Bank with respect to such Draw under such Letter of Credit and (y) applied to obligations in respect of such Letters of Credit in the order of the longest outstanding Draw(s) to the most recent Draw(s).
ARTICLE IV
INTEREST ON THE REVOLVING LOANS
     SECTION 4.01. INTEREST OPTIONS; INDICATED SPREAD. (a) The Borrower shall pay interest on the Revolving Loans at the rates in effect from time to time pursuant to the Interest Options provided for in Sections 4.01(b) and 4.01(c) hereof as selected by the Borrower or otherwise in effect from time to time in accordance with the terms and conditions of this Agreement. Interest on the Revolving Loans shall accrue from and including the date of borrowing thereof to but excluding the date of repayment thereof.
     (b) Interest on the principal amount of each Revolving Loan at any time subject to the interest rate option provided for pursuant to this Section 4.01(b) (the “LIBOR Rate Option”) shall be at a rate determined by adding the applicable LIBOR rate at the time in effect for each Interest Period for such Revolving Loan and the applicable Indicated Spread for the LIBOR Rate Option set forth in Section 4.01(d) below. The LIBOR Rate Option shall be in effect for all portions of the principal of the Revolving Loans for which the Borrower has selected an Interest Period in accordance with Section 4.02 hereof, unless and until any event or circumstance provided for in Section 4.09 or 4.10 hereof shall have occurred and continue to be in effect or an Event of Default has occurred and is continuing.
     (c) Interest on the principal amount of all Revolving Loans at any time subject to the interest rate option provided for pursuant to this Section 4.01(c) (the “Base Rate Option”) shall be at rates determined by adding the Base Rate in effect from time to time and the applicable Indicated Spread for the Base Rate Option set forth in Section 4.01(d) below. The interest rate in effect under the Base Rate Option shall change automatically and immediately with each change in the Base Rate. The Base Rate Option shall be in effect for all portions of the principal of the Revolving Loans for which the LIBOR Rate Option is not in effect at any time.

     (d) The Indicated Spread is measured in basis points and shall be zero (0) basis points for the Base Rate Option and three hundred seventy-five (375) basis points for the LIBOR Rate Option.
     SECTION 4.02. INTEREST PERIODS. The Borrower shall have the option to select and advise the Agent of the Interest Periods the Borrower has selected for Revolving Loans not less than three (3) Cleveland Banking Days prior to (a) the Restatement Effective Date, for the Revolving Loans to be made on the Restatement Effective Date, (b) each Interest Adjustment Date, (c) the date any Revolving Loans are to be made subsequent to the Restatement Effective Date, and (d) any date on which the Borrower desires to have any portion of the principal of the Revolving Loans not subject to the LIBOR Rate Option become subject to the LIBOR Rate Option, provided, that Revolving Loans subject to the Base Rate Option may not be converted into Revolving Loans subject to the LIBOR Rate Option and Revolving Loans subject to the LIBOR Rate Option may not be continued as Revolving Loans subject to the LIBOR Rate Option if an Event of Default is in existence on the date of such conversion or continuation. Each Interest Period selected shall apply to not less than Five Hundred Thousand Dollars ($500,000) in principal amount of the Revolving Loans; provided, that at no time shall there be more than ten (10) Revolving Loans outstanding at any time, whether subject to the Base Rate Option or the LIBOR Rate Option. The principal amount subject to each Interest Period shall be deemed distributed among the Banks, based on their Pro rata shares, with respect to the respective Revolving Loans to which such Interest Period applies. If the Borrower fails to timely select any Interest Period, the Borrower shall be deemed to have elected to continue such Loan as a Loan subject to the LIBOR Rate Option with a one (1) month Interest Period, effective as of the expiration date of such current Interest Period.
     SECTION 4.03. INTEREST PAYMENT DATES. (a) Interest on all Revolving Loans subject to the LIBOR Rate Option shall be payable on the earliest of (i) in arrears on the first Cleveland Banking Day of each month, (ii) any prepayment or conversion (on the amount prepaid or converted), (iii) maturity (whether by acceleration or otherwise) and/or (iv) after such maturity, on demand.
     (b) Interest on all Revolving Loans subject to the Base Rate Option shall be payable on the earliest of (i) in arrears on the first Cleveland Banking Day of each month, (ii) any prepayment or conversion (on the amount prepaid or converted), (iii) maturity (whether by acceleration or otherwise) and/or (iv) after such maturity, on demand.
     (c) Interest that shall have accrued under the 2010 Credit Agreement and remains unpaid on the Restatement Effective Date shall be paid in full on the Restatement Effective Date.
     SECTION 4.04. INTEREST CALCULATIONS. All interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Interest shall in all events continue to accrue in accordance with the provisions of this Agreement until the time payment in full is received.
     SECTION 4.05. POST-DEFAULT RATE. After the occurrence and during the continuation of any Event of Default, the Loans and any interest on the Loans not paid when due shall bear interest at a rate equal to the rate applicable to Revolving Loans subject to the Base

Rate Option plus two percent (2%) per annum, and all such interest shall be due on demand. No interest shall accrue on any interest that is being charged with respect to any interest not paid when due.
     SECTION 4.06. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty, regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), governmental rule or order (whether or not having force of law) or the interpretation or administration thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose, modify or deem applicable any reserve and/or special deposit requirement against assets held by, or deposits in or for the account of any Loans made or Letters of Credit issued or participated in by any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making, issuing, participating in or maintaining Loans or Letters of Credit hereunder or to reduce the amount of principal or interest or other amount received by such Bank with respect to such Loans or Letters of Credit, then upon demand by such Bank the Borrower shall pay to such Bank from time to time on each interest payment date with respect to such Loans or promptly upon demand with respect to any amounts relating to Letters of Credit, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount were allocable to such Loans or Letters of Credit, as the case may be. A statement as to the increased cost or reduced amount as a result of any event mentioned in this Section 4.06, setting forth the calculations therefor, shall be submitted by such Bank to the Borrower not later than one hundred fifty (150) days after the events giving rise to the same occurred and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, the Borrower, upon at least one (1) but no more than thirty (30) Cleveland Banking Days’ prior written notice to such Bank through the Agent, may prepay all Loans (together with all accrued interest, fees and other amounts payable thereon or with respect thereto) of such Bank in full regardless of the Interest Period of any thereof and following such prepayment, the Total Revolving Loan Commitments shall be permanently reduced by the amount of the Commitments of the Bank(s) whose Loans is/are so prepaid, and the remaining Banks’ Pro rata portion of the Total Revolving Loan Commitments following such prepayment shall be adjusted based on the percentage that each remaining Bank’s Commitment bears to the adjusted Total Revolving Loan Commitments. Any such prepayment of Loans subject to the LIBOR Rate Option shall be subject to the LIBOR breakage compensation set forth in Section 5.05 hereof.
     SECTION 4.07. TAX LAW, ETC. (a) In the event that by reason of any law, regulation or requirement or in the interpretation thereof by an official authority, or the imposition of any requirement of any central bank whether or not having the force of law, any Bank shall, with respect to this Agreement or any transaction under this Agreement, be subjected to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind whatsoever (other than any tax imposed upon the total net income of such Bank) and if any such measures or any other similar measure shall result in an increase in the cost to such Bank of making, issuing, participating in or maintaining any Loan or Letter of Credit or in a reduction in the amount of principal, interest, commitment fee or other amount receivable by such Bank in respect thereof, then such Bank shall promptly notify the Borrower stating the reasons therefor. The Borrower shall thereafter pay to such Bank upon demand from time to time on each interest payment date with respect to such Loans or promptly following demand with respect to any such Letters of Credit, as additional consideration hereunder, such additional amounts as will fully compensate such Bank for such increased cost or reduced amount. A statement as to any such increased cost or reduced amount, setting forth the calculations therefor, shall be submitted by such Bank to the Borrower not later than one hundred fifty (150) days after the events giving rise to the same occurred and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.
     (b) If any Bank receives such additional consideration from the Borrower pursuant to this Section 4.07, such Bank shall use its best efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts on account of which such additional consideration has been paid and shall reimburse the Borrower to the extent, but only to the extent, that such Bank shall receive a refund of such taxes or other amounts together with any interest thereon or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Bank) of the United States or any state or subdivision thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Bank. If, at the time any audit of such Bank’s income tax return is completed, such Bank determines, based on such audit, that it was not entitled to the full amount of any refund reimbursed to the Borrower as aforesaid or that its net income taxes are not reduced by a credit or deduction for the full amount of taxes reimbursed to the Borrower as aforesaid, the Borrower, upon demand of such Bank, will promptly pay to such Bank the amount so refunded to which such Bank was not so entitled, or the amount by which the net income taxes of such Bank were not so reduced, as the case may be.
     (c) Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, the Borrower, upon at least one (1) but not more than thirty (30) Cleveland Banking Days’ prior written notice to such Bank through the Agent, may prepay all Loans of such Bank in full regardless of the Interest Period of any thereof (together with all accrued interest, fees and other amounts payable thereon or with respect thereto) and following such prepayment, the Total Revolving Loan Commitments shall be permanently reduced by the amount of the Commitments of the Bank(s) whose Loans is/are so prepaid, and the remaining Banks’ Pro rata portion of the Total Revolving Loan Commitments following such prepayment shall be adjusted based on the percentage that each remaining Bank’s Commitment bears to the adjusted Total Revolving Loan Commitments. Any such prepayment of Loans subject to the LIBOR Rate Option shall be subject to the LIBOR breakage compensation set forth in Section 5.05 hereof.
     (d) All payments made by the Borrower hereunder or under any Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Bank is organized or the jurisdiction in which the principal office or the domestic lending office of such Bank, as applicable, is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or profits of such Bank by reason of the payment of such Taxes and net of any tax benefits received by such Bank pursuant to the laws of the jurisdiction in which such Bank is organized or in which the principal office or domestic lending office of such Bank is located, as the case may be, or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or the domestic lending office of such Bank is located, as the case may be, and for any withholding of income or similar taxes imposed by the United States of America as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence, which request shall be accompanied by a statement from such Bank setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Agent, on behalf of the applicable Bank, within forty-five (45) days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law copies of tax receipts (certified, if available), or other evidence reasonably satisfactory to the applicable Bank, evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Bank, and reimburse the Agent or such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by the Agent or such Bank that are the obligations of the Borrower pursuant to this Section 4.07.
     SECTION 4.08. INDEMNITY. Without prejudice to any other provisions of this Article IV, the Borrower hereby agrees to indemnify each Bank against any reasonable loss or expense which such Bank may sustain or incur as a consequence of any Event of Default hereunder, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining any Loan subject to the LIBOR Rate Option, as determined by such Bank in the exercise of its sole but reasonable discretion. A statement as to any such loss or expense shall be submitted by such Bank to the Borrower not later than one hundred fifty (150) days after the events giving rise to the same occurred and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.
     SECTION 4.09. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In the event that the Agent shall have determined that dollar deposits of the relevant amount for the relevant Interest Period are not available in the applicable Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, the Agent shall promptly give notice of such determination to each Bank and the Borrower. In any such event, all principal of the Loans then subject to the LIBOR Rate

Option shall become subject to the Base Rate Option (without giving effect to clause (c) of the definition of “Base Rate” contained in Article I hereof) on expiration of any Interest Periods then in effect. In the event that the circumstances causing any such unavailability of deposits or inability to determine the LIBOR rate shall change or terminate so that the LIBOR rate may again be determined, the Agent shall promptly so notify each Bank and the Borrower.
     SECTION 4.10. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty, regulation, governmental rule or order or any change in any existing law, treaty, regulation, governmental rule or order (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended) or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or the application thereof, shall make it unlawful for any Bank to fund any Loans which it is committed to make hereunder subject to the LIBOR Rate Option, the Commitment of such Bank to fund such Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to the Borrower and the Agent declare that its Commitment with respect to such Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify the Borrower and the Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar market of any Loan previously made by it hereunder subject to the LIBOR Rate Option, such Bank shall, upon the happening of such event, notify the Borrower, the Agent and the other Banks thereof in writing stating the reasons therefor, and all principal of the Loans then subject to the LIBOR Rate Option shall, on the earlier of (i) the last day of the then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, become subject to the Base Rate Option (without giving effect to clause (c) of the definition of “Base Rate” contained in Article 1 hereof).
     SECTION 4.11. FUNDING. Each Bank may, but shall not be required to, make Loans hereunder with funds obtained outside the United States.
     SECTION 4.12. CAPITAL ADEQUACY. If any Bank shall have determined, on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto), after the date of this Agreement, that the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within thirty (30) days after delivery to the Borrower by such Bank of a certificate setting forth such calculation, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its holding company) for such reduction. Such Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error as to the amount or amounts owing to such Bank. In determining such amount, the Banks may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to the Banks regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.
     SECTION 4.13. LIMITATIONS ON CLAIMS. Notwithstanding anything in this Agreement to the contrary, (a) no Bank shall be entitled to compensation or payment or reimbursement under Section 4.06, 4.07, 4.10 or 4.12 hereof for any amounts incurred or accruing more than one hundred fifty (150) days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections and (b) no Bank shall be entitled to compensation for any reduction referred to in Section 4.12 hereof if it shall not at the time be the general policy or practice of such Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
     SECTION 4.14. NO SETOFF OR COUNTERCLAIM. Without limiting Section 4.07(d) hereof, all payments by the Borrower hereunder and under any of the Related Writings shall be made without setoff or counterclaim. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the Related Writings, the Borrower will pay to the Agent, for the account of the Banks (including the Swing Line Lenders) or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such Related Writing, such additional amount in U.S. dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all charges deducted from or paid with respect to payments made by the Borrower hereunder or under any Related Writing. The foregoing shall not be deemed a waiver of Borrower’s right to assert any compulsory counterclaim, if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Borrower’s right to independently assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against the Agent or any Bank under this Agreement or any Related Writing in any separate action or proceeding.
     SECTION 4.15. CERTAIN PROVISIONS RELATING TO INCREASED COSTS AND DELINQUENT BANKS OR INSOLVENT/SEIZED BANKS. If a Bank gives notice of the existence of the circumstances set forth in Section 4.10 hereof or any Bank requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Section 4.07(a) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Bank under this Agreement), 4.06 or 4.12 hereof, then, upon request of the Borrower, such Bank, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans, other credit extensions and commitments like the

Loans, other credit extensions hereunder and Commitment of such Bank to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Bank, including, without limitation, by designating another of such Bank’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Bank in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Possible Default or Event of Default shall have occurred and be continuing, and if any Bank (a) has given notice of the existence of the circumstances set forth in Section 4.10 hereof or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of Section 4.07(a) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Bank under this Agreement), 4.06 or 4.12 hereof and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Bank”) or (b) is a Delinquent Bank or an Insolvent/Seized Bank, then, within thirty (30) days after such notice or request for payment or compensation or such Bank becoming a Delinquent Bank or an Insolvent/Seized Bank, as applicable, the Borrower shall have the one-time right as to each such Affected Bank, Delinquent Bank or Insolvent/Seized Bank, as applicable, to be exercised by delivery of written notice to the Agent and such Affected Bank, Delinquent Bank and/or Insolvent/Seized Bank, as applicable, within thirty (30) days of receipt of such notice or request for payment or compensation or such Bank becoming a Delinquent Bank or an Insolvent/Seized Bank, as applicable, to elect to cause such Affected Bank, Delinquent Bank and/or Insolvent/Seized Bank, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Banks that each such Bank shall have the right, but not the obligation, to acquire a Pro rata share (calculated without giving effect to the outstanding Loans of such Affected Bank, Delinquent Bank or Insolvent/Seized Bank) of the Commitment of such Affected Bank, Delinquent Bank or Insolvent/Seized Bank, as applicable (or if any of such Banks does not elect to purchase its Pro rata share, then to such remaining Banks in such proportion as approved by the Agent). In the event that the Banks do not elect to acquire all of any Affected Bank’s, Delinquent Bank’s or Insolvent/Seized Bank’s Commitment, then the Agent shall endeavor to obtain a new Bank to acquire such remaining Commitment. Upon any such purchase of the Commitment of any Affected Bank, Delinquent Bank or Insolvent/Seized Bank, as applicable, such Affected Bank’s, Delinquent Bank’s or Insolvent/Seized Bank’s interest in the Debt and its rights hereunder and under the Related Writings shall terminate at the date of purchase, and such Affected Bank, Delinquent Bank or Insolvent/Seized Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for an Affected Bank’s, Delinquent Bank’s or Insolvent/Seized Bank’s Commitment, as the case may be, shall equal any and all amounts outstanding and owed by the Borrower to such Affected Bank, Delinquent Bank or Insolvent/Seized Bank, including principal and all accrued and unpaid interest or fees.
ARTICLE V
AGREEMENTS AND CONDITIONS APPLICABLE TO ALL REVOLVING LOANS
     SECTION 5.01. NOTICE OF BORROWING. (a) Whenever the Borrower desires to incur a Revolving Loan, it shall give the Agent, prior to 12:00 noon (Cleveland time), at least three (3) Cleveland Banking Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Revolving Loan to be subject to the LIBOR Rate Option and at least one (1) Cleveland Banking Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Revolving Loan to be subject to the Base Rate Option. Each such notice (each, a “Notice of Borrowing” a form of which is attached hereto as Exhibit F) shall be appropriately completed to specify (i) the aggregate principal amount of each Revolving Loan to be made, which shall be an amount equal to an integral multiple of Five Hundred Thousand Dollars ($500,000), (ii) the date such Revolving Loan(s) shall be made (which shall be a Cleveland Banking Day and, in the case of a Revolving Loan based on the LIBOR Rate Option, a London Banking Day), and (iii) whether the Revolving Loan(s) shall be subject to the Base Rate Option or the Libor Rate Option and, in the latter case, the Interest Period to be initially applicable thereto. The Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Revolving Loan, of such Bank’s Pro rata share thereof and of the other matters covered by the Notice of Borrowing.
     (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Agent may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice, believed by the Agent in good faith to be from an Authorized Fiscal Officer. In such case, the Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephonic notice.
     (c) Whenever the Borrower desires to incur a Swing Loan, it shall give the Agent, prior to 2:00 p.m. (Cleveland time) on the proposed date of borrowing of any Swing Loan, written notice (or telephonic notice promptly confirmed in writing) in the form of a Notice of Borrowing of each such Swing Loan. The Agent shall promptly give each Swing Line Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Swing Loan, of such Swing Line Lender’s pro rata share thereof and of other matters covered by the Notice of Borrowing relating to such Swing Loan.
     SECTION 5.02. DISBURSEMENT OF FUNDS. (a) No later than 1:00 p.m. (Cleveland time) on the date specified in each Notice of Borrowing, each Bank will make available its Pro rata portion of each Revolving Loan requested to be made on such date in the manner provided below in this Section 5.02(a). All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at its office listed on the signature pages hereto and the Agent promptly will make available to the Borrower by depositing to its account at the Agent’s office the aggregate of the amounts so made available in the type of funds received. Unless the Agent shall have been notified by any Bank prior to the date specified in the Notice of Borrowing that such Bank does not intend to make available to the Agent its portion of the Revolving Loan or Revolving Loans to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of borrowing, and the Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made available the same to the Borrower, the Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a rate per annum equal to (i) if paid by such Bank, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Article IV hereof, for the Revolving Loans.
     (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.
     (c) No later than 3:00 p.m. (Cleveland time) on the date specified in each Notice of Borrowing relating to a Swing Loan, each Swing Line Lender will make available its pro rata portion of each Swing Loan requested to be made on such date in the manner provided below in this Section 5.02(c). All amounts shall be made available to the Agent in U.S. dollars and immediately available funds at its office listed on the signature pages hereto and the Agent promptly will make available to the Borrower by depositing to its account at the Agent’s office the aggregate of the amounts so made available in the type of funds received.
     SECTION 5.03. CONDITIONS TO LOANS AND LETTERS OF CREDIT. The obligation of each Bank to make Loans hereunder or of any Issuing Bank to issue Letters of Credit hereunder, as applicable, is conditioned, in the case of each Loan and each Letter of Credit hereunder, upon the following:
     (a) receipt by the Agent of a Notice of Borrowing or by the applicable Issuing Bank of a Letter of Credit Request, as applicable;
     (b) no Event of Default or Possible Default existing then or immediately after giving effect to the Loan or Letter of Credit, as applicable;
     (c) the conditions set forth in Article VI hereof having been satisfied;
     (d) the representations and warranties contained in Article IX hereof and in each of the Related Writings being true and correct in all material respects with the same force and effect as if made on and as of the date of such Loan or such Letter of Credit, as applicable, except to the extent that any thereof expressly relate to an earlier date; and
     (e) the representations and warranties of the Parent contained in Section 7 of the Guaranty being true and correct in all material respects with the same force and effect as if made on and as of the date of such Loan or such Letter of Credit, as applicable, except to the extent that any thereof expressly relate to an earlier date.
Each request for a Loan or a Letter of Credit by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower as of the date of such borrowing as to the truth of the matters specified in subsections (b), (c) (d) and (e) above.
     SECTION 5.04. PAYMENT ON NOTES, ETC. All payments of principal, interest, and any other amounts under this Agreement shall be made to the Agent in immediately available funds and in lawful money of the United States of America for the account of the Banks, not later than 12:00 noon (Cleveland time) on the date when due. Any such payment received by the Agent after 12:00 noon (Cleveland time) on a Cleveland Banking Day shall be deemed received on the next succeeding Cleveland Banking Day and interest shall accrue to such next Cleveland Banking Day in respect of any principal of the Loans to be paid by such payment. All payments made by the Borrower hereunder, under any Note or under any other Related Writing, will be made without setoff, counterclaim or defense. The Agent shall distribute to each Bank entitled thereto its Pro rata share of the amount of principal, interest and other amounts received by it for the account of such Bank on the same day the Agent receives payment thereof from the Borrower in immediately available funds, unless the Agent does not receive such payment from the Borrower until after 12:00 noon (Cleveland time), in which case the Agent shall make payment thereof to the Banks entitled thereto on the next Cleveland Banking Day. Each Bank shall endorse each Note held by it with appropriate notations evidencing each payment of principal made thereon or shall record such principal payment by such other method as such Bank may generally employ; provided, that failure to make any such entry shall in no way detract from the Borrower’s obligations under each such Note. Whenever any payment to be made hereunder, including without limitation any payment to be made on any Note, shall be stated to be due on a day which is not a Cleveland Banking Day, such payment shall be made on the next succeeding Cleveland Banking Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, that if the next succeeding Cleveland Banking Day falls in the succeeding calendar month, such payment shall be made on the preceding Cleveland Banking Day and the relevant Interest Period shall be adjusted accordingly. To the extent a Bank does not receive its Pro rata share of the amount of principal, interest and other amounts made available by the Borrower to the Agent for the account of such Bank at the applicable time set forth above in this Section 5.04, such Bank shall be entitled to recover from the Agent, interest on all such amounts in respect of each day from the date such amounts were made available to the Agent by the Borrower to the date such amounts are distributed to such Bank at a rate per annum equal to the overnight Federal Funds Effective Rate.
     SECTION 5.05. PREPAYMENT. (a) The Borrower shall have the right (subject to the payment of LIBOR breakage compensation as hereinafter described in this Section 5.05 with respect to Loans subject to the LIBOR Rate Option), at any time or from time to time, upon two (2) Cleveland Banking Days’ prior written notice (or telephonic notice promptly confirmed in writing) to prepay all or any part of the principal amount of the Loans then outstanding as designated by the Borrower, subject to the provisions of Section 5.05(b) hereof, plus interest accrued on the amount so prepaid to the date of such prepayment, which notice shall promptly be transmitted by the Agent to each of the Banks.
     (b) The Borrower agrees that if LIBOR as determined as of 11:00 a.m. London time, two (2) London Banking Days’ prior to the date of prepayment or acceleration of any Loans (hereinafter, “Prepayment LIBOR”) shall be lower than the last LIBOR (without giving effect to the LIBOR Floor) previously determined for those Loans accruing interest at LIBOR with respect to which prepayment is intended to be made or that are accelerated prior to the end of the applicable Interest Period (hereinafter, “Last LIBOR”), then the Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, LIBOR breakage compensation measured by a rate (the “LIBOR Breakage Rate”) which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR payable to each Bank, the Agent shall apply a rate for each Bank equal to LIBOR for a deposit approximately equal to each

Bank’s portion of such prepayment or accelerated balance which would be applicable to an Interest Period commencing on the date of such prepayment or acceleration and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such acceleration occurs or prepayment is to be made. In addition, the Borrower shall immediately pay directly to each Bank the amount claimed as additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by such Bank in connection with the prepayment or acceleration upon the Borrower’s receipt of a written statement from such Bank. The LIBOR Breakage Rate shall be applied to all or such part of the principal amounts of the Notes that relate to the Loans subject to the LIBOR Rate Option to be prepaid, or that are accelerated and the LIBOR breakage compensation shall be computed for the period commencing with the date on which such prepayment is to be made or acceleration occurs to that date which coincides with the last day of the Interest Period previously established when the Loans subject to the LIBOR Rate Option, which are to be prepaid or are accelerated, were made. Each voluntary prepayment of a Loan shall be in an aggregate principal sum of not less than One Million Dollars ($1,000,000) (except in the case of a Loan initially made in an aggregate amount less than One Million Dollars ($1,000,000) in which case, such voluntary prepayment shall be in the aggregate principal sum of such Loan) and, if greater, in an integral multiple of Two Hundred Fifty Thousand Dollars ($250,000). In the event the Borrower cancels a proposed Loan subject to the LIBOR Rate Option subsequent to the delivery to the Agent of a Notice of Borrowing with respect to such Loan, but prior to the draw down of funds thereunder, or the continuation of or conversion to a Loan subject to the LIBOR Rate Option does not occur for any reason (other than a default by any Bank or the Agent), such cancellation or failure to continue or convert shall be treated as a prepayment subject to the aforementioned LIBOR breakage compensation.
     SECTION 5.06. FEES. (a) For each day that the Revolving Credit Exposure equals or exceeds fifty percent (50%) of the Total Revolving Loan Commitments, the Borrower shall pay to the Agent, for the Pro rata benefit of the Banks, an unused commitment fee at the rate per annum (based on a year of 360 days and calculated for the actual number of days elapsed) of twenty-five (25) basis points times the excess of the Total Revolving Loan Commitments then in effect over the Revolving Credit Exposure on that day and (b) for each day that the Revolving Credit Exposure is less than fifty percent (50%) of the Total Revolving Loan Commitments, the Borrower shall pay to the Agent, for the Pro rata benefit of the Banks, an unused commitment fee at the rate per annum (based on a year of 360 days calculated for the actual number of days elapsed) of thirty-five (35) basis points times the excess of the Total Revolving Loan Commitments then in effect over the Revolving Credit Exposure on that day. The unused commitment fee shall be payable on the first Cleveland Banking Day after the first Fiscal Quarterly Date occurring after the Restatement Effective Date and continuing on the first Cleveland Banking Day after each Fiscal Quarterly Date thereafter. After any permanent reduction of the Total Revolving Loan Commitments pursuant to Section 4.06, 4.07(c) or 5.07 hereof, the unused commitment fees payable hereunder shall be calculated based upon the Total Revolving Loan Commitments of the Banks as so reduced.
     (b) All unused commitment fees payable under the 2010 Credit Agreement that shall have accrued under the 2010 Credit Agreement and remain unpaid on the Restatement Effective Date shall be paid in full on the Restatement Effective Date.

     SECTION 5.07. REDUCTION OF THE TOTAL REVOLVING LOAN COMMITMENTS. The Borrower shall have the right at all times to permanently reduce the Total Revolving Loan Commitments in whole or in part by giving written notice of the reduction to the Agent (which shall promptly notify each of the Banks) at least one (1) Cleveland Banking Day prior to the reduction, each such reduction to be in an amount equal to at least Ten Million Dollars ($10,000,000), or the then Total Revolving Loan Commitments if the then Total Revolving Loan Commitments are less than Ten Million Dollars ($10,000,000). Notwithstanding the foregoing, in the event any such reduction results in a Reserve Deficiency, the Borrower shall deposit, or shall cause to be deposited, into the Reserve Deficiency Account simultaneously with any such reduction (or further reduction) of the Total Revolving Loan Commitments to an amount less than the Reserved Commitment an amount of Cash equal to the Reserve Deficiency, and thereafter such deposit (together with any amount deposited into the Reserve Deficiency Account with respect to any further Reserve Deficiency) shall be subject to withdrawal solely for purposes of Retiring Indebtedness of the Parent or the Borrower or the Borrower’s Subsidiaries as may be approved in writing by the Required Banks and paying the reasonable and customary costs and expenses related thereto, and shall otherwise be held and disbursed by the Agent pursuant to terms and conditions reasonably acceptable to the Agent. Each such reduction shall reduce each Bank’s Commitment by an amount based on their Pro rata shares of the Total Revolving Loan Commitments in effect immediately prior to such reduction. Concurrently with each such reduction, the Borrower shall prepay an amount of the Loans, if any, together with interest thereon, by which the sum of the aggregate unpaid principal amount of the then outstanding Loans plus the LC Obligations plus the Total Reserved Letter of Credit Amount then in effect plus the Permitted Non-Affiliate Loan Reserve exceeds the Total Revolving Loan Commitments as so reduced, in accordance with Section 5.05 hereof.
     SECTION 5.08. INCREASE OF THE TOTAL REVOLVING LOAN COMMITMENTS.
     (a) At any time and from time to time before the Termination Date, the Borrower may, if it so elects by giving written notice to the Agent (an “Increase Notice”) and subject to the terms and conditions of this Section 5.08, increase the Total Revolving Loan Commitments to an amount that shall not exceed $450,000,000 either (i) by agreeing with one or more existing Banks that each such Bank’s Commitment shall be increased, and/or (ii) by designating one or more other banks or lending institutions not theretofore a Bank to become a Bank (which designation to be effective only with the prior written consent of the Agent and Lead Arranger, which consents shall not be unreasonably withheld) (the amount by which the Total Revolving Loan Commitments are increased in connection with any such request, collectively, the “Additional Commitments” and each such Bank’s or other bank’s or lending institution’s portion thereof its “Additional Commitment”, and any such other banks or lending institutions having an Additional Commitment also being referred to as a Bank in this Section 5.08); provided that (i) each Bank that desires to provide an Additional Commitment shall provide the Agent with a written commitment letter specifying the amount of the Additional Commitment it is willing to provide and (ii) the amount of the Additional Commitments associated with any such increase must be in a minimum amount of (x) Five Million Dollars ($5,000,000) and increments of One Million Dollars ($1,000,000) in excess thereof for any banks or lending institutions not theretofore a Bank and (y) One Million Dollars ($1,000,000) and increments of One Million Dollars ($1,000,000) in excess thereof for any existing Bank. The Agent, the Lead Arranger and the Borrower shall allocate the Additional Commitments among the Banks that provide such commitment letters on such basis as the Agent, the Lead Arranger and the Borrower shall jointly determine; provided, however, that, should any Possible Default or Event of Default exist at the time of making any such allocation, such allocation shall be made by the Agent and the Lead Arranger after consultation with the Borrower. The Agent shall provide all Banks with a notice setting forth the amount, if any, of the Additional Commitment to be provided by each Bank, and each Bank’s Pro rata share of the Total Revolving Loan Commitments which shall be applicable after the effective date of the applicable increase in the Total Revolving Loan Commitments specified therein (the “Increase Date”).
     (b) Such Additional Commitments shall become effective upon satisfaction of the following requirements: (i) each existing Bank with an increased Commitment, if any, shall execute an agreement in form reasonably satisfactory to the Agent evidencing such existing Bank’s increased Commitment, (ii) each bank or lending institution becoming a Bank shall execute an agreement in form reasonably satisfactory to the Agent evidencing that such bank or lending institution has become a Bank under this Agreement with a Commitment as set forth therein, (iii) the Agent shall provide to each Bank a revised Exhibit A to this Agreement at least three (3) Cleveland Banking Days prior to the applicable Increase Date, (iv) the Borrower shall execute and deliver to the Agent for delivery by Agent (x) to each Bank with an increased Commitment such replacement or additional Revolving Loan Notes as shall be required by any Bank and (y) to each Swing Line Lender, if the Maximum Swing Line Amount has increased as a result of such Additional Commitments, a new Swing Line Note for such Swing Line Lender, so that the principal amount of such Bank’s Revolving Loan Note shall equal its Commitment and each Swing Line Lender’s Swing Line Note shall equal one half of the Maximum Swing Line Amount, as of the applicable Increase Date (and any such new Revolving Loan Notes and Swing Line Notes shall (A) provide that they are replacements for the surrendered Revolving Loan Notes or Swing Line Note, as applicable, and that they do not constitute a novation, (B) be dated as of the Increase Date and (C) otherwise be in substantially the form of Exhibits “D-1” and “D-2” attached hereto, as applicable, and Agent shall deliver such replacement or new Revolving Loan Notes and replacement Swing Line Notes to the respective Banks and to the Swing Line Lenders, as applicable, in exchange for any Revolving Loan Notes or Swing Line Notes replaced thereby, if any, which shall be surrendered by such Banks and the Swing Line Lenders), and (v) the Borrower shall pay to the Agent and each Bank with an increased Commitment such commitment fees as may be agreed upon between the Borrower and the Agent, and such Banks. Within five (5) days of issuance of any new Revolving Loan Notes or Swing Line Notes pursuant to this Section 5.08(b), if required by the Agent, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Revolving Loan Notes and Swing Line Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the execution and delivery of this Agreement.
     (c) If requested by any Bank with an Additional Commitment, the Agent shall execute the agreement delivered by such Bank under clauses (b)(i) or (b)(ii) above. On each Increase Date, (i) the Banks shall make adjustments among themselves with respect to the LC Obligations then outstanding, participations in Swing Loans outstanding, if any, and amounts of principal, interest, fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Agent, in order to reallocate among such Banks such outstanding amounts, based on their respective Pro rata shares of the Total Revolving Loan Commitments (as so increased by the applicable Additional Commitment), and (ii) each Bank’s Pro rata share of the Total Revolving Loan Commitments (as so increased by the applicable Additional Commitment) shall be recalculated to reflect the Additional Commitments and the outstanding principal balance of the Revolving Loans shall be reallocated among the Banks such that the outstanding principal amount of outstanding Revolving Loans owed to each Bank shall be equal to such Bank’s Pro rata share of the Revolving Loans (as recalculated). On any Increase Date each Bank whose Pro rata share of the Total Revolving Loan Commitments is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Banks whose Pro rata shares of the Total Revolving Loan Commitments are decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Loans. The funds so advanced shall be Revolving Loans subject to the Base Rate Option until converted to Revolving Loans subject to the LIBOR Rate Option which are allocated among all Banks based on each of their Pro rata shares of the Total Revolving Loan Commitments. The Borrower further agrees to pay to the Banks the LIBOR breakage compensation set forth in Section 5.05 hereof, if any, resulting from the Additional Commitments as if the distribution pursuant to this Section 5.08(c) were a prepayment by the Borrower. In connection with such Additional Commitments, it is understood and agreed that no Bank will be obligated to provide an Additional Commitment without the prior written consent of such Bank.
     (d) The Borrower shall not deliver an Increase Notice if a Possible Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist. Further, notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Banks to increase the Total Revolving Loan Commitments pursuant to this Section 5.08 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Loan Commitments:
     (i) Payment of Commitment Fee. The Borrower shall have paid to the Lead Arranger such commitment fees as provided in Section 5.08(b)(v), which fees shall, when paid, be fully earned and non-refundable under any circumstances, and the Lead Arranger shall have paid to the Banks acquiring the increased Total Revolving Loan Commitments each such Bank’s portion of such commitment fees; and
     (ii) No Default. On the date any Increase Notice is given and on the Increase Date, both immediately before and after the Total Revolving Loan Commitments are increased, there shall exist no Possible Default or Event of Default; and
     (iii) Representations True. The representations and warranties made by the Borrower and the Parent in this Agreement, the Guaranty and the other Related Writings or otherwise made by or on behalf of the Borrower or the Parent in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Loan Commitments are increased, both immediately before and after the Total Revolving Loan Commitments are increased, except to the extent of changes resulting from transactions permitted by this Agreement, the Guaranty and each other Related Writing, and except that if any representation and warranty is as of a specified date, such representation and warranty shall be true and correct in all material respects as of such date; and
     (iv) Additional Documents and Expenses. The Borrower and the Parent shall have executed and/or delivered to Agent and the Banks such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a certificate demonstrating compliance with all covenants, representations and warranties set forth in this Agreement, the Guaranty and the other Related Writings after giving effect to the increase, and the Borrower and the Parent shall have paid the cost of any updated UCC searches and filing fees in connection with such increase.
     SECTION 5.09. EXTENSION OF THE LOANS. On or before the Termination Date (as determined without regard to any extension thereof pursuant to this Section 5.09) the Borrower shall have the one-time right and option, in its sole discretion, to extend the Termination Date for one (1) additional twelve (12) month period to March 30, 2015, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Termination Date:
     (a) The Borrower shall have delivered written notice of such request (the “Extension Request”) to the Agent not sooner than the date which is one hundred eighty (180) days, and not later than the date which is ninety (90) days, prior to the Termination Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.
     (b) On the date the Extension Request is given and on the effective date of such extension, there shall be undrawn Total Revolving Loan Commitments in an amount at least equal to the Section 5.09 Reserved Commitment.
     (c) On or before the Termination Date (as determined without regard to any extension thereof pursuant to this Section 5.09), the Borrower shall have paid to the Agent for the pro rata accounts of the Banks in accordance with their respective Commitments an extension fee in an amount equal to twenty-five (25) basis points on the Total Revolving Loan Commitments, which fee shall, when paid, be fully earned and non-refundable under any circumstance.
     (d) On the date the Extension Request is given and on the effective date of such extension there shall exist no Possible Default or Event of Default.
     (e) The representations and warranties made by the Borrower and the Parent in the this Agreement, the Guaranty and the other Related Writings or otherwise made by or on behalf of the Borrower and the Parent in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Termination Date (as determined without regard to such extension) other than for representations to the extent they relate expressly to an earlier date, which representations shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement, the Guaranty and the other Related Writings.

     The Borrower hereby acknowledges and agrees that simultaneously with the satisfaction of the foregoing conditions to the extension of the Termination Date, a portion of the Total Revolving Loan Commitments in an amount agreed to in writing by the Required Banks (the “Section 5.09 Reserved Commitment”) shall be reserved for, and thereafter drawn and used by the Borrower, subject to the satisfaction of any and all conditions set forth in Sections 5.01 and 5.03 hereof, solely for purposes of Retiring Indebtedness of the Parent, the Borrower or the Borrower’s Subsidiaries, as may be approved in writing by the Required Banks. The amount of the Section 5.09 Reserved Commitment shall reduce, dollar-for-dollar, the amount of the Total Revolving Loan Commitments available for any purpose other than that set forth above in this Section 5.09. In the event the Borrower requests a Revolving Loan from the Section 5.09 Reserved Commitment for the purpose set forth above, the Borrower shall so represent to the Agent and the Banks in the applicable Notice of Borrowing, shall promptly apply the proceeds of such Revolving Loan to the Retirement of Indebtedness of the Parent, the Borrower or the Borrower’s Subsidiaries, as may be approved in writing by the Required Banks and shall, within one (1) Cleveland Banking Day following the Retirement of such Indebtedness with the proceeds of such Revolving Loan, certify to the Agent the aggregate principal amount of such Indebtedness so Retired. Upon receipt of such certification, the amount of the Section 5.09 Reserved Commitment shall be reduced automatically on a dollar-for-dollar basis commensurate with the aggregate principal face amount of such Indebtedness so Retired. Furthermore, the Section 5.09 Reserved Commitment shall also be reduced, on a dollar-for-dollar basis, to the extent any such Indebtedness is (i) refinanced or extended with the Agent’s approval (and/or, in connection with any such extension, the approval of the Required Banks as required by the Guaranty) in accordance with the terms and conditions set forth in this Agreement and the Guaranty or (ii) Retired pursuant any Additional Preferred Equity Exchange.
     SECTION 5.10. COLLATERAL. The Debt and the obligations of the Borrower under this Agreement shall be secured as provided in the Pledge Agreement.
ARTICLE VI
CONDITIONS PRECEDENT
     Prior to or concurrently with the execution and delivery of this Agreement, and as conditions precedent to the making or continuation of any Loans or the issuance or continuation of Letters of Credit hereunder on the Restatement Effective Date, the following actions shall be taken, all in form and substance satisfactory to the Agents and the Banks and their respective counsel:
     SECTION 6.01. CORPORATE AND LOAN DOCUMENTS. The Agent on behalf of the Banks shall have received the following documents, in all cases duly executed, delivered and/or certified, as the case may be:
     (a) Certified copies of the resolutions of the board of directors of the Borrower evidencing approval of the execution, delivery and performance of this Agreement, the Notes provided for herein, the Side Letter and the First Amendment to the Pledge Agreement of even date herewith.

     (b) Certified copies of resolutions of the board of directors of the Parent evidencing approval of the execution, delivery and performance of the Side Letter and the Guaranty.
     (c) Copies of the Articles of Incorporation of the Borrower in effect as of the Restatement Effective Date, certified by the Ohio Secretary of State as of a recent date.
     (d) Copies of the Articles of Incorporation of the Parent in effect as of the Restatement Effective Date, certified by the Ohio Secretary of State as of a recent date.
     (e) Copies of the Code of Regulations of the Borrower in effect as of the Restatement Effective Date, certified as true and complete as of the Restatement Effective Date by the secretary of the Borrower.
     (f) Copies of the Code of Regulations of the Parent in effect as of the Restatement Effective Date, certified as true and complete as of the Restatement Effective Date by the secretary of the Parent.
     (g) A good standing certificate for the Borrower from the State of Ohio as of a recent date.
     (h) A good standing certificate for the Parent from the State of Ohio as of a recent date.
     (i) A certificate of the secretary or assistant secretary of the Borrower certifying the names of the officers of the Borrower authorized to sign this Agreement, the Notes, the Side Letter and the First Amendment to the Pledge Agreement of even date herewith, together with the true signatures of such officers.
     (j) A certificate of the secretary or assistant secretary of the Parent certifying the names of the officers of the Parent authorized to sign the Side Letter and the Guaranty, together with the true signatures of such officers.
     (k) Counterparts of this Agreement duly executed and delivered by the Borrower, the Agents and the Banks, of the Side Letter duly executed and delivered by the Borrower, the Parent, the Agents and the Banks, of the Guaranty duly executed and delivered by the Parent and of the First Amendment to Pledge Agreement of even date herewith duly executed and delivered by the Borrower.
     (l) For each Bank, a Revolving Loan Note payable to the account of each respective Bank in the amount of their respective Commitments.
     (m) For each Swing Line Lender, a Swing Line Note payable to the account of each respective Swing Line Lender in the amount of their respective Swing Line Commitments.
     (n) A certificate of the secretary or assistant secretary of the Borrower certifying that as of the Restatement Effective Date and after giving effect thereto and to the Loans made hereunder (i) there exists no Possible Default or Event of Default and (ii) all representations and warranties contained herein and in the Pledge Agreement (as the same may be amended by the

First Amendment to the Pledge Agreement of even date herewith) shall be true and correct in all material respects.
     (o) A certificate of the secretary or assistant secretary of the Parent certifying that as of the Restatement Effective Date and after giving effect thereto and to the Loans made hereunder (i) there exists no Possible Default or Event of Default and (ii) all representations and warranties contained herein and in the Guaranty shall be true and correct in all material respects.
     SECTION 6.02. OPINION OF COUNSEL FOR PARENT. The Borrower shall have delivered or caused to be delivered to the Agents and the Banks a favorable opinion of counsel for the Parent as to the due authorization, execution and delivery, and legality, validity, and enforceability of the Side Letter and the Guaranty and such other matters as the Agents and the Banks may request.
     SECTION 6.03. JUDGMENT, ORDERS. On the Restatement Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the consummation of the transactions contemplated by this Agreement.
     SECTION 6.04. LITIGATION. On the Restatement Effective Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any Related Writing or the transactions contemplated hereby or thereby or (b) which the Agents or the Banks shall determine could have a Material Adverse Effect.
     SECTION 6.05. NOTICE OF BORROWING. Prior to the making of each Loan, the Agent shall have received a Notice of Borrowing satisfying the requirements of Section 5.01 hereof.
     SECTION 6.06. OPINION OF COUNSEL FOR BORROWER. The Borrower shall have delivered or caused to be delivered to the Agents and the Banks a favorable opinion of counsel for the Borrower as to the due authorization, execution and delivery, and legality, validity and enforceability of this Agreement, the Notes, the Side Letter and the First Amendment to the Pledge Agreement of even date herewith and such other matters as the Agents and the Banks may request.
     SECTION 6.07. PAYMENT OF FEES. On the Restatement Effective Date, the Borrower shall have paid to the Agents and the Banks all costs, fees and expenses, and all other compensation contemplated by this Agreement (including, without limitation, legal fees and expenses) to the extent then due.
     SECTION 6.08. ADVERSE CHANGE, ETC. From October 31, 2010 to the Restatement Effective Date, nothing shall have occurred (and neither the Banks nor the Agents shall have become aware of any facts or conditions not previously known) which the Banks or the Agents shall determine has, or could reasonably be expected to have, a Material Adverse Effect.
     SECTION 6.09. EVIDENCE OF INSURANCE. The Borrower shall have delivered to the Agents and the Banks evidence of insurance complying with the provisions of Section 7.09 hereof.

     SECTION 6.10. OTHER. The Agent shall have reviewed and approved such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested (and shall have received fully executed copies of same, to the extent reasonably requested by Agent).
ARTICLE VII
AFFIRMATIVE COVENANTS
     Borrower covenants and agrees that on the Restatement Effective Date and thereafter, for so long as this Agreement remains in effect and until the Commitments and all Letters of Credit are terminated or cancelled or expire, no Notes are outstanding and the Loans, together with interest, fees and all other obligations incurred hereunder, are paid in full, the Borrower will perform and observe all of the following provisions, namely:
     SECTION 7.01. PAYMENT OF AMOUNTS DUE. The Borrower will make all payments of the principal of and interest on the Loans and the Notes, and any fee or other amount provided for hereunder, promptly as the same become due.
     SECTION 7.02. EXISTENCE, BUSINESS, ETC. The Borrower will cause to be done all things necessary to preserve and to keep in full force and effect its existence and rights and those of its Subsidiaries. The Borrower will, and will cause its Subsidiaries to, comply in all material respects with all federal, state and local laws and regulations now in effect or hereafter promulgated by any governmental authority having jurisdiction over it or them, as applicable.
     SECTION 7.03. MAINTENANCE OF PROPERTIES. The Borrower will, and will cause its Subsidiaries to, at all times maintain, preserve, protect and keep its properties used in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and, from time to time, make all needful and proper repairs, renewals, replacements, betterments, and improvements thereto, in all cases in which the failure so to do would cause a Material Adverse Effect and so that the business carried on in connection therewith may be properly conducted at all times.
     SECTION 7.04. PAYMENT OF TAXES, ETC. The Borrower will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon its properties, before the same shall become in default or penalties attach thereto, as well as all lawful claims for the same which have become due and payable which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, that the Borrower shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and there shall be set aside on its books such reserves with respect thereto as are required by GAAP. Except where the liability for the tax, assessment, charge, levy or claim is limited solely to the property on which assessed and is not subject to enforcement against the Borrower, the Borrower will in all events pay such tax, assessment, charge, levy or claim before the property subject thereto shall be sold to satisfy any Lien which has attached as security therefor.

     SECTION 7.05. FINANCIAL STATEMENTS; ETC. The Borrower will furnish or cause to be furnished to each Bank:
     (a) within forty-five (45) days (or fifty (50) days so long as the Parent shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each of the Borrower’s fiscal years, a Form 10-Q as filed with the Securities and Exchange Commission, an unaudited consolidated and consolidating balance sheet of the Parent as at the end of that period and an unaudited consolidated and consolidating statement of income of the Parent for the Parent’s current fiscal year to date, all prepared in form and detail in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, and certified by a Senior Officer of the Parent, together with a certificate of a Senior Officer of the Borrower (i) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Borrower in respect thereof, or if none, so stating, (ii) certifying that the representations and warranties of the Borrower set forth in Article IX hereof and in the Related Writings are true and correct in all material respects as of the date of such certificate except to the extent of changes resulting from transactions permitted by this Agreement, the Guaranty and each other Related Writing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), or, if not, all respects in which they are not and (iii) certifying whether there has been compliance by the Borrower with the covenants contained in Section 8.13 hereof (and providing calculations related to any exclusions of Net Operating Income as permitted by said Section 8.13);
     (b) within ninety (90) days (or ninety-five (95) days so long as the Parent shall not have reported an Event of Default under the Guaranty to the Securities and Exchange Commission during such fiscal period nor on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Borrower, an annual report on Form 10-K as filed by the Parent with the Securities and Exchange Commission, including the complete audited consolidated balance sheets and statements of income of the Parent for that year, certified by an independent public accountant satisfactory to the Banks, and an unaudited consolidating balance sheet and statement of income of the Parent for the current fiscal year, each in form and detail satisfactory to the Banks, and prepared in accordance with GAAP, consistently applied, or the Pro Rata Consolidation Method, as applicable, together with (i) a report of the independent certified public accountant, with an opinion that is not qualified as to the scope of the audit or as to the status of the Parent or the Borrower as a going concern, (ii) a certificate of a Senior Officer of the Borrower (X) specifying the nature and period of existence of each Event of Default and/or Possible Default, if any, and the action taken, being taken or proposed to be taken by the Borrower in respect thereof or, if none, so stating, and (Y) certifying that the representations and warranties of the Borrower set forth in Article IX hereof and in the Related Writings are true and correct in all material respects as of the date of such certificate except to the extent of changes resulting from transactions permitted by this Agreement, the Guaranty and each other Related Writing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), or, if not, all respects in which they are not, and (Z) certifying whether there has been compliance by the Borrower with the covenants contained in

Section 8.13 hereof (and providing calculations related to any exclusions of Net Operating Income as permitted by said Section 8.13);
     (c) within ninety (90) days after the end of each fiscal year of the Borrower and forthwith upon the Agent’s reasonable request, an operational budget of the Borrower in form and substance substantially the same as the operational budgets delivered by the Borrower to the Agent on or before the Restatement Effective Date;
     (d) forthwith upon the Agent’s or any Bank’s written request, such other information about the financial condition, properties and operations of the Borrower and its Subsidiaries, including, but not limited to, financial statements, management letters of accountants addressed to the Parent or the Borrower, rent rolls and other similar information for each Subsidiary of the Borrower, in each case as the Agent or such Bank may from time to time reasonably request;
     (e) within forty-five (45) days (or fifty (50) days so long as the Parent shall not have reported an Event of Default to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each of the first three (3) quarter-annual fiscal periods of each fiscal year of the Borrower and within ninety (90) days (or ninety-five (95) days so long as the Parent shall not have reported an Event of Default under the Guaranty to the Securities and Exchange Commission during such fiscal period or on its most recent filing with the Securities and Exchange Commission) after the end of each fiscal year of the Borrower, each of the following:
     (i) a report setting forth (w) the principal amounts of all Indebtedness originated or acquired by FCCC and/or FCL that is outstanding to non-affiliated third parties, (x) a statement of the aggregate notional amount of all Total Rate of Return Swaps on which FCCC and/or FCL is obligated as of the last day of such fiscal quarter, the aggregate amount of the cash risk to FCCC and/or FCL in respect of such Total Rate of Return Swaps as of the last day of such fiscal quarter and, if secured, the asset or assets securing such Total Rate of Return Swaps, (y) information, in sufficient detail, demonstrating whether there has been compliance by the Subsidiaries of the Borrower with the limitations set forth in Section 8.15 hereof with respect to the pledging of second assets permitted under such Section 8.15 to secure Permitted Debt and (z) information, in sufficient detail, demonstrating whether there has been compliance by FCCC and FCL with the limitations set forth in Section 8.15 hereof with respect to the pledging of additional collateral permitted by such Section 8.15; and
     (ii) an updated list of entities in which the Agent, for the benefit of itself and the Banks, has received a pledge of the equity interests and/or distribution interests by the Borrower as part of the Collateral (each a “Pledged Entity”) and such information with respect to each such Pledged Entity as is contemplated by Exhibit A to the Pledge Agreement, together with (x) information as to the type of ownership interest of each such Pledged Entity held by the Borrower and (y) an updated list of entities directly or indirectly owned by each such Pledged Entity which own (whether in fee or under a ground lease) real property (such directly or indirectly owned entities the “Property Owning Entities”) and the corresponding address or location and, if any, common name of such real property;

     (f) concurrently with furnishing any covenant compliance certification under Section 7.05(a) or (b) above, such schedules, details and explanations supporting the calculations contained in such certification as may be reasonably required by the Agent;
     (g) within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a calculation of the consolidated leverage of the Borrower as of the last day of such fiscal year, with such details and explanations as may be reasonably required by the Banks;
     (h) within five (5) Cleveland Banking Days of making any tender offer (whether public or private) for the retirement or redemption of the 2006 Puttable Senior Notes or the 2009 Puttable Senior Notes, notice of the terms of any such tender offer;
     (i) promptly following demand of the Agent following the occurrence and during the continuance of a Material Possible Default or an Event of Default, an updated list of Pledged Entities and such information with respect to each such Pledged Entity as is contemplated by Exhibit A to the Pledge Agreement, together with (x) information as to the percentage and type of ownership interest of each such Pledged Entity, (y) an updated list of Property Owning Entities and the corresponding address or location and, if any, common name of the applicable real property and (z) such information as the Agent may request with respect to any entity owned by a Pledged Entity which in turn owns any Property Owing Entity, including, without limitation, the percentage and type of ownership interest that each such Pledged Entity holds in such entity and that each such entity holds in any Property Owning Entity;
     (j) within five (5) Cleveland Banking Days of the end of each calendar month, a summary accounting of the uses of the Permitted Distributions made during the immediately preceding calendar month, such certification and summary accounting to otherwise be in form and substance reasonably satisfactory to the Agent; and
     (k) at least ten (10) days in advance of entering into any proposed amendment to or modification of any loan permitted by Section 8.06(b) hereof, which loan is secured by a Lien permitted by Section 8.05(e) hereof, a copy of such proposed amendment or modification, whether or not the Guarantor believes that the consent of the Agent is needed therefor pursuant to 8.05(e) hereof.
     SECTION 7.06. INSPECTION. The Borrower will, and will cause each Subsidiary to, permit its properties and records to be examined at all reasonable times and upon reasonable notice by the Agent and each of the Banks and discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and be advised as to the same by, their respective executive officers, partners or members (or those officers who report directly to any of them), all at such reasonable times and intervals as the Agent or any Bank may reasonably request.
     SECTION 7.07. ENVIRONMENTAL COMPLIANCE. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which the Borrower or any Subsidiary owns property, operates, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Borrower will furnish to the Banks promptly after receipt thereof a copy of any notice the Borrower or any Subsidiary may receive from any governmental authority, private person or entity or otherwise that any litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Borrower or such Subsidiary, any real property in which the Borrower or such Subsidiary holds any interest or any past or present operation of the Borrower or such Subsidiary. The Borrower will not, and will not knowingly allow any other Person to, store, release or dispose of hazardous waste, solid waste or other wastes on, under or to any real property in which the Borrower holds any direct or indirect interest or performs any of its operations, in violation of any Environmental Law. As used in this subsection “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise. The Borrower shall defend, indemnify and hold harmless the Banks against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of the Borrower or any Subsidiary with any Environmental Law provided that, so long as and to the extent that the Banks are not required to make any payment or suffer to exist any unsatisfied judgment, order or assessment against them, the Borrower may pursue rights of appeal to comply with such Environmental Laws. In any case of noncompliance with any Environmental Law by a Subsidiary, the Banks’ recourse for indemnity in respect of the matters provided for in this Section 7.07 shall be limited solely to the property of the Subsidiary holding title to the property involved in such noncompliance and such recovery shall not be a Lien, or a basis of a claim of Lien or levy of execution, against either the Borrower’s general assets or the general assets of any of its Subsidiaries.
     SECTION 7.08. ERISA. (a) At the request of any Bank, the Borrower will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notes delivered to the Banks pursuant to this Section 7.08, copies of any notices received by, or delivered to the Internal Revenue Service or any other governmental agency by, the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks no later than ten (10) days after the date such notice has been filed with the Internal Revenue Service or the PBGC or such notice has been received by the Borrower or such Subsidiary or such ERISA Affiliate, as applicable.
     (b) As soon as possible and, in any event, within ten (10) days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Banks a certificate of an authorized officer of the Borrower setting forth details as to the occurrence and such action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, any governmental agency, a Plan participant or the Plan administrator with respect thereto:
     (i) that a Reportable Event has occurred;
     (ii) that an accumulated funding deficiency has been incurred or any application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan;
     (iii) that a contribution required to be made to a Plan has not been timely made;
     (iv) that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA;
     (v) that a Plan has an Unfunded Current Liability giving rise to a Lien under ERISA or the Code;
     (vi) that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan;
     (vii) that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan;
     (viii) that the Borrower, any of its Subsidiaries or any ERISA Affiliate will or may incur any liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal (including a partial withdrawal) from a Plan under Section 4062, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975, or 4980 of the Code or Sections 409 or 502(i) or 501(1) of ERISA;
     (ix) that the Borrower, any of its Subsidiaries or any ERISA Affiliate may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA);
     (x) with respect to any Multiemployer Plan, the following: (a) the imposition on any of the Borrower, its Subsidiaries, or any ERISA Affiliates of a “withdrawal liability” (as defined in Section 4201 of ERISA), (b) a determination that such Multiemployer Plan is or is expected to be in reorganization (as defined in Section 4241 of ERISA), endangered, or critical status (under Section 305 of ERISA), in circumstances that could reasonably be expected to result in material liability to the Borrower, its Subsidiaries, or any ERISA Affiliate, (c) the termination of such Multiemployer Plan, (d) liability incurred or expected to be incurred by the Borrower, its Subsidiaries, or any ERISA Affiliates in connection with an event described in this subsection or the withdrawal by any of them from such Multiemployer Plan during a plan year;
     (xi) that a Plan has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
     (xii) that the Borrower, its Subsidiaries, or any ERISA Affiliate adopts or commences contributions to any Plan;

     (xiii) that the Borrower, its Subsidiaries, or any ERISA Affiliate adopts any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, its Subsidiaries, or any ERISA Affiliate; or
     (xiv) that any other event or condition may occur that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, other than a standard termination.
     SECTION 7.09. INSURANCE. The Borrower will and will cause each of its Subsidiaries to (a) keep itself and all of its insurable properties insured at all times to such extent, by such insurers, and against such hazards and liabilities as is generally and prudently done by like businesses, it being understood that the Parent, the Borrower and each Subsidiary has obtained a fidelity bond for each of its employees that handles funds, (b) give the Agent prompt written notice of each material reduction or adverse change in the Borrower’s or any Subsidiary’s insurance coverage and the details of such reduction or such change and (c) forthwith upon any Bank’s or the Agent’s written request, furnish to each Bank and the Agent such information about the Borrower’s or any Subsidiary’s insurance as any Bank or the Agent, as applicable, may from time to time reasonably request.
     SECTION 7.10. MONEY OBLIGATIONS. The Borrower will and will cause each Subsidiary to pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) and there shall be set aside on such Subsidiary’s books such reserves with respect thereto as are required by GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject, (b) all of its wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§206-207) or any comparable provisions, and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings diligently pursued) before such payment becomes overdue; except where the failure to make any such payment, either singly or in the aggregate, would not have a Material Adverse Effect and provided, that the Borrower shall promptly give written notice to the Agent of any such non-payments, which written notice the Agent will promptly deliver to each Bank.
     SECTION 7.11. RECORDS. The Borrower will and will cause each Subsidiary to (a) at all times maintain true and complete records and books of account, and without limiting the generality of the foregoing, maintain appropriate reserves for possible losses and liabilities, all in accordance with GAAP applied on a basis not inconsistent with its present accounting procedures, and (b) at all reasonable times and upon reasonable notice permit any Bank to examine the Borrower’s or any Subsidiary’s books and records and to make excerpts therefrom and transcripts thereof. The Banks shall use good faith efforts to coordinate any visits or inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower and its Subsidiaries.

     SECTION 7.12. FRANCHISES. The Borrower will and will cause each Subsidiary to preserve and maintain at all times its corporate existence, rights and franchises; provided, that this Section 7.12 shall not prohibit any merger, consolidation, dissolution or transfer permitted by Section 8.02 hereof.
     SECTION 7.13. NOTICE. The Borrower will cause its Chief Financial Officer, or in his or her absence another officer designated by such Chief Financial Officer, to promptly, and in any event within five (5) Cleveland Banking Days after any officer of the Borrower or any or its Subsidiaries obtains knowledge thereof, notify the Banks whenever:
     (a) any representation or warranty made in Article IX hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete (or, as to any representation or warranty that expressly relates to an earlier date, such representation or warranty may for any reason cease in any material respect to be true and complete as of such earlier date); and/or
     (b) (i) any Subsidiary shall be in default of any material (with respect to the Borrower) obligation for the payment of borrowed money or a Contingent Obligation or, to the knowledge of the Borrower, any material obligations in respect of taxes and/or Indebtedness for goods or services purchased by, or other contractual obligations of, such Subsidiary (it being understood and agreed that for purposes of this clause (i) a “material” obligation of such Subsidiary with respect to the Borrower shall include any non-recourse Indebtedness constituting in principal amount more than ten percent (10%) of the aggregate non-recourse Indebtedness of the Borrower and its Subsidiaries) and/or (ii) any Subsidiary shall not, to the knowledge of Borrower, be in compliance with any law, order, rule, judgment, ordinance, regulation, license, franchise, lease or other agreement that has or could reasonably be expected to have a Material Adverse Effect, and/or (iii) the Borrower and/or any Subsidiary shall have received notice, or have knowledge, of any actual, pending or threatened claim, notice, litigation, citation, proceeding, or demand relating to any matter(s) described in subsections (i) and (ii) of this Section 7.13(b); and/or
     (c) the Borrower shall be in default of any guarantee permitted by Section 8.07(b) hereof.
     SECTION 7.14. POST CLOSING ITEMS. The Borrower will promptly perform and complete to the satisfaction of the Agent each of the matters, if any, set forth on Schedule 7.14 attached hereto on or before the date set forth on said Schedule 7.14 for the performance and completion thereof.
     SECTION 7.15. FURTHER ASSURANCES; REPLACEMENT NOTES. (a) The Borrower agrees to execute and deliver to the Agent and/or the Banks any agreements, documents and instruments, including, without limitation, additional Notes as replacements or substitutions as may reasonably be required by the Agent and/or the Banks, and to take such other actions as reasonably requested by the Agent to effect the transactions contemplated hereby.

     (b) Upon the receipt by the Borrower of a lost note affidavit of an officer of a Bank as to the loss, theft, destruction or mutilation of its Note or any other security document that is not of public record together with an appropriate indemnity, upon the cancellation of any such Note or other security document, as applicable, the Borrower shall issue, in lieu thereof, a replacement Note or other security document, as applicable, in the same principal amount thereof and otherwise of like tenor.
     SECTION 7.16. NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within five (5) Cleveland Banking Days after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, the Borrower will deliver notice to the Banks of (a) the occurrence of any event which constitutes a Possible Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and (b) the commencement of, or written threat of, or any significant development in, any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect.
     SECTION 7.17. USE OF PROCEEDS. All proceeds of the Revolving Loans shall be used as provided in Section 2.04 hereof and all proceeds of the Swing Loans shall be used as provided in Section 2.07(e) hereof.
     SECTION 7.18. REPORTING ON FORM 8-K. Borrower shall, or shall cause Parent to, continue to report on each Form 8-K that is furnished by the Parent (or on its behalf) to the Securities and Exchange Commission those items necessary for Agent and the Banks to confirm compliance or non-compliance with the financial covenants set forth in this Agreement and the Guaranty and to identify and confirm the components thereof, including, without limitation, reporting items included in the calculation of Accumulated Depreciation (as defined in the Guaranty), Consolidated Shareholders’ Equity (as defined in the Guaranty), Nonrecourse Debt, Projects Under Development, Projects Under Construction, Total Land (as defined in the Guaranty) and Unrestricted Cash and Cash Equivalents of the Borrower, in a manner that is both timely and consistent with this Agreement.
ARTICLE VIII
NEGATIVE COVENANTS
     The Borrower covenants and agrees that as of the Restatement Effective Date, and thereafter for so long as this Agreement is in effect and until the Commitments and all Letters of Credit are terminated or cancelled or expire, no Notes are outstanding and the Loans, together with interest, fees and all other obligations incurred hereunder, are paid in full, the Borrower will observe all of the following provisions, namely:
     SECTION 8.01. PLAN. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate will suffer or permit any Plan to be amended if, as a result of such amendment, the Unfunded Current Liability under such Plan is increased so that the actuarial present value of the accumulated plan benefits under such Plan is less than sixty percent (60%) of the fair market value of the assets of such Plan, as determined in accordance with Section 412 of the Code, or results in any increase in liability that has a Material Adverse Effect.

     SECTION 8.02. COMBINATIONS. The Borrower will not dissolve or liquidate, and will not permit any Subsidiary to dissolve or liquidate, except in the ordinary course of business, in any event, and to the extent that no Material Adverse Effect is thereby suffered. The Borrower will not and will not permit any Subsidiary to be a party to any consolidation or merger; provided, that this Section 8.02 shall not apply to (i) any merger of a Subsidiary into the Borrower (with the Borrower being the surviving corporation) or into another Subsidiary, or (ii) any consolidation of a Subsidiary with another Subsidiary.
     SECTION 8.03. BULK TRANSFERS. The Borrower will not and will not permit a Subsidiary to be a party to any lease, sale or other transfer involving all or a substantial part of the assets of the Borrower and its Subsidiaries as a whole; provided, that this Section 8.03 shall not apply to (a) any transfer of assets by a Subsidiary to the Borrower or another Subsidiary, (b) the transfer of assets to a trustee (other than a trustee for the benefit of creditors) in connection with a building project involving such assets, or (c) any transfer effected in the normal course of business and on commercially reasonable terms.
     SECTION 8.04. BORROWINGS. The Borrower will not and will not permit any Subsidiary to create, assume or suffer to exist any unsecured or secured Indebtedness of any kind or any reimbursement obligation or other similar liabilities with respect to letters of credit issued for the Borrower’s or any Subsidiary’s account (other than non-recourse letters of credit or surety bonds issued as credit enhancement); provided, that this Section 8.04 shall not apply to the following (collectively, “Permitted Debt”):
     (a) any Loans obtained hereunder and Letters of Credit issued hereunder;
     (b) any (i) secured Indebtedness of the Borrower or of any Subsidiary created in the course of purchasing or developing real estate or financing construction or other improvements thereon or purchasing furniture, fixtures or other equipment therefor or any other related Indebtedness of the Borrower or of any Subsidiary or any refinancings thereof, provided, that neither the Borrower nor any Subsidiary (other than a Subsidiary (an “SPE”) whose sole assets consist of contiguous parcels of land which are being purchased or developed with such financing, the improvements, if any, thereon, furniture, fixtures and other equipment used in connection therewith, receivables arising from tenants in connection therewith and the proceeds of such receivables and other property directly obtained from the ownership of such assets) shall have any personal liability for such Indebtedness (except for Indebtedness permitted in Section 8.07(e) hereof), the creditors’ recourse being solely to the property being pledged as collateral for such Indebtedness and the income therefrom and (ii) unsecured recourse Indebtedness of an SPE (and only such SPE) created in the course of purchasing or developing real estate or financing construction or other improvements thereon or purchasing furniture, fixtures or other equipment therefor or any other related Indebtedness of such SPE (and only such SPE) or any refinancings thereof;
     (c) Indebtedness of the Borrower or of any Subsidiary (other than any SPE Subsidiary) under any Hedge Agreement relating to Indebtedness otherwise permitted under this Section 8.04, provided, that, any Hedge Agreement proposed to be entered into or guaranteed by the Borrower, FCCC or any other Subsidiary of the Borrower (other than a SPE Subsidiary), along with all Hedge Agreements entered into or guaranteed by the Parent, in each case with a

Person that is not a Bank, that results in a Measured Credit Risk for all such Hedge Agreements entered into with Persons other than a Bank, in excess of Thirty Three Million Five Hundred Thousand Dollars ($33,500,000), shall require the prior written consent of the Required Banks (such written consent to be delivered by each consenting Bank to the Agent not more than three (3) Cleveland Banking Days after the request for such consent has been delivered by the Borrower to the Agent, provided, that, each Bank that does not deliver such written consent within such three (3) Cleveland Banking Day period shall be deemed to have denied the request for such Hedge Agreement);
     (d) Indebtedness of any SPE Subsidiary under (i) Hedge Agreements or (ii) Total Rate of Return Swaps relating to Indebtedness otherwise permitted under this Section 8.04, in all cases under the foregoing clauses (i) and (ii), that are recourse solely to such SPE Subsidiary;
     (e) Indebtedness owed by a Subsidiary or the Borrower as permitted by Section 8.06(b) hereof;
     (f) any guarantee or indemnity permitted by Section 8.07 hereof to the extent such guarantee or indemnity constitutes Indebtedness;
     (g) Indebtedness of FCCC and FCL in favor of non-affiliated third parties, including, without limitation, Total Rate of Return Swaps, up to a maximum principal amount outstanding at any time of Two Hundred Million Dollars ($200,000,000) in the aggregate, to be used solely for the purposes of (i) originating loans to non-affiliated third parties (subject to the limitations set forth in Section 8.06(e) hereof) and Affiliates of FCCC and/or FCL, (ii) acquiring loans, promissory notes and bonds issued by non-affiliated third parties (subject to the limitations set forth in Section 8.06(e) hereof) and (iii) entering into Total Rate of Return Swaps;
     (h) Indebtedness of any Subsidiary of the Borrower incurred to pay the relevant seller the Consideration required in connection with a Multi-Asset Acquisition by such Subsidiary, so long as such Indebtedness (i) along with all other Consideration paid (and/or assumed) in connection with such Multi-Asset Acquisition (or series of related Multi-Asset Acquisitions), does not exceed Two Hundred Million Dollars ($200,000,000) in an aggregate principal amount outstanding at any time and (ii) along with the total Consideration paid (and/or assumed) by all Subsidiaries in connection with Multi-Asset Acquisitions, does not exceed Eight Hundred Million Dollars ($800,000,000) in an aggregate principal amount outstanding at any time;
     (i) Indebtedness assumed by a Subsidiary in connection with a Multi-Asset Acquisition, so long as such Indebtedness (i) existed at the time of such Multi-Asset Acquisition, (ii) was not incurred in contemplation of such Multi-Asset Acquisition, (iii) along with all other Consideration paid (and/or assumed) by such Subsidiary in connection with such Multi-Asset Acquisition (or series of Multi-Asset Acquisitions), does not exceed Two Hundred Million Dollars ($200,000,000) in an aggregate principal amount outstanding at any time and (iv) along with the total Consideration paid (and/or assumed) by all Subsidiaries in connection with Multi-Asset Acquisitions, does not exceed Eight Hundred Million Dollars ($800,000,000) in an aggregate principal amount outstanding at any time;

     (j) Indebtedness of the Borrower, up to a maximum principal amount outstanding at any time of Five Million Dollars ($5,000,000), which is incurred in the ordinary course of business; provided that all Indebtedness incurred under Section 9.10(o) of the Guaranty shall be included, without duplication, in calculating whether the dollar limitation contained in this clause (j) has been met; and
     (k) leases required to be capitalized under Financial Accounting Standards Board Standard No. 13 in the aggregate amount for the Borrower and its Subsidiaries of Eighteen Million Dollars ($18,000,000); provided that (i) the foregoing dollar limitation shall not apply to any such capitalized lease, the obligations of which are not recourse to the Parent or the Borrower or any of its Subsidiaries (other than Barclays Event Center, LLC, a Delaware limited liability company) and which relates solely to the Atlantic Yards Arena project located in Brooklyn, New York and (ii) all Indebtedness incurred under Section 9.10(e) of the Guaranty shall be included, without duplication, in calculating whether the dollar limitation contained in this clause (k) has been met.
     SECTION 8.05. LIENS. The Borrower will not and will not permit any Subsidiary to acquire any property subject to any inventory consignment, land contract or other title retention contract; other than the periodic sale by the Borrower or any Subsidiary of any mortgages held by the Borrower or such Subsidiary, sell or otherwise transfer any receivables, or suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by any mortgage, security interest, financing statement or Lien of any kind or nature or subject to any negative pledge (except (i) any negative pledge in effect on January 29, 2010 and on the Restatement Effective Date and (ii) any due on sale or transfer provisions entered into or which became binding upon the Borrower or any Subsidiary on or after January 29, 2010 and which remain in effect on the Restatement Effective Date, in the ordinary course of business, and which restrict “upper tier” sales and other transfers of interests in entities within the chain of ownership of any property owned by a Subsidiary of the Borrower) other than:
     (a) any Lien for a tax, assessment or governmental charge or levy so long as the payment thereof is not at the time required by Sections 7.04 and/or 7.10 hereof;
     (b) any Lien securing only its workers’ compensation, unemployment insurance and similar obligations;
     (c) any mechanic’s, carrier’s or similar common law or statutory Lien incurred in the normal course of business;
     (d) any transfer of a check or other medium of payment for deposit or collection through normal banking channels or any similar transaction in the normal course of business;
     (e) any mortgage, security interest or other Lien securing only Indebtedness permitted by Section 8.04(b) or 8.06(b) hereof; provided that the Agent shall have provided its prior written consent to any such transaction under Section 8.06(b) hereof and to any material modifications to the terms thereof;
     (f) any Lien permitted by Section 8.15 hereof;

     (g) any transfer of receivables without recourse;
     (h) any assignment of rents, profits and/or cash flows derived from particular real estate given as additional security to a mortgage or security interest on such real estate permitted by this Section 8.05, provided, that the mortgage or security interest encumbers only the real property in question;
     (i) any financing statement perfecting a security interest permitted by this Section 8.05;
     (j) easements, restrictions, minor title irregularities and similar matters having no adverse effect as a practical matter on the ownership or use of the Borrower’s or any Subsidiary’s real property;
     (k) any mortgage, security interest and Lien securing any Debt incurred to the Banks under this Agreement;
     (l) subject to Section 8.15 hereof, any Lien granted by FCCC or FCL to secure Indebtedness permitted by Section 8.04(g) hereof;
     (m) subject to Section 8.15 hereof, any Lien granted by a Subsidiary of the Borrower to secure Indebtedness of such Subsidiary permitted by Section 8.04(h) hereof, provided, that the Lien is limited solely to those assets being acquired with such Indebtedness;
     (n) any Lien on assets securing Indebtedness permitted under Section 8.04(i) hereof, provided, that any such Lien shall only secure the obligations that it secures on the date of the applicable Multi-Asset Acquisition and does not extend to any other property of any Subsidiary of the Borrower; and
     (o) any sale, assignment or other transfer by FCCC or FCL of all or any portion of the loans, bonds, promissory notes or other evidences of Indebtedness originated or acquired by FCCC or FCL, as applicable, in the ordinary course of its business.
     SECTION 8.06. LOANS RECEIVABLE. The Borrower will not and will not permit any Subsidiary to knowingly make or have outstanding at any time to any third party, any advance or loan of any kind other than:
     (a) any loan secured by mortgages on real estate, or a pledge of direct or indirect equity interests in a real estate owning entity, and not exceeding eighty percent (80%) of the value of the real estate as of the date the mortgage is incurred and as appraised by an experienced appraiser on or about such date;
     (b) any loan from the Borrower to any of its Subsidiaries or from a Subsidiary of the Borrower to another Subsidiary of the Borrower or from a Subsidiary to the Borrower; provided, that (i) such loans shall be made only in the ordinary course of business, (ii) any such loan from a Subsidiary to the Borrower shall be subordinated in all respects to the Borrower’s Debt to the Banks on such terms and conditions as may be satisfactory to the Banks, and (iii) other than in connection with a transaction that satisfies the requirements of Section 8.05(e) hereof or any loan permitted by this Section 8.06(b) to which the Agent shall have provided its prior written consent (including as to any material modifications to the terms thereof), Borrower shall not cause or permit any Subsidiary to take any action to enforce payment of any loan made by such Subsidiary to another Subsidiary or the Borrower without the prior written consent of the Required Banks;
     (c) any advance or loan made in the normal course of business of acquiring properties for, or selling or developing properties of, the Borrower or any Subsidiary;
     (d) any Permitted Non-Affiliate Loan, provided, that (i) such Permitted Non-Affiliate Loan is secured either by (A) a pledge of all or substantially all of the equity interests in the Non-Affiliated Entity that owns the Non-Affiliate Construction Project or (B) a first or second priority mortgage lien on the related Non-Affiliate Construction Project, and (ii) the aggregate outstanding principal amount of all such Permitted Non-Affiliate Loans shall not exceed Two Hundred Million Dollars ($200,000,000) at any time; and
     (e) any Indebtedness, whether secured or unsecured, issued by non-affiliated third parties to FCCC or FCL (or such other Subsidiary or Subsidiaries of the Borrower as the Agent may approve in writing in its reasonable discretion) as lender, up to a maximum principal amount outstanding at any time of Two Hundred Million Dollars ($200,000,000) in the aggregate. For purposes of calculating the maximum principal amount of such Indebtedness outstanding on the relevant date of calculation, the following Indebtedness that is outstanding on such date of calculation will not be included in such calculation: (i) any Indebtedness that FCCC or FCL (or any such other Subsidiary of the Borrower so approved in writing by the Agent) has assigned to non-affiliated third parties, (ii) any fully-funded, non-revolving Indebtedness that FCCC or FCL (or any such other Subsidiary of the Borrower so approved in writing by the Agent) has participated out to non-affiliated third parties, but only to the extent such Indebtedness has been insured by the Federal Housing Administration, Government National Mortgage Association or any other similar government-sponsored entity (or any successor to any such agency), and (iii) the aggregate principal amount of all loans made by FCCC or FCL (or any such other Subsidiary of the Borrower so approved in writing by the Agent) to non-affiliated third parties as permitted by Section 8.06(a) hereof.
     SECTION 8.07. GUARANTEES. The Borrower will not and will not permit any Subsidiary to pledge its credit or property in any manner for the payment or other performance of any Indebtedness, contract or other obligation of another (including, without limitation, the Indebtedness of the Parent under any of the Senior Notes), whether as guarantor (whether of payment or of collection), surety, co-maker, endorser or by agreeing conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind, or otherwise, except for:
     (a) endorsements of negotiable instruments for deposit or collection or similar transactions in the normal course of business;
     (b) any guarantee set forth on Schedule 9.22 attached hereto;

     (c) any indemnity or guarantee of a surety bond for the performance by a customer of the Borrower or any Subsidiary of such customer’s obligations under a land development contract;
     (d) any unsecured guarantee by the Borrower or any of its Subsidiaries of the equity investment or performance of a Subsidiary (other than any Indebtedness of such Subsidiary incurred for borrowed money) in connection with a real estate project solely in favor of a partner or a member, or a partnership or limited liability company in which such Subsidiary is a general partner or a member, as applicable, when the Borrower or such Subsidiary, as the case may be, deems it to be in its best interest not to be a partner, a member or have a direct interest in the partnership or the limited liability company, as applicable;
     (e) any guarantee or indemnity by the Borrower or any of its Subsidiaries for fraud, misappropriation, misapplication or environmental problems, or as are otherwise usual and customary for non-recourse carve-out guaranties given in commercial mortgage loan transactions entered into by the Borrower and/or its Subsidiaries, provided that such a guarantee or indemnity may be given by the Borrower or a Subsidiary, but not both (unless such Subsidiary is also the borrower in the particular commercial mortgage loan transaction), in connection with any particular commercial mortgage loan transaction;
     (f) any guarantee by the Borrower of an unsecured hedge agreement entered into by a Subsidiary and with a maturity date of not more than twelve (12) months following the date of such hedge agreement; and
     (g) subject to the limitations set forth in Section 8.04(c) hereof, any guarantee entered into by the Borrower or a Subsidiary of the Borrower in connection with a Hedge Agreement permitted under such Section 8.04(c).
     SECTION 8.08. AMENDMENT OF ARTICLES OF INCORPORATION AND/OR REGULATIONS; AMENDMENT OF SUBORDINATION AGREEMENTS. The Borrower will not amend, modify or supplement its articles of incorporation or its code of regulations in any material respect that would be detrimental to the performance by the Borrower of its obligations under this Agreement, the Notes or any other Related Writing to which it is a party or the rights of the Agents or the Banks under this Agreement, the Notes or any such other Related Writing. Neither the Borrower nor the Parent shall amend, supplement or otherwise modify any Subordination Agreement without the prior written consent of the Agent.
     SECTION 8.09. FISCAL YEAR. Except as required by law, or required in connection with a transaction permitted under Section 8.02 hereof, the Borrower will not change its fiscal year without the consent of the Banks, which consent shall not be unreasonably withheld.
     SECTION 8.10. REGULATION U. The Borrower will not, and will not permit its Subsidiaries to, directly or indirectly, (a) apply any part of the proceeds of any Loan to the purchasing or carrying of any “margin stock” or “margin security” within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder, (b) extend credit to others for the purpose of purchasing or carrying any such margin stock or margin security, or (c) retire Indebtedness which was incurred to purchase or carry any such margin stock or margin security.
     SECTION 8.11. NO PLEDGE. (a) The Borrower will not, and will not permit any of its Subsidiaries to, sell, assign, pledge or otherwise dispose of or encumber any of its or their partnership interests or other equity interests in any of its or their Subsidiaries, except as permitted under Section 8.02 or 8.03 hereof, and except that the Borrower and each Subsidiary shall be permitted to pledge its stock or other ownership interests in any of its or their Subsidiaries (x) to secure the Debt or (y) that is a single asset or special purpose entity (each, a “Pledged Subsidiary”) to secure the following:
     (i) additional or mezzanine Indebtedness incurred with respect to a project encumbered by a first mortgage at the time the additional or mezzanine Indebtedness is incurred, so long as such additional or mezzanine Indebtedness is permitted under Section 8.04 hereof; provided that the sum of the then existing Indebtedness with respect to such project plus such additional or mezzanine Indebtedness does not exceed eighty percent (80%) of the appraised value of the project as determined by an experienced appraiser at the time such additional or mezzanine Indebtedness is incurred;
     (ii) primary Indebtedness (or the refinancing thereof) incurred or assumed solely with respect to the acquisition of real property or for construction or redevelopment purposes, so long as such primary Indebtedness is permitted under Section 8.04 hereof, provided that such primary Indebtedness (or the refinancing thereof) does not exceed one hundred percent (100%) of the appraised value of the acquired property at the time of such financing or refinancing, as applicable; or
     (iii) any Indebtedness incurred under Section 8.06(b) hereof in connection with a transaction permitted under Section 8.05(e) hereof.
     (b) In addition to the foregoing, except to the extent permitted by Section 8.15(b)(i) hereof, (i) such pledges of stock or other ownership interests in a Pledged Subsidiary under Sections 8.11(a)(i) and (ii) may only be made to secure Indebtedness incurred with respect to a project owned or to be acquired by such Pledged Subsidiary and not to secure Indebtedness incurred with respect to a project owned or to be acquired by any other Subsidiary; (ii) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 8.11(a)(i) above may only secure the additional or mezzanine Indebtedness being incurred with respect to such project, (iii) such pledges of stock or other ownership interest in a Pledged Subsidiary given to secure Indebtedness described in Section 8.11(a)(ii) above may only secure the primary Indebtedness being incurred with respect to the acquisition of such real property or such construction or redevelopment purposes and (iv) such pledges of stock or other ownership interests in a Pledged Subsidiary given to secure Indebtedness described in Section 8.11(a)(iii) above may only secure the Indebtedness incurred under Section 8.06(b) hereof in connection with a transaction permitted under Section 8.05(e) hereof.
     (c) The Borrower will deliver to the Agents and the Banks an updated schedule in the form of Schedule 9.9 to the Guaranty listing all of the properties as to which a pledge of stock or other ownership interest has been provided to a lender in accordance with this Section 8.11, within forty-five (45) days after each Fiscal Quarterly Date.
     (d) Notwithstanding the foregoing, any Subsidiary of the Borrower may pledge any stock or other ownership interests it acquires in a Multi-Asset Acquisition to secure the Indebtedness permitted to be incurred by such Subsidiary under Sections 8.04(h) and (i) hereof, provided that such pledge is limited solely to the stock or other ownership interest being acquired and such pledge is limited to the obligations that it secures on the date of the applicable Multi-Asset Acquisition and does not extend to any other stock or ownership interest held by such Subsidiary or any other Subsidiary of the Borrower.
     SECTION 8.12. TRANSACTIONS WITH AFFILIATES. Except for loans permitted by Section 8.06 hereof, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate other than in the ordinary course of business and on terms and conditions substantially as favorable as would be obtainable by the Borrower or such Subsidiary, at the time, in a comparable arm’s-length transaction with a Person other than an Affiliate.
     SECTION 8.13. FINANCIAL COVENANTS.
     (a) Debt Service Coverage Ratio. The Borrower will not at any time permit the Debt Service Coverage Ratio to be less than (a) 1.35:1.00 on and after the Restatement Effective Date through and including January 31, 2013, (b) 1.40:1.00 on and after February 1, 2013 through and including January 31, 2014, and (c) 1.45:1.00 thereafter.
     For purposes of calculating the Debt Service Coverage Ratio, Net Operating Income for recently completed development or redevelopment properties and debt service on construction and interim loans, land loans, and other financings secured by such assets shall be excluded until the earlier of (a) ninety percent (90%) occupancy (based on a rentable square footage basis or, with respect to any residential property, based on the number of units for such property sold or occupied, as applicable) of the improvements related to such development property or financed with the proceeds of any such loan, and (b) twenty-four (24) months following the issuance of a certificate of occupancy with respect to such improvements, in either case so long as such debt service is covered by a funded and available loan reserve or a deposit in the form of Cash or a letter of credit with the applicable lender that is sufficient to cover applicable operating shortfalls and debt service payments. If such reserve or deposit is insufficient to cover such debt service or is unavailable, Net Operating Income and such debt service from the applicable assets and financings shall be included in the calculation of Debt Service Coverage Ratio until such time as such reserve or deposit is sufficient and available. The Borrower shall provide the Agent with a projection of the interest reserve or deposit necessary to cover debt service (from the applicable project loan budget), which shall be subject to the Agent’s reasonable review and approval.
     (b) Borrower Debt Yield. The Borrower will not at any time on or after January 31, 2013 permit the Borrower Debt Yield to be less than nine percent (9.0%).
     SECTION 8.14. RESTRICTIONS ON DISTRIBUTIONS, REDEMPTIONS. (a) If any Event of Default has occurred and is continuing, or if any Event of Default would occur as a result of a Distribution (as defined below), other than a Payment Default, the Borrower shall not directly or indirectly declare, make, or pay any Dividends in respect of its Capital Stock or set aside funds for any such purpose, or, notwithstanding any other provision of this Agreement to the contrary, make any loans or advances to the Parent (any such Dividends, set aside, loans, or advances are referred to herein as “Distributions”) in excess of the sum of the amounts (and only the amounts) sufficient to pay, when due, (i) all interest payments in respect of the Senior Notes, (ii) all taxes of the Parent and (iii) all customary corporate operating costs, such as regulatory fees, utilities and employee salaries (x) of the Parent, in an amount (with respect to Distributions made pursuant to this clause (iii)(x)) not to exceed Five Million Dollars ($5,000,000) annually in the aggregate and (y) of the Land Group, in an amount (with respect to Distributions made pursuant to this clause (iii)(y)) not to exceed Five Million Dollars ($5,000,000) annually in the aggregate (collectively, “Permitted Distributions”), it being understood and agreed that the foregoing baskets for Permitted Distributions shall be fully available (regardless of any Permitted Distributions previously made) following any written waiver of such Event of Default or written affirmative reinstatement of this Agreement to which the applicable Banks may consent in their sole and absolute discretion; provided, that any Permitted Distributions shall be applied by the Parent strictly to the permitted uses specified above in this Section 8.14(a) and, in connection with any Permitted Distributions made pursuant to clause (iii) of this Section 8.14(a) the Borrower shall provide Agent with the certification and summary accounting required by Section 7.05(j) hereof. The Borrower will not directly or indirectly purchase, acquire, redeem or retire any shares of its Capital Stock at any time outstanding or set aside funds for any such purpose.
     (b) In the event of and during the continuance of Payment Default, or if a Payment Default would occur as a result of a Distribution, the Borrower shall not directly or indirectly declare or pay any Distributions to the Parent.
     SECTION 8.15. CROSS COLLATERALIZATION AND CROSS DEFAULTS. (a) Except as permitted in this Section 8.15, the Borrower shall not and shall not permit any Subsidiary to:
     (i) cross-default or agree to cross-default any Permitted Debt to this Agreement or the Debt incurred hereunder;
     (ii) agree to any financial covenants based on the performance of the Borrower under any Permitted Debt (other than the Debt); or
     (iii) Cross-Collateralize, or agree to Cross-Collateralize Indebtedness.
     (b) Notwithstanding Section 8.15(a) above:
     (i) with respect to construction projects which are constructed in multiple phases and/or stabilized properties, the Borrower and any Subsidiary shall be permitted to cross-default and/or Cross-Collateralize any Permitted Debt with other Permitted Debt (other than, in each case, the Debt under this Agreement), but only if the phases to be Cross-Collateralized and/or cross-defaulted consist of a single identifiable project;

     (ii) under the construction loan agreement or any other relevant documents (other than a Completion Guaranty) relating to any Permitted Debt (other than the Debt), any Subsidiary (but not the Borrower) shall be permitted to cross-default or agree to cross-default such Permitted Debt with this Agreement or the Debt, provided that the construction lender shall not be permitted to call a default under its construction loan agreement or other relevant documents due to an Event of Default unless the Banks have provided a written notice of the Event of Default to the Borrower and all applicable cure periods have lapsed without the Event of Default being cured; provided, further, that the construction lender shall not, under any circumstances, be permitted to call upon its Completion Guaranty, if any, due to an Event of Default;
     (iii) with respect to Hedge Agreements and Total Rate of Return Swaps entered into by FCCC or FCL and permitted by this Agreement or the Guaranty, the related documentation may provide that an Event of Default will constitute an event of default under such Hedge Agreement or Total Rate of Return Swap, as applicable, provided that such Hedge Agreement or Total Rate of Return Swap, as applicable, also provides that the counterparty may not terminate or exercise any remedy under such Hedge Agreement or Total Rate of Return Swap, as applicable, on account of any Event of Default unless (1) the Banks have provided a written notice of such Event of Default to the Borrower, (2) all applicable cure periods have lapsed without such Event of Default being cured and (3) the Banks may accelerate the maturity of the Debt on the basis of such Event of Default;
     (iv) to the extent Permitted Debt of the Borrower or any of its Subsidiaries may be secured under Section 8.05 hereof, the Borrower may provide Cash or letters of credit as additional collateral to secure such Permitted Debt;
     (v) Cross-Collateralization that occurs as a result of Liens that may be incurred under Sections 8.05(m) and (n) hereof in connection with a Multi-Asset Acquisition shall be permitted;
     (vi) to the extent Permitted Debt of a Subsidiary may be secured under Section 8.05 hereof, any Subsidiary of the Borrower (other than FCCC or FCL) may provide a second asset (including, without limitation, Cash, letters of credit or unencumbered real property) to secure Permitted Debt of such Subsidiary or one other Subsidiary, so long as (A) the value of such second asset (excluding Cash and letters of credit) does not exceed Ten Million Dollars ($10,000,000) and (B) the aggregate value of all such second assets (excluding Cash and letters of credit) pledged by all Subsidiaries (other than FCCC or FCL) to secure Permitted Debt does not exceed Forty Million Dollars ($40,000,000);
     (vii) FCCC and FCL may Cross-Collateralize Indebtedness incurred under one or more Total Rate of Return Swaps with its own Indebtedness (but not Indebtedness of the other); and
     (viii) FCCC and FCL may provide Cash, letters of credit or mortgage loans made by FCCC or FCL to any Subsidiary of the Borrower (provided, that any such mortgage loan shall not exceed eighty percent (80%) of the value of the applicable mortgaged property, hereinafter referred to as “80% FCCC/FCL Loans”), as additional collateral to secure Permitted Debt owed by the Borrower or any of its Subsidiaries (other than FCCC or FCL), so long as (A) such Permitted Debt may be secured under Section 8.05 hereof, (B) the aggregate amount of all 80% FCCC/FCL Loans so provided by FCCC and FCL in any single transaction (or series of related transactions) does not exceed Twenty-Six Million Dollars ($26,000,000) and (C) as of any date of determination, the aggregate amount of all 80% FCCC/FCL Loans provided by FCCC and FCL in all such transactions outstanding at such date does not exceed One Hundred Twenty Million Dollars ($120,000,000) minus the aggregate value of all unencumbered real property pledged by all Subsidiaries (other than FCCC and FCL) under Section 8.15(b)(vi) hereof, as of such date.
     SECTION 8.16. [RESERVED].
     SECTION 8.17. CHANGES IN BUSINESS. The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Borrower and its Subsidiaries from that conducted on the Restatement Effective Date and, in the case of FCL, will not permit FCL to conduct any business other than business similar to that conducted by FCCC on the Restatement Effective Date.
     SECTION 8.18. ANTI-TERRORISM LAWS. Neither the Borrower nor any of its Subsidiaries shall be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or Agent from making any advances or extensions of credit to the Borrower or from otherwise conducting business with the Borrower.
     SECTION 8.19. MINIMUM LIQUIDITY. The Borrower shall at all times during the term of this Agreement maintain a minimum of Seventy-Five Million Dollars ($75,000,000) in available and undrawn Commitments (excluding the Reserved Commitment) and Unrestricted Cash and Cash Equivalents, as reported on Form 8-K that is furnished by the Parent (or on its behalf) to the Securities and Exchange Commission.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
     Subject only to such exceptions, if any, as may be fully disclosed on Schedule 9.00 attached hereto and furnished by the Borrower to each Bank prior to the execution and delivery hereof, the Borrower represents and warrants as follows:
     SECTION 9.01. EXISTENCE. The Borrower is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio and is duly qualified to transact business and is in good standing as a foreign corporation in all jurisdictions (other than jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter) where the nature of the property owned and business transacted by the Borrower render such qualification necessary. Each of the Borrower’s Subsidiaries is duly organized and existing in good standing in the jurisdiction of its incorporation or formation, except to the extent the failure of any such Subsidiary to be so organized or existing in good standing could not reasonably be expect to have a Material Adverse Effect. Each of the Borrower and each of its Subsidiaries has full power, authority, and legal right to own and operate its respective properties and to carry on the business in which it engages and intends to engage.
     SECTION 9.02. RIGHT TO ACT. No registration with or approval of any governmental agency of any kind is required for the due execution and delivery, or performance, or for the validity or enforceability of, this Agreement, any Note or the Pledge Agreement. The Borrower has legal power and right to execute and deliver this Agreement, each Note and the Pledge Agreement and to perform and observe the provisions of this Agreement, any Note and the Pledge Agreement and all such actions have been duly authorized by all necessary corporate action of the Borrower. By executing and delivering this Agreement, any Note and the Pledge Agreement and by performing and observing the provisions of this Agreement, any Note and the Pledge Agreement, the Borrower will not violate any existing provision of its Articles of Incorporation, Code of Regulations or any applicable law or judgment or violate or otherwise become in default under any existing contract, agreement, indenture or other obligation binding upon the Borrower. The officers executing and delivering this Agreement, the Notes and the Pledge Agreement on behalf of the Borrower have been duly authorized to do so.
     SECTION 9.03. BINDING EFFECT. Each of this Agreement, the Pledge Agreement and the Side Letter constitutes a valid and binding agreement of the Borrower, each of the Guaranty and the Side Letter constitutes a valid and binding agreement of the Parent, in each case enforceable in accordance with their respective terms, and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity. Each of this Agreement, the Notes, the Pledge Agreement and the Side Letter has been duly executed and delivered by Borrower and constitutes the valid, legal and binding obligation of Borrower.
     SECTION 9.04. LITIGATION. No litigation, investigation or proceeding is pending or being threatened against the Borrower, the Parent or any Subsidiary, the Collateral (or any portion thereof) or any Plan before any court or any administrative agency which might, if successful, be expected to have a Material Adverse Effect. The Internal Revenue Service has not alleged any default by the Borrower, the Parent or any Subsidiary in the payment of any tax or threatened to make any assessment in respect thereof.
     SECTION 9.05. EMPLOYEE RETIREMENT INCOME SECURITY ACT. (a) Each Plan established or maintained by the Borrower, any of its Subsidiaries, or any ERISA Affiliate, is in compliance in all material respects with all applicable requirements of ERISA and the requirements of the Code applicable to all Plans. No Reportable Event has occurred or is expected to occur which, alone or together with any other such event, might reasonably be expected to result, directly or indirectly, in any material liability of the Borrower, any of its Subsidiaries, or any ERISA Affiliate.

     (b) The Borrower, its Subsidiaries, and each ERISA Affiliate have made all contributions required to be made by them to each Plan as and when such contributions have become due, and no event requiring notice to the PBCG under Section 302(f)(4)(A) of ERISA or Section 430(k)(4)(A) of the Code has occurred and is continuing with respect to any Plan. Neither the Borrower, its Subsidiaries, nor any ERISA Affiliate has received any notification or has any other reason to expect that any Multiemployer Plan is in reorganization, has been terminated, is or is in endangered or critical status within the meaning of Title IV of ERISA, in circumstances that could reasonably be expected to result in material liability to the Borrower, its Subsidiaries, or any ERISA Affiliate.
     (c) No material Plan established, maintained or contributed to by the Borrower, any of its Subsidiaries or an ERISA Affiliate, which is subject to Part 3 of Subtitle B of Title I of ERISA, has an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the prior fiscal year, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of that Act applied, and no material liability to the PBGC, has been, or is expected by the Borrower, any of its Subsidiaries or an ERISA Affiliate to be, incurred with respect to any such Plan by the Borrower any of its Subsidiaries or an ERISA Affiliate.
     SECTION 9.06. ENVIRONMENTAL COMPLIANCE. To the actual knowledge of the Borrower, the Borrower and each Subsidiary are in compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which the Borrower or any Subsidiary owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise, for which failure to comply is likely to result in claims, penalties or fines in excess of Five Hundred Thousand Dollars ($500,000) for any single claim of noncompliance or Five Million Dollars ($5,000,000) in the aggregate for all such claims and occurrences. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or threatened against the Borrower or any Subsidiary, any real property in which the Borrower or any Subsidiary holds or has held an interest or any past or present operation of the Borrower or any Subsidiary. To the actual knowledge of the Borrower, no release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under, from, or to any real property in which the Borrower or any Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law that could reasonably be expected to result in claims of liability against the Borrower or any Subsidiary in excess of Five Hundred Thousand Dollars ($500,000) for any single claim or Five Million Dollars ($5,000,000) in the aggregate for all such claims. As used in this subsection, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise.
     SECTION 9.07. SOLVENCY; NO BANKRUPTCY FILING; NO FRAUDULENT INTENT. (a) The Borrower has received consideration which is at least the “reasonably equivalent value” of the obligations and liabilities that the Borrower has incurred to the Banks and such consideration constitutes “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law). The

Borrower is not insolvent as defined in any applicable state or federal statute, nor will the Borrower be rendered insolvent by the execution and delivery of this Agreement or any Note to the Banks or by the incurrence of any obligation hereunder or thereunder. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to the Banks incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.
     (b) Neither the Borrower nor the Parent is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or for the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it.
     (c) Neither the execution and delivery of this Agreement, the Notes or any other Related Writing nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, the Parent or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
     SECTION 9.08. FINANCIAL STATEMENTS. The annual financial statements of the Borrower prepared as of January 31, 2010 and the quarterly financial statements of the Borrower prepared as of October 31, 2010, in each case certified by the Borrower’s Chief Financial Officer and heretofore furnished to each Bank, are true and complete, have been prepared in accordance with GAAP applied on a basis consistent with those used by the Borrower during its immediately preceding full fiscal year and fairly present its financial condition as of those dates and the results of its operations for the periods set forth therein. Since October 31, 2010, there has been no change in the Borrower’s financial condition, properties or business or in the financial condition, properties or business of any Subsidiary, in each case that has had or could reasonably be expected to have a Material Adverse Effect.
     SECTION 9.09. DEFAULTS. No Event of Default or Possible Default exists, nor will any begin to exist immediately after the execution and delivery hereof.
     SECTION 9.10. OPERATIONS. The Borrower and its Subsidiaries have obtained and continue to possess all permits, licenses and authorizations the absence of which would materially and adversely affect the Borrower’s or a Subsidiary’s ability to carry on its business in the ordinary course.
     SECTION 9.11. TITLE TO PROPERTIES; PATENTS, TRADEMARKS, ETC. The Borrower and its Subsidiaries have good and marketable title to all of their properties and assets, including, without limitation, the properties and assets reflected in the financial statements referred to in Section 9.08 hereof (excepting, however, inventory and other immaterial assets, in each case sold or otherwise disposed of in the ordinary course of business subsequent to the date of such financial statements). There are no Liens of any nature whatsoever on any of the properties or assets of the Borrower and its Subsidiaries other than such as are permitted under Section 8.05 hereof. The Borrower and its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, and licenses and rights with respect to the foregoing necessary for the conduct of their respective businesses as now conducted, without any known conflict with the valid rights of others which would be inconsistent with the conduct of its business substantially as now conducted and as currently proposed to be conducted.
     SECTION 9.12. COMPLIANCE WITH OTHER INSTRUMENTS. The Borrower and, to the best of the Borrower’s knowledge, each Subsidiary is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any evidence of Indebtedness or Contingent Obligations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms and provisions hereof will violate the provisions of any applicable law or of any applicable order or regulation of any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries, or will conflict with any of the organizational documents of the Borrower or any material permit, license or authorization, or will conflict with or result in a breach of any of the terms, conditions or provisions of any restriction or of any agreement or instrument to which the Borrower is now a party, or will constitute a default thereunder, or will result in the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries.
     SECTION 9.13. MATERIAL RESTRICTIONS. Neither the Borrower, nor the Parent nor any of their respective Subsidiaries is a party to any agreement or other instrument or subject to any other restriction which would have a Material Adverse Effect.
     SECTION 9.14. CORRECTNESS OF DATA FURNISHED. This Agreement and all schedules and exhibits attached hereto and all Related Writings do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading. The written information, reports and other papers and data with respect to the Parent, the Borrower, any Subsidiary or the Collateral furnished to the Agents or the Banks in connection with this Agreement or the obtaining of the Commitments of the Banks hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any legal conclusions or analysis provided by the Borrower’s or the Parent’s counsel (although the Borrower and the Parent have no reason to believe that the Agent and the Banks may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).
     SECTION 9.15. TAXES. Each of the Borrower, the Parent and each of their respective Subsidiaries has (a) timely filed all returns required to be filed by it with respect to all taxes, (b) paid all taxes shown to have become due pursuant to such returns, and (c) paid all other taxes for which a notice of assessment or demand for payment has been received other than taxes that the Borrower, the Parent or such Subsidiary is contesting in good faith with appropriate proceedings and as to which there shall have been set aside on the Borrower’s, the Parent’s or such Subsidiary’s books such reserves with respect thereto as are required by GAAP. All tax returns have been prepared in accordance with all applicable laws and requirements and accurately reflect in all material respects the taxable income (or other measure of tax) of the Borrower, the Parent or such Subsidiary filing the same. The accruals for taxes contained in the financial statements referred to in Section 9.08 hereof are adequate under GAAP to cover all liabilities for taxes for all periods ending on or before the date of such financial statements and include adequate provision for all deferred taxes (including deferred federal taxes), and nothing has occurred subsequent to that date to make any of such accruals inadequate. All taxes for periods beginning after the date of this Agreement through and including the Restatement Effective Date have been paid or are adequately reserved against on the books of the Borrower or the Parent, as applicable. Each of the Borrower, the Parent and each of their respective Subsidiaries has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be included on such returns or reports. There are no proposed assessments of taxes against the Borrower, the Parent or any of their respective Subsidiaries nor proposed adjustments to any tax return filed that, individually or in the aggregate, would have a Material Adverse Effect.
     SECTION 9.16. COMPLIANCE WITH LAWS. The Borrower and, to the best of the Borrower’s knowledge, the Parent and each of their respective Subsidiaries is in compliance in all material respects with all material laws, rules, regulations, court orders and decrees, and orders of any governmental agency which are applicable to the Borrower, the Parent or their respective Subsidiaries or to their respective properties.
     SECTION 9.17. REGULATION U, ETC. The Borrower does not own, nor does it have any present intention of acquiring, any “margin stock” or “margin security” as such terms are used in Regulation T, U or X (12 CFR Part 221) of the Board of Governors of the Federal Reserve System. Neither the proceeds of the Loans, nor any Letter of Credit, will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness or other liability which was originally incurred to purchase or carry, any such margin stock or margin security or for any other purpose which might cause the transactions contemplated hereby to be considered a “purpose credit” within the meaning of said Regulation U, or which might cause this Agreement to violate said Regulation U, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act. Upon request, the Borrower will promptly furnish the Agent with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.
     SECTION 9.18. SUBSIDIARIES; ORGANIZATIONAL STRUCTURE. Schedule 9.18 attached hereto sets forth, as of the date hereof, all of the direct Subsidiaries of the Borrower, the form and jurisdiction of organization of each such Subsidiary, and the Borrower’s ownership interests therein.
     SECTION 9.19. SECURITIES ACT, ETC. Neither the registration of any security under the Securities Act of 1933, as amended, or any other federal, state or local securities laws, nor the qualification of this Agreement, the Notes, the Pledge Agreement and/or the Guaranty under the Trust Indenture Act of 1939, as amended, is required in connection with the Loans or the issuance and delivery of the Notes pursuant hereto.

     SECTION 9.20. INVESTMENT COMPANY ACT. The Borrower is not, nor immediately after the application by the Borrower of the proceeds of each Loan or the issuance of any Letter of Credit will the Borrower be, an “investment company” or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
     SECTION 9.21. INDEBTEDNESS OF SUBSIDIARIES. No Subsidiary has any Indebtedness other than (a) on terms that limit recourse for the payment thereof to the real property or other assets of the Subsidiary securing such Indebtedness, provided that the assets securing such Indebtedness were acquired or developed with the proceeds of such Indebtedness, (b) such Indebtedness that is owed by a SPE Subsidiary, or (c) Indebtedness permitted under Section 8.04, 8.06 or 8.07 hereof.
     SECTION 9.22. GUARANTIES. (a) All outstanding guaranties, including, but not limited to Completion Guaranties, issued by the Parent and the maximum amounts guaranteed pursuant to each such guaranty are set forth on Schedule 9.22 attached hereto or in a certificate signed by a Senior Officer of the Parent and provided to the Agent on the Restatement Effective Date.
     (b) With respect to each Completion Guaranty set forth on Schedule 9.22 attached hereto or in the certificate referred to in Section 9.22(a), the Parent has received a budget for the relevant construction project and any interest reserve provided in connection therewith is available to the construction lender only through project completion and not through stabilization of the project.
     SECTION 9.23. INDEBTEDNESS. Schedule 9.23 attached hereto sets forth a complete and accurate list of all Indebtedness, of each of the Parent and the Borrower (other than the Loans and intercompany Indebtedness), not otherwise disclosed on the most recent financial statements delivered by the Borrower to the Banks or by the Parent to the Banks, as applicable. All intercompany Indebtedness of the Parent and the Borrower is subordinated in all respects to the Borrower’s Debt to the Banks.
     SECTION 9.24. ANTI-TERRORISM LAW COMPLIANCE. Neither the Borrower nor any of its Subsidiaries is in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of any Persons specified therein or that prohibits or limits any Bank or Agent from making any advances or extensions of credit to the Borrower or from otherwise conducting business with the Borrower. In addition, the Borrower hereby agrees to provide to the Banks any additional information that a Bank reasonably deems necessary from time to time in order to ensure compliance with all laws concerning money laundering and similar activities.

ARTICLE X
EVENTS OF DEFAULT
     Each of the following shall constitute an event of default (each an “Event of Default”):
     SECTION 10.01. PAYMENTS. If all or any installment of the principal of, or interest on, any Note, or any fee provided hereunder shall not be paid in full punctually when due and payable.
     SECTION 10.02. COVENANTS. (a) If the Borrower shall fail or omit to perform or observe any agreement or other provision contained or referred to in Section 7.13(a), 7.16(a) or 7.17 or Article 8 hereof (other than Section 8.18 hereof to the extent the proviso in Section 10.02(b) hereof does not eliminate the notice and cure period provided therein); or
     (b) If the Borrower shall fail or omit to perform or observe any agreement or other provision (other than those specifically referred to in Section 10.01 or 10.02(a) hereof) contained or referred to in this Agreement or any Related Writing (other than the Pledge Agreement) that is on the Borrower’s part to be complied with, and the Borrower shall not have corrected such failure or omission within thirty (30) days (or, in the case of any failure or omission to perform or observe any provision of Section 7.15 hereof, ten (10) days) after the giving of written notice thereof to the Borrower by the Agent that the specified default is to be remedied; provided that the thirty (30) day notice and cure period shall only apply to any failure or omission to perform under Section 8.18 hereof to the extent it is possible for the Borrower to correct any such failure or omission.
     SECTION 10.03. REPRESENTATIONS AND WARRANTIES. If any representation, warranty or statement made or deemed made in or pursuant to this Agreement or any Related Writing or any other material information furnished by the Borrower to the Agents, the Banks or any thereof or any other holder of any Note, shall be false or erroneous in any material respect when made or deemed made.
     SECTION 10.04. CROSS DEFAULT. If the Borrower and/or any Subsidiary defaults (a) in any payment of principal or interest due and owing upon any Indebtedness (other than the Debt) in excess of Five Million Dollars ($5,000,000) (whether due and owing by scheduled maturity, required prepayment, acceleration, demand or otherwise), (b) in the case of the Borrower, in the payment or performance of any obligation permitted to be outstanding or incurred pursuant to Section 8.04 or 8.05, 8.06(b), or 8.07 hereof in excess of Five Million Dollars ($5,000,000), beyond any period of grace provided with respect thereto or (c) in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default under this clause (c) is to accelerate the maturity of the related Indebtedness or to permit the holder thereof to cause such Indebtedness to become due, or to cause the same to be repurchased or redeemed, prior to its stated maturity or to foreclose on any Lien on property of the Borrower securing the same, except that defaults in payment or performance of non-recourse obligations of the Borrower or any Subsidiary shall not constitute Events of Default under this Section 10.04 unless such defaults, individually or in the aggregate, (x) have a Material Adverse Effect or (y) involve non-

recourse Indebtedness in principal amount in excess of twenty percent (20%) of all non-recourse Indebtedness of the Borrower and its Subsidiaries.
     SECTION 10.05. TERMINATION OF PLAN OR UNFUNDED PLAN. If (a) any Reportable Event occurs and the Banks, in their sole determination, deem such Reportable Event to constitute grounds (i) for the termination of any Plan by the PBGC or (ii) for the appointment by the appropriate United States district court or other governmental agency of a trustee to administer any Plan and such Reportable Event shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after the giving of written notice of such determination to the Borrower by the Banks, or (b) any Plan shall be terminated within the meaning of Title IV of ERISA, or (c) a trustee shall be appointed by the appropriate United States district court or other governmental agency to administer any Plan, or (d) the PBGC or other governmental agency shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or (e) any failure by the Borrower, any of its Subsidiaries, or an ERISA Affiliate to make a required material contribution or other payment under Section 303(k)(1) of ERISA or Section 412(n)(1) of the Code has resulted in a determination of a liability under Section 303(k)(3) of ERISA or Section 412(n)(3) of the Code and such failure shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after the giving of written notice of such determination to the Borrower by the Banks, or (f) the aggregate Unfunded Current Liabilities with respect to all Plans has a Material Adverse Effect, and the same shall not have been fully corrected or remedied to the full satisfaction of the Banks within thirty (30) days after the giving of written notice of such determination to the Borrower by the Banks, or (g) the aggregate annual contributions and other payments required to be made by the Borrower, any of its Subsidiaries, or an ERISA Affiliate to any Plan as a result of any partial or complete withdrawal liability (as defined in Section 4201 of ERISA) or the reorganization or termination of any Plan that is a Multiemployer Plan has or can reasonably be expected to have a Material Adverse Effect.
     SECTION 10.06. DOMESTIC SUBSIDIARY SOLVENCY. If (a) any Domestic Subsidiary shall (i) generally not pay its debts as such debts become due, or (ii) make a general assignment for the benefit of creditors, or (iii) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of itself or all or a substantial part of its assets, or (iv) be adjudicated a debtor or have entered against it an order for relief under the Bankruptcy Code, whether in a voluntary or involuntary case or proceeding, or (v) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (vi) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of itself or of all or a substantial part of its assets, or (vii) take or omit to take any other action in order thereby to effect any of the foregoing, or (viii) fail to pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or its income, profits, or properties, and/or all lawful claims for labor, materials and supplies, which, if unpaid, might become a lien or charge against such properties, in all cases before the same shall become in default, or (ix) fail to comply with any and all Environmental Laws applicable to such Domestic Subsidiary, its properties or activities, or (x) fail to observe, perform or fulfill any of its obligations, covenants or conditions contained in any evidence of Indebtedness or Contingent Obligations or other contract, decree, order, judgment, or instrument to which such Domestic Subsidiary is a party or by which it or its assets are bound, and (b) any such event or events described in (a) above shall in the reasonable judgment of the Banks have a Material Adverse Effect.
     SECTION 10.07. BORROWER’S SOLVENCY. If the Borrower shall (a) discontinue business, or (b) generally not pay its debts as such debts become due, or (c) make a general assignment for the benefit of creditors, or (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (e) be adjudicated a debtor or have entered against it an order for relief under the Bankruptcy Code, whether in a voluntary or involuntary case or proceeding, or (f) file a voluntary petition under any chapter or provision of the Bankruptcy Code or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court or governmental commission of competent jurisdiction, which assumes custody or control of the Borrower, approves a petition seeking reorganization of the Borrower or any other judicial modification of the rights of its creditors, or appoints a receiver, custodian, trustee, interim trustee or liquidator for the Borrower or of all or a substantial part of its assets, or (h) take or omit to take any action in order thereby to effect any of the foregoing.
     SECTION 10.08. CHANGE OF OWNERSHIP; CHANGE OF MANAGEMENT EVENT. If a Change of Ownership Event or a Change of Management Event shall occur.
     SECTION 10.09. JUDGMENTS. If one or more judgments or decrees shall be entered against the Borrower or the Parent involving a liability (not paid or fully covered by a reputable and solvent insurance company) in excess of Ten Million Dollars ($10,000,000) for all such judgments or decrees and any such judgments or decrees shall not have been vacated, paid, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof.
     SECTION 10.10. DEFAULT UNDER GUARANTY. If an Event of Default (as defined in the Guaranty) has occurred and is continuing or the Guaranty shall for any reason cease to be valid and binding against the Parent or the Parent shall so state in writing.
     SECTION 10.11. DEFAULT UNDER SUBORDINATION AGREEMENT. If the Parent defaults in the performance of any agreement, covenant, term or condition in any Subordination Agreement (which default shall only be an Event of Default when the Agent provides written notice of such default to the Parent and/or the Borrower).
     SECTION 10.12. DEFAULT UNDER PLEDGE AGREEMENT. If an Event of Default (as defined in the Pledge Agreement) has occurred and is continuing.

ARTICLE XI
REMEDIES UPON DEFAULT
     Notwithstanding any contrary provision or inference herein or elsewhere, the Banks may take any or all of the following actions if any Event of Default occurs and is continuing:
     SECTION 11.01. OPTIONAL DEFAULTS. If any Event of Default referred to in Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06, 10.07 (a), (b), (c) or (d) or (h) (solely as such clause (h) relates to Section 10.07(a), (b), (c) or (d)), 10.08, 10.09, 10.10 (other than an Event of Default (as defined in the Guaranty) under Section 10(g) or 10(h) of the Guaranty), 10.11 and/or 10.12 hereof shall occur, the Required Banks shall have the right in their discretion, by directing the Agent, on behalf of the Banks, to give written notice to the Borrower, and to
     (a) terminate the Commitments and the credits hereby established and any Letter of Credit which may be terminated in accordance with its terms, in each case, if not theretofore terminated, and forthwith upon such election the obligations of the Banks, and each thereof, to make any further Loan or Loans and/or issue further Letters of Credit immediately shall be terminated, and/or
     (b) accelerate the maturity of all of Borrower’s Debt to the Banks (if it is not already due and payable), whereupon all of Borrower’s Debt to the Banks shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.
     SECTION 11.02. AUTOMATIC DEFAULTS. If any Event of Default referred to in Section 10.07(e), (f), (g) or (h) (solely as such clause (h) relates to Section 10.07(e), (f) or (g)) and/or 10.10 (with regard to an Event of Default (as defined in the Guaranty) under Section 10(g) or 10(h) of the Guaranty) hereof shall occur,
     (a) all of the Commitments and the credits hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further Loan or Loans and/or issue further Letters of Credit, and
     (b) the principal of and interest on all Notes then outstanding, and all of Borrower’s Debt to the Banks shall thereupon become and thereafter be immediately due and payable in full (if it is not already due and payable), all without any presentment, demand or notice of any kind, all of which are hereby waived by the Borrower.
     SECTION 11.03. REMEDIES RELATING TO LETTERS OF CREDIT. In the event the Commitments are terminated and/or the Debt is accelerated pursuant to Section 5.07, 11.01 or 11.02 hereof, the Borrower shall immediately deposit with the Agent an amount of Cash equal to the then aggregate amount of the stated amounts of all Letters of Credit outstanding hereunder as security for reimbursement of any drawings made on any such Letters of Credit and as collateral for repayment of the Debt or any part thereof.
     SECTION 11.04. OFFSETS. If there shall occur or exist any Possible Default under Section 10.07 hereof or if the maturity of the Notes is accelerated pursuant to Section 11.01 or 11.02 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 12.12 hereof) and any obligations of the Parent owing to such Bank under the Guaranty, whether or not the same shall then have matured, any and all deposit balances (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held), all other Indebtedness then held or owing by that Bank to or for the credit or account of the Borrower or the Parent and any securities or other property of the Borrower or the Parent in the possession of such Bank, all without notice to or demand upon the Borrower, the Parent or any other Person but with the prior written approval of the Agent, all such notices and demands being hereby expressly waived by the Borrower.
     SECTION 11.05. APPLICATION OF PAYMENTS. Notwithstanding any other provision of this Agreement, upon the occurrence and during the continuance of an Event of Default, the Borrower waives any right it may have to direct the application of any and all payments received by the Agent or the Banks on account of the Debt and the Borrower agrees that each of the Agent and each Bank shall have the right, in its sole and absolute discretion, to apply and re-apply any and all such payments in such manner as the Agent or such Bank may deem advisable, subject to the Pro rata sharing of any such payments among the Banks.
ARTICLE XII
THE AGENT
     SECTION 12.01. APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably designates and appoints KeyBank National Association as the Agent of such Bank to act as specified in this Agreement and each such Bank hereby irrevocably authorizes KeyBank National Association to take such action as the Agent on its behalf and to exercise such powers and perform such duties hereunder as are expressly delegated to the Agent by the terms of this Agreement or any Related Writing, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such upon the express conditions contained in this Article XII. Notwithstanding any provision to the contrary elsewhere in this Agreement or any Related Writing, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement or any Related Writing, or any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into, created by or arise under this Agreement or any Related Writing or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Related Writings with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Subject to the provisions of Sections 12.03 and 12.11 hereof, the Agent shall administer the Loans in the same manner as it administers its own loans. The provisions of this Article XII are solely for the benefit of the Agent and the Banks, and neither the Borrower, the Parent nor any of their respective Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and the Agent does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower, the Parent or their respective Subsidiaries.

     SECTION 12.02. DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement, the Notes or any other Related Writing by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction.
     SECTION 12.03. LIABILITY OF AGENT. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any waiver, consent or approval given or any action lawfully taken or omitted to be taken by such Person under or in connection with this Agreement, the Notes or the other Related Writings or the transactions contemplated hereby or thereby (except for its or such Person’s own gross negligence or willful misconduct, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Banks or any participant for any recitals, statements, representations or warranties made by the Borrower, the Parent, or any of their respective Subsidiaries or any of their responsible officers, contained in this Agreement or any Related Writing, or for any failure of the Borrower, the Parent or any of their respective Subsidiaries or any of their respective officers, or any other party to this Agreement or any Related Writing to perform its obligations hereunder or thereunder, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Related Writing or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security. Each Bank by its signature to this Agreement acknowledges and agrees that the Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition or any other condition of Borrower, the Parent or any Subsidiary or the value of the Collateral or any other assets of the Borrower, the Parent or any of their respective Subsidiaries, or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank. Each Bank acknowledges that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of Borrower, the Parent and any Subsidiary in connection with the extension of credit hereunder, and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans or at any time or times thereafter. The Agent shall not be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Related Writing or to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Parent or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete, or to inspect the properties, books or records of the Parent, the Borrower, any of their Subsidiaries or any Affiliate of any of them. Agent’s Special Counsel has only represented Agent and KeyBank National Association in connection with this Agreement, the Notes and the other Related Writings and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank National Association. Each Bank has been independently represented by separate counsel on all matters regarding this Agreement, the Notes and the other Related Writings and the granting and perfecting of liens in the Collateral.
     SECTION 12.04. RELIANCE BY AGENT. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, signature, notice, consent, certificate, affidavit, letter, cablegram, facsimile transmission, telex or teletype message, electronic mail message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or the Parent), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or the Notes or any Related Writing unless it shall first receive such advice or concurrence of the Majority Banks, the Required Banks, the Super Majority Banks or all of the Banks, as applicable, and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense (other than any liability or expense resulting from its gross negligence or willful misconduct to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes or the other Related Writings in accordance with a request or consent of the Majority Banks, the Required Banks, the Super Majority Banks or all of the Banks, as applicable, and such request and any action or failure to act pursuant thereto shall be binding upon all the Banks.
     (b) For purposes of determining compliance with the conditions specified in Article VI hereof, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Agent shall have received written notice from such Bank prior to the Restatement Effective Date specifying its objection thereto.
     SECTION 12.05. RESIGNATION OR REMOVAL OF THE AGENT; SUCCESSOR AGENT. The Agent may resign upon twenty (20) days’ notice to the Banks or the Agent may be removed by the vote of the Required Banks (excluding the Bank serving as the Agent) in the event of the Agent’s willful misconduct or gross negligence. Any such resignation or removal may at the Agent’s option also constitute the Agent’s resignation as an Issuing Bank and a Swing Line Lender. Upon such resignation or removal of the Agent, the Required Banks shall appoint from among the Banks a successor Agent for the Banks and, if applicable, Issuing Bank and Swing Line Lender subject to prior approval of the Borrower so long as no Possible Default or Event of Default then exists (such approval not to be unreasonably withheld or delayed), whereupon such successor shall succeed to the rights, powers and duties of the Agent and, if applicable, Issuing Bank and Swing Line Lender, and the term “Agent” and, if applicable, “Issuing Bank” and “Swing Line Lender” shall include such successor effective upon its appointment, and the resigning or removed Agent’s and, if applicable, Issuing Bank’s and Swing Line Lender’s rights, powers and duties as the Agent and, if applicable, Issuing Bank and Swing Line Lender shall be terminated, without any other or further act or deed on the part of the former Agent, Issuing Bank or Swing Line Lender, as the case may be, or any of the parties to this Agreement. After the resignation or removal of the Agent hereunder, the provisions of this

Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. In the event no successor agent has been appointed by the end of such twenty (20) day period in the case of a resignation or upon the removal of the Agent and, if applicable, Issuing Bank and Swing Line Lender, the resignation or removal of the Agent and, if applicable, Issuing Bank and Swing Line Lender shall become effective and the Required Banks shall perform the duties of the Agent until a successor agent is appointed.
     SECTION 12.06. NOTE HOLDERS. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes unless and until written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
     SECTION 12.07. CONSULTATION WITH COUNSEL. (a) The Agent may consult with legal counsel reasonably selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.
     (b) Should the Agent (i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to this Agreement, the Notes or any of the other Related Writings, or (ii) commence any proceeding or in any way seek to enforce its and the Banks’ rights or remedies under this Agreement, the Notes or any Related Writing, each Bank, upon demand therefor from time to time, shall contribute its share (based on its Pro rata share) of the reasonable costs and/or expenses of any such advice or other representation, enforcement or acquisition, including, but not limited to, fees of receivers, court costs and fees and expenses of attorneys to the extent not reimbursed by Borrower and without limiting the Borrower’s obligations to do so; provided, that the Agent shall not be entitled to reimbursement of its attorneys’ fees and expenses incurred in connection with the resolution of disputes between the Agent and the other Banks unless the Agent shall be the prevailing party in any such dispute and, provided, further, that the Agent shall only be entitled to such reimbursement from those Banks that were involved in the dispute with the Agent. Any loss of principal and interest resulting from any Event of Default shall be shared by the Banks in accordance with their respective Pro rata shares.
     SECTION 12.08. DOCUMENTS. The Agent shall not be under a duty to examine into or pass upon the validity, effectiveness, genuineness or value of this Agreement, the Notes or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
     SECTION 12.09. KNOWLEDGE OF DEFAULT. It is expressly understood and agreed that the Agent shall not be deemed to have knowledge or notice of the occurrence of any Possible Default or Event of Default (other than the failure to make available to the Agent any principal of or interest on the Loans, or any fees, for the account of the Banks as required under this Agreement and the Notes), unless the Agent has actually received written notice from a Bank or the Borrower describing such Possible Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Banks. The Agent shall take such action with respect to such Possible Default or Event of Default as shall be reasonably directed by the Majority Banks, the Required Banks, the Super Majority Banks or all of the Banks, as applicable; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Possible Default or Event of Default as it shall deem advisable or in the best interests of the Banks.
     SECTION 12.10. INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Banks agree to indemnify upon demand the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the Borrower’s obligation to do so), Pro rata according to the respective amounts of their Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this Agreement, the Notes or any Related Writing, or the transactions contemplated hereby or thereby, or any action taken or omitted to be taken by the Agent under or in connection with the foregoing, provided, that no Bank shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct or from any action taken or omitted by the Person serving as the Agent in any capacity other than as agent under this Agreement, provided, that no action taken in accordance with the directions of the Majority Banks, the Required Banks, the Super Majority Banks or all of the Banks, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.10 or Section 12.04 or 12.16 hereof. If any indemnity furnished to the Agent for any purpose shall, in the reasonable opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity (other than against the Agent’s gross negligence or willful misconduct to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction) and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 12.10 shall survive the termination of this Agreement, the payment of the Debt and the resignation or removal of the Agent. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its Pro rata share of any costs or out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Agent in connection with the preparation, negotiation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any Related Writing or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower and such costs and expenses do not result from the Agent’s gross negligence or willful misconduct to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction.
     SECTION 12.11. AGENTS IN THEIR INDIVIDUAL CAPACITIES. KeyBank National Association, PNC Bank, National Association and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Parent, the Borrower and their respective Subsidiaries as though KeyBank National Association or PNC Bank, National Association, as applicable, were not an Agent and, without notice to or consent of the Banks (other than any consent of the Majority Banks, the Required Banks, the Supermajority Banks or all of the Banks as may be required hereunder). The Banks acknowledge that, pursuant to such activities, KeyBank National Association, PNC Bank, National Association or their respective Affiliates may receive information regarding the Parent, the Borrower or their Subsidiaries (including information that may be subject to confidentiality obligations in favor of the Parent, the Borrower or their Subsidiaries) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Loans, each of KeyBank National Association and PNC Bank, National Association and their respective Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Agent or the Syndication Agent, as the case may be, and the terms “Bank” and “Banks” include KeyBank National Association and PNC Bank, National Association in their individual capacities.
     SECTION 12.12. EQUALIZATION PROVISION. Each Bank agrees with the other Banks that if it at any time shall obtain any Advantage over the other Banks or any thereof in respect of Borrower’s Debt to the Banks including without limitation in respect of the Letters of Credit listed on Exhibit C attached hereto (except as to Swing Loans prior to the Agent’s giving of notice to participate and under Sections 4.06, 4.07, 4.08, 4.09, 4.10 and/or 4.11 hereof), it will purchase from the other Banks, for Cash and at par, such additional participation in Borrower’s Debt to the Banks as shall be necessary to nullify the Advantage. If any said Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment from or on behalf of Borrower on any Indebtedness owing by the Borrower to that Bank by reason of offset as permitted by Section 11.04 hereof, it will apply such payment first to any and all Debt owing by Borrower to that Bank pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 12.13) until Borrower’s Debt has been paid in full. The Borrower agrees that any Bank so purchasing a participation from the other Banks pursuant to this Section may exercise all its rights of payment (including such right of set-off) with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.
     SECTION 12.13. NO RELIANCE ON AGENTS’ CUSTOMER IDENTIFICATION PROGRAMS. Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees may rely on the Agents, or either of them, to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder or any other Anti-Terrorism Law, including, without limitation, any identity verification procedures, any record keeping, any comparisons with government lists, any customer notices or any other procedures required under the USA Patriot Act, its regulations or any other Anti-Terrorism Law or laws concerning money-laundering or similar activities.

     SECTION 12.14. BANKRUPTCY. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower or the Parent with respect to the Debt, the Agent shall have the sole and exclusive right to file and pursue a joint proof of claim on behalf of all Banks. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Banks, Super Majority Banks or all of the Banks as required by this Agreement. Each Bank irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Banks requesting that Agent file such proof of claim.
     SECTION 12.15. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Agreement, any Note or other Related Writing, any Bank that fails (i) to make available to the Agent its Pro rata share of any Loan, (ii) to comply with the provisions of Section 12.12 or Section 11.04 hereof with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its Pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to pay over to the Agent or any other Bank any other amount required to be paid by it within the time period specified for any such payment, or if no time period is specified, if such failure continues for a period of seven (7) Cleveland Banking Days after notice from the Agent, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied (it being understood that a Bank shall not be a Delinquent Bank due solely to a good faith dispute by such Bank as to whether such delinquency exists). In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Bank’s right to participate in the administration of this Agreement, the Notes, the Guaranty and the other Related Writings, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Majority Banks, Required Banks or Super Majority Banks or any matter requiring approval of all of the Banks, shall be suspended while such Bank is a Delinquent Bank; provided that the consent of a Delinquent Bank shall be required for any increase of its Commitment, any extension of the maturity of its Note except as provided in Section 5.09 hereof, or any amendment to Section 12.12 hereof. A Delinquent Bank shall be deemed to have assigned any and all payments due it from the Borrower or the Parent, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective Pro rata shares of all outstanding Loans, but only to the extent of the amount necessary to cure the default by such Delinquent Bank. Each Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective Pro rata shares of all outstanding Loans. The provisions of this Section shall apply and be effective regardless of whether a Possible Default or Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of the Borrower as to its desired application of payments. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Bank any amounts to be paid to such Delinquent Bank under this Agreement, (ii) collect interest from such Delinquent Bank for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Rate plus two percent (2.0%), for each day during such period, and (iii) bring an action or suit against such Delinquent Bank in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Bank. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks or as a result of other payments by such Delinquent Bank to the nondelinquent Banks, the Banks’ respective Pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
     SECTION 12.16. DUTIES IN THE CASE OF ENFORCEMENT. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Debt shall have occurred, the Agent may, and if so requested by the Required Banks and the Banks have provided to the Agent such additional indemnities (except against the Agent’s gross negligence or willful misconduct to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction) and assurances in accordance with their respective Pro rata shares of the Total Revolving Loan Commitments against expenses and liabilities as the Agent may reasonably request (without limiting the Borrower’s obligations to reimburse and indemnify the Agent hereunder), shall proceed to enforce the provisions of this Agreement, the Guaranty and the Security Documents and exercise all or any legal and equitable and other rights or remedies as it may have. The Agent shall be the party that exercises remedies or brings enforcement actions on behalf of the Banks. The Required Banks may direct the Agent in writing as to the method and the extent of any such exercise, the Banks hereby agreeing to indemnify and hold harmless the Agent in accordance with their respective Pro rata shares of the Total Revolving Loan Commitments from all liabilities (except liabilities resulting from Agent’s gross negligence or willful misconduct to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction) incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.
ARTICLE XIII
MISCELLANEOUS
     SECTION 13.01. NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of the Agent or any Bank in exercising any right, power or privilege hereunder and no omission or course of dealing on the part of the Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges that the Agent or any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Banks to any other or further action in any circumstances without notice or demand.
     SECTION 13.02. AMENDMENTS, CONSENTS. No amendment, modification, termination, or waiver of any provision of this Agreement, the Notes, the Guaranty or the Pledge Agreement, nor any consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, Required Banks, the Super Majority Banks or all

of the Banks, as appropriate, under this Section 13.02, and any such amendment, consent, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which given. Unanimous consent of the Banks, or, if there is any borrowing hereunder, the holders of one hundred percent (100%) (by outstanding principal amount) of the Notes (excluding the Swing Line Notes), shall be required with respect to (a) an increase in any Commitment, except as provided in Section 5.08 hereof, an increase in the Maximum Swing Line Amount (other than in connection with an increase of the Total Revolving Loan Commitments pursuant to Section 5.08 hereof), the extension of maturity of the Notes (other than the Swing Line Notes), except as provided in Section 5.09 hereof, or the payment date of interest thereunder or of any fees hereunder, (b) any reduction in the rate of interest on the Notes (other than the Swing Line Notes), or in any amount of principal or interest due on any Note (other than the Swing Line Notes) or in the amount of fees or other amounts due the Banks (or any of them) hereunder or under the Related Writings or any change in the manner of Pro rata application of any payment made by the Borrower to the Banks hereunder, or any change in amortization schedules, or in the manner of calculating fees or prepayment penalties, (c) any change in any percentage voting requirements in this Agreement, (d) the release of all of the value of the Guaranty, or any material amendment or modification thereto, or any other guarantee in favor of the Banks or the release of any of the Collateral other than as contemplated by the Pledge Agreement, provided, that only the consent of the Required Banks will be required to increase the outstanding and unredeemed principal amount of Indebtedness that may be incurred by the Parent under any of the Senior Notes Indentures and to modify the provisions of, and definitions in this Agreement or the Guaranty related thereto, (e) any amendment to the definitions of Majority Banks, Required Banks or Super Majority Banks set forth herein or to this Section 13.02, or (f) any material amendment to any representation, warranty, covenant, Possible Default, Event of Default or remedy provided herein or under any Related Writing. Notwithstanding anything contained in this Agreement or any Related Writing to the contrary, the consent of the Required Banks shall be required for any amendments, modifications or other changes to Section 8.14 hereof or Section 9.13 of the Guaranty. The consent of the Super Majority Banks shall be required for any amendments, modifications or other changes to Section 8.13 hereof or Section 9.14 of the Guaranty. Any amendment, modification, termination, or waiver of any provision of this Agreement, the Notes, the Guaranty or the Pledge Agreement, and any consent to any variance therefrom, not otherwise requiring the consent of the Majority Banks, the Supermajority Banks or all of the Banks shall not be effective unless the same shall be in writing and signed by the Required Banks. Notice of amendments, modifications, waivers or consents ratified by the Banks hereunder shall immediately be forwarded by the Agent to all Banks. There shall be no amendment, modification or waiver of any provision in the this Agreement or the Related Writings with respect to Swing Loans without the written consent of each Swing Line Lender; provided, that, notwithstanding anything contained herein to the contrary, the Agent and the Swing Line Lenders shall have the right to decrease the interest rate on the Swing Loans, extend the maturity of payments on the Swing Loans for up to ten (10) days beyond the applicable Swing Loan Maturity Date and decrease the amount of payments on the Swing Loans, without the consent of any other Banks, other than the other Swing Line Lender and any Bank that has purchased a participation in such Swing Loans pursuant to Section 2.07(c) hereof. There shall be no amendment, modification or waiver of any provision in the this Agreement or the Related Writings with respect to Letters of Credit without the written consent of KeyBank National Association, in its capacity as Issuing Bank, and each other Bank that has issued a Letter of Credit and is acting as an Issuing Bank at the time such amendment, modification or waiver is requested and, if approved, deemed effective. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section 13.02, regardless of its failure to agree thereto.
     By its signature hereto, each Bank consents to the terms and provisions of the Third Amended and Restated Guaranty, dated as of the date hereof, and issued by the Parent to the Banks, the Agents, and the Documentation Agent.
     SECTION 13.03. NOTICES. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile, transmission or cable communication) and mailed, telexed, telegraphed, facsimile transmitted, cabled or delivered, if to the Borrower, addressed to it at the address specified on the signature pages of this Agreement, if to a Bank, addressed to the address of such Bank specified on the signature pages of this Agreement (or any Assignment and Assumption Agreement executed by such Bank substantially in the form of Exhibit G attached hereto) and if to the Agents, addressed to them at the address of the Agent or the Syndication Agent, as applicable, specified on the signature pages of this Agreement. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mail with postage prepaid by registered or certified mail or delivered to a telegraph company, addressed as aforesaid, except that notices from the Borrower to the Agent or the Banks pursuant to any of the provisions hereof shall not be effective until received by the Agent or the Banks.
     SECTION 13.04. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay on demand all costs and expenses of the Banks and the Agents, and any expenses incurred in connection with the preparation of this Agreement, the Notes and any other Related Writings, including, without limitation (i) administration and out-of-pocket expenses of the Agent in connection with the administration of this Agreement, the Notes, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, amendments, modifications, approvals, consents or waivers hereto or hereunder, the addition, substitution or removal of any Collateral, (ii) extraordinary expenses of the Agents or the Banks in connection with the administration of this Agreement, the Notes and the other instruments and documents to be delivered hereunder, (iii) the reasonable fees and out-of-pocket expenses of Agent’s Special Counsel in connection with the negotiation, preparation, execution and delivery of this Agreement and related matters (including, without limitation, those matters set forth in clause (i) above), (iv) all costs and expenses, including reasonable attorneys’ fees and out-of-pocket expenses, in connection with the restructuring or enforcement of or preservation of rights under this Agreement, the Notes or any other Related Writing or any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any Bank’s relationship with the Borrower or the Parent in respect of the Loans or other extensions of credit hereunder, this Agreement, the Notes and the other Related Writings, (v) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches and UCC filings and (vi) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement or the

Notes, and the other instruments and documents to be delivered hereunder, and agrees to save the Agents and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. The covenants of this Section 13.04 shall survive the repayment of the Loans and the termination of the obligations of the Banks hereunder to make Loans or issue Letters of Credit.
     SECTION 13.05. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Borrower made in or pursuant to this Agreement or in any certificate or other Related Writing in connection herewith shall survive the closing hereof or the making of the Loans or other transactions in connection with which given.
     SECTION 13.06. OBLIGATIONS SEVERAL; NO FIDUCIARY OBLIGATIONS. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Agents or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among the Borrower and the Parent, on the one hand, and the Banks and the Agents, on the other, with respect to this Agreement, any Note and any other Related Writing is and shall be solely that of debtor and creditor, respectively, and no Bank has any fiduciary obligation toward the Borrower or the Parent with respect to any such documents or the transactions contemplated hereby or thereby.
     SECTION 13.07. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
     SECTION 13.08. BINDING EFFECT; PARTICIPATIONS AND ASSIGNMENT. (a) This Agreement shall become effective on the Restatement Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower and each of the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of all of the Banks, which consent may be withheld in their sole discretion. Each Bank may at any time and without the consent of any other Person grant participations in any of its rights hereunder or under its Note or Notes to another commercial bank, financial institution, mutual fund or any institutional “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended), provided, that in the case of any such participation, (i) the participant shall not have any rights under this Agreement, the Notes or any other Related Writing (the participant’s rights against such Bank in respect of any such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto), (ii) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower and/or the Parent and (iii) all amounts payable to such Bank hereunder shall be determined as if such Bank had not sold such participation; and provided, further, that no Bank shall transfer, assign or grant any participation under this Agreement under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any Related Writing.

     (b) Notwithstanding the foregoing, (i) any Bank may assign all or a portion of its Loans and/or Commitments and its rights and obligations hereunder to an affiliate of such Bank; provided that such assignee (x) shall have a net worth or unfunded commitments, as the case may be, as of the date of such assignment of not less than One Hundred Million Dollars ($100,000,000) (unless otherwise approved by the Agent and, so long as no Possible Default or Event of Default exists, the Borrower) and (y) shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower and/or the Parent, and (ii) with the consent of the Agent and, so long as no Possible Default or Event of Default then exists, the Borrower (which consents shall not be unreasonably withheld or delayed), any Bank may assign all or a portion of its Loans and/or Commitments and its rights and obligations hereunder and under the Related Writings to one or more commercial banks, financial institutions (including one or more Banks), mutual funds or institutional “accredited investors” (as defined in Regulation D of the Securities Act of 1933, as amended); provided that (A) any assignment of a Bank’s Loans shall include a ratable part of such Bank’s Commitment and (B) the consent of the Agent (which consent shall not be unreasonably withheld or delayed) shall be required for any assignment of a Commitment to the extent any Letters of Credit are outstanding. No assignment pursuant to subsection (ii) of the immediately preceding sentence shall be in an aggregate amount less than Ten Million Dollars ($10,000,000). If any Bank so sells all or a part of its rights hereunder or under any Note, any reference in this Agreement or such Note to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to Section 13.08(b)(ii) shall be effected by the assigning Bank and the assignee Bank executing a Bank Assignment and Assumption Agreement substantially in the form of Exhibit G attached hereto (appropriately completed). At the time of any such assignment pursuant to Section 13.08(b)(ii), (X) Exhibit A attached hereto shall be deemed to be amended to reflect the Commitments of the respective assignee (which shall result in a corresponding reduction of the Commitment of the assigning Bank) and of the other Banks, (Y) if any such assignment occurs after the Restatement Effective Date, the Borrower will issue new Notes to the respective assignee and to the assigning Bank (upon delivery of the existing Note or Notes of such assigning Bank) in conformity with the requirements of this Agreement and (Z) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank (or, in the case of any transfer of the Commitment of an Affected Bank pursuant to Section 4.15, the Borrower), the payment of a nonrefundable assignment fee of $3,500. Any Bank which sells all or a part of its rights hereunder or under any Note shall promptly notify the Agent (to the extent the Agent’s consent to such assignment is not otherwise needed) and the Borrower of such sale and the identity of the purchaser of such interest.
     (c) Notwithstanding any other provisions of this Section 13.08, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration Statement with the Securities and Exchange Commission or to qualify the loans under the “Blue Sky” laws of any State.
     (d) Notwithstanding any other provisions of this Section 13.08, so long as no Event of Default has occurred and is continuing and the Agent or the Syndication Agent, as applicable,

has not resigned or been removed pursuant to the provisions of this Agreement, each Bank serving as an Agent agrees that it will not assign or transfer any of its Loans and/or Commitments to the extent that the amount of the Loans and/or Commitments that such Agent would continue to hold following such assignment or transfer would be less than eight percent (8%) of the aggregate Loans and/or Commitments of all of the Banks.
     (e) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time pledge or assign all or any portion of its rights under this Agreement, the Guaranty and the other documents executed and delivered in connection herewith and therewith (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, the Agents, the Borrower or the Parent, provided, that no such pledge or assignment or enforcement thereof shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     (f) The Syndication Agent and the Documentation Agent shall not have any additional rights or obligations under this Agreement, the Notes and the other Related Writings, except for those rights, if any, as a Bank, Issuing Bank or Swing Line Lender.
     SECTION 13.09. INDEMNIFICATION BY THE BORROWER. The Borrower shall indemnify and hold harmless the Agents, the Banks and their respective directors, officers, employees and Affiliates from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever including, without limitation, reasonable fees and disbursements of counsel and settlements costs, which may be imposed on, incurred by, or asserted against the Agents, the Banks and their respective directors, officers, employees and Affiliates in connection with any investigative, administrative or judicial proceeding (whether the Agents and the Banks are or are not designated as a party thereto and whether brought by the Borrower, the Parent, any of their Affiliates or any other Person) relating to or arising out of this Agreement, the Notes or the other Related Writings, the transactions contemplated hereby or thereby, including, but not limited to, the Permitted Non-Affiliate Loans, or any actual or proposed use of proceeds hereunder or thereunder, except that neither the Agents and the Banks nor any directors, officers, employees and Affiliates thereof shall have the right to be indemnified hereunder for their own gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction. All obligations under this Section 13.09 shall survive any termination of this Agreement.
     SECTION 13.10. GOVERNING LAW. This Agreement, each of the Notes and each other Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflict of laws and the respective rights and obligations of the Borrower and the Banks shall be governed by Ohio law.
     SECTION 13.11. SEVERABILITY OF PROVISIONS; CAPTIONS. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several headings to Sections and subsections herein and the Table of Contents hereto are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.
     SECTION 13.12. PURPOSE. Each of the Banks represents and warrants to the Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto solely in connection with such Bank’s commercial lending activities and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.
     SECTION 13.13. CONSENT TO JURISDICTION. The Borrower agrees that any action or proceeding to enforce or arising out of this Agreement, the Notes or the Pledge Agreement may be commenced in the Court of Common Pleas for Cuyahoga County, Ohio or in the District Court of the United States for the Northern District of Ohio, and the Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction over the Borrower if served to the Borrower at the address listed opposite the signature of the Borrower at the end of this Agreement or as otherwise provided by the laws of the State of Ohio or the United States. In furtherance of the foregoing, the Borrower irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.
     SECTION 13.14. ENTIRE AGREEMENT. This Agreement, the Notes, the other Related Writings and any other agreement, document or instrument attached hereto or referred to herein or executed on or as of the date hereof integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
     SECTION 13.15. JURY TRIAL WAIVER. THE BORROWER, THE AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT, THE PLEDGE AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO OR THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY ANY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG THE BORROWER AND THE BANKS, OR ANY THEREOF. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE AGENTS AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE NOTES AND THE OTHER RELATED WRITINGS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS,

THE WAIVER CONTAINED IN THIS SECTION 13.15. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS SECTION 13.15 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
     SECTION 13.16. SURVIVAL. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the making and repayment of the Loans and the satisfaction of all other obligations under this Agreement.
     SECTION 13.17. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Possible Default or an Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute a Possible Default or an Event of Default if such action is taken or condition exists.
     SECTION 13.18. INTERPRETATION. The Borrower, each Agent and each Bank acknowledges that such party, either directly or through such party’s representatives, has participated in the drafting of this Agreement, and any applicable rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
     SECTION 13.19. GENERAL LIMITATION OF LIABILITY. No claim may be made by the Borrower, the Parent, any Subsidiary of the Parent, any Bank, the Agent, the Syndication Agent, the Documentation Agent or any other Person against the Agent, the Syndication Agent, the Documentation Agent or any other Bank or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, the Notes, the Guaranty or any other Related Writing, or any act, omission or event occurring in connection therewith; and the Borrower, each Bank, the Agent, the Syndication Agent and the Documentation Agent hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     SECTION 13.20. USA PATRIOT ACT NOTIFICATION. Each Bank, each Agent (for itself and not on behalf of any Bank) and the Documentation Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, such Bank, such Agent and the Documentation Agent are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank, such Agent or the Documentation Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

[Remainder of page intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date set forth above, each by an officer thereunto duly authorized.

Address:
1100 Terminal Tower
Cleveland, Ohio 44113

FOREST CITY RENTAL PROPERTIES CORPORATION
By:	/s/ Charles A. Ratner
	Name:	Charles A. Ratner
	Title:	Chairman of the Board

[Signature page to Third Amended and Restated Credit Agreement]

Address:
127 Public Square
Cleveland, Ohio 44114

KEYBANK NATIONAL ASSOCIATION, individually and as Agent
By:	/s/ Joshua K. Mayers
	Name:	Joshua K. Mayers
	Title:	Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
1900 East Ninth Street
22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, Ohio 44114

PNC BANK, NATIONAL ASSOCIATION, individually and as Syndication Agent
By:	/s/ John E. Wilgus, II
	Name:	John E. Wilgus II
	Title:	Senior Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
225 Franklin Street
2nd Floor
Mail Code: MA1-225-02-04
Boston, Massachusetts 02110

BANK OF AMERICA, N.A., individually and as Documentation Agent
By:	/s/ Michael M. Pomposelli
	Name:	Michael M. Pomposelli
	Title:	Senior Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
Attn: Dennis J. Redpath, SVP
Real Estate Banking Group
209 South LaSalle Street, Suite 210
Chicago, Illinois 60604

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Dennis J. Redpath
	Name:	Dennis J. Redpath
	Title:	Senior Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
917 Euclid Avenue
Mailcode — CM17
Cleveland, Ohio 44115

THE HUNTINGTON NATIONAL BANK
By:	/s/ Gail A. Bisesi
	Name:	Gail A. Bisesi
	Title:	Authorized Signer

[Signature page to Third Amended and Restated Credit Agreement]

Address:
Attn: Ken McDonnell
One Wall Street
21st Floor
New York, New York 10286

THE BANK OF NEW YORK MELLON
By:	/s/ Rick Laudisi
	Name:	Rick Laudisi
	Title:	Managing Director

[Signature page to Third Amended and Restated Credit Agreement]

Address:
Attn: Michael Glandt, VP
222 S. Riverside Plaza
30th Floor
Mail Code: GRVR0F
Chicago, Illinois 60606

FIFTH THIRD BANK
By:	/s/ Michael Glandt
	Name:	Michael Glandt
	Title:	Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
One Fountain Plaza
Buffalo, New York 14203-1495

MANUFACTURERS AND TRADERS TRUST COMPANY
By:	/s/ David J. Ladori
	Name:	David J. Ladori
	Title:	Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
600 Superior Avenue East
c/o Goldman Sachs & Co.
30 Hudson Street, 38th Floor
Jersey City, New Jersey 07302

GOLDMAN SACHS LENDING PARTNERS LLC
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

[Signature page to Third Amended and Restated Credit Agreement]

Address:
c/o Morgan Stanley Loan Servicing
1000 Lancaster Street
Baltimore, Maryland 21202

MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
3551 Hamlin Road, 4th Floor
MC 2390
Auburn Hills, Michigan 48326

COMERICA BANK
By:	/s/ Charles Weddell
	Name:	Charles Weddell
	Title:	Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
106 South Main Street
TOW91
Akron, Ohio 44308

FIRSTMERIT BANK, N.A.
By:	/s/ Robert G. Morlan
	Name:	Robert G. Morlan
	Title:	Senior Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Address:
Attn: Noam Azachi
Barclays Capital
745 7th Avenue
26th Floor
New York, New York 10119

BARCLAYS BANK PLC
By:	/s/ Noam Azachi
	Name:	Noam Azachi
	Title:	Assistant Vice President

[Signature page to Third Amended and Restated Credit Agreement]

Schedule 2.03
Authorized Fiscal Officers

Name	Title
Albert B. Ratner	Vice President and Assistant Secretary

Charles A. Ratner	Chairman of the Board

Samuel H. Miller	Vice President and Treasurer

Geralyn M. Presti	Vice President and Secretary

Robert O’Brien	Executive Vice President

Thomas Kmieck	Authorized Agent

Schedule 7.14
None

Schedule 9.00
Exceptions to Representations and Warranties
None

Schedule 9.18
Organizational Structure

FCRPC Active Subs — January 31, 2011

	% Interest
	Directly
	Held by	Date	Jurisdiction
Subsidiary	FCRPC	Acquired	Code	Entity Type
Artus Inc.	100	2/2/1981	OH	Corporation
Atlantic Center Fort Greene, Inc.	100	9/30/1994	NY	Corporation
Atlantic Center Housing Associates, L.P.	12	5/26/1994	NY	Limited Partnership
Ballston Common Associates, L.P.	50	4/30/1994	DE	Limited Partnership
Ballston Development Corporation	100	3/28/1984	OH	Corporation
Beachwood Venture Associates Limited Partnership	99	8/18/2006	MI	Limited Partnership
Boulevard Towers LLC	2	12/15/1998	NY	Limited Liability Company
Canton Centre Mall Limited Partnership	89	12/20/2000	OH	Limited Partnership
Center Courtland, Inc.	100	8/2/1988	OH	Corporation
Chagrin Office Building, L.L.C.	66.66667	10/13/1998	OH	Limited Liability Company
Chapel Hill Apartments, Ltd.	100	6/11/2007	OH	Limited Liability Company
F. C. Billboard, Inc.	100	3/24/1995	PA	Corporation
F. C. Canton Centre, Inc.	100	3/3/1994	OH	Corporation
F. C. Fairmont, L.L.C.	85	2/1/2002	OH	Limited Liability Company
F. C. Laurels Limited Partnership	99	9/26/1995	IL	Limited Partnership
F. C. Liberty, Inc.	100	4/25/1995	PA	Corporation
F. C. Regency Club Limited Partnership	99	3/24/1994	NJ	Limited Partnership
F. C. Rolling Acres, Inc.	100	3/3/1994	OH	Corporation
F. C. Southridge Corp.	100	9/11/1986	OH	Corporation
F.C. Fireland, Inc.	100	9/3/1985	OH	Corporation
F.C. Member, Inc.	100	1/17/1997	NY	Corporation
F.C. MIDTOWN, LLC	2	10/1/2009	OH	Limited Liability Company
F.C. Short Pump Land Investment, Inc.	100	6/27/1996	VA	Corporation
F.C. Stonecrest Land Investment, Inc.	100	5/15/1997	GA	Corporation
F.C. Stonecrest Mall, Inc.	100	5/15/1997	GA	Corporation
F.C. Temecula, Inc.	100	7/21/1997	CA	Corporation
F.C. Webster, LLC	100	7/18/2001	OH	Limited Liability Company
F.C. Westland, LLC	100	7/18/2001	OH	Limited Liability Company

FCRPC Active Subs — January 31, 2011

	% Interest
	Directly
	Held by	Date	Jurisdiction
Subsidiary	FCRPC	Acquired	Code	Entity Type
F.C. WHITEACRES LLC	2	7/13/2005	OH	Limited Liability Company
FC 45/75 Sidney, Inc.	100	6/20/1997	MA	Corporation
FC 8 South, Inc.	100	6/12/2001	NY	Corporation
FC 816-818 Mission Street, LLC	100	7/28/2008	DE	Limited Liability Company
FC Bellevue Associates Limited Partnership	99	2/24/1997	WA	Limited Partnership
FC Emerald Park, Inc.	100	7/9/1997	OH	Corporation
FC LH, Inc.	100	2/6/1996	OH	Corporation
FC Manhattan, Inc.	100	11/15/2001	KS	Corporation
FC Master Associates III, Inc.	100	7/25/2006	NY	Corporation
FC Northern Boulevard, Inc.	100	4/29/1996	NY	Corporation
FC Ohio HTC Investor, LLC	100	12/2/2010	DE	Limited Liability Company
FC Pacific, Inc.	100	12/26/1995	NY	Corporation
FC Pittsburgh, Inc. (fka Harrah’s Pittsburgh Investment Company, Inc.)	100	11/13/1997	NV	Corporation
FC University Park II, Inc.	100	10/17/1996	MA	Corporation
FC Ziegler Place LLC	99	4/1/2004	MI	Limited Liability Company
First Forest City Brookline Street, Inc.	100	12/31/1991	MA	Corporation
First New York Management Company, Inc.	100	10/20/1987	NY	Corporation
Forest Bay, Inc.	100	6/7/1978	OH	Corporation
Forest City 42nd Street, Inc.	100	9/8/1995	NY	Corporation
Forest City 64 Sidney Street, Inc.	100	12/1/1988	OH	Corporation
Forest City Antelope Valley, Inc.	100	12/11/1987	OH	Corporation
Forest City Atlantic Housing, Inc.	100	4/15/1993	NY	Corporation
Forest City B.U.G. Building, Inc.	100	11/24/1986	NY	Corporation
Forest City Bluffside Corporation	100	3/8/1985	OH	Corporation
Forest City Bruckner, Inc.	100	6/20/1995	NY	Corporation
Forest City California Commercial Construction, Inc.	100	2/18/1988	CA	Corporation
Forest City Cambridge, Inc.	100	3/5/1984	OH	Corporation
Forest City Central Station, Inc.	100	6/12/1989	OH	Corporation
Forest City Commercial Construction Co., Inc.	100	2/23/1987	OH	Corporation

FCRPC Active Subs — January 31, 2011

	% Interest	% Interest	% Interest
	Directly	Directly	Directly	% Interest Directly
	Held by	Held by	Held by	Held by
% Interest Directly Held by FCRPC	FCRPC	FCRPC	FCRPC	FCRPC
Forest City Commercial Group, Inc.	100	10/30/1997	OH	Corporation
Forest City Commercial Holdings, Inc.	100	3/24/1995	NY	Corporation
Forest City Commercial Management, Inc.	100	2/1/1985	OH	Corporation
Forest City Development California, Inc.	100	6/4/1986	CA	Corporation
Forest City East Coast, Inc.	100	5/8/1989	NY	Corporation
Forest City Ely, Inc.	100	3/11/1996	NY	Corporation
Forest City Felix, Inc.	100	12/17/1996	NY	Corporation
Forest City Finance Corporation	100	6/2/1988	OH	Corporation
Forest City Flatbush, Inc.	100	3/25/1996	NY	Corporation
Forest City Fulton Street Building, Inc.	100	3/14/1989	NY	Corporation
Forest City Galaxy, Inc.	100	3/7/1994	NV	Corporation
Forest City Grand Avenue, Inc.	100	6/26/1996	NY	Corporation
Forest City Grant Liberty Associates	99	12/15/1983	PA	Limited Partnership
Forest City Hunting Park, Inc.	100	3/14/1995	PA	Corporation
Forest City International Plaza Corp.	100	9/2/1981	OH	Corporation
Forest City Mercy Campus, Inc.	100	6/21/2005	OH	Corporation
Forest City Metrotech Corp.	100	9/30/1985	OH	Corporation
Forest City N. Y., Inc.	100	3/9/1989	NY	Corporation
Forest City N.Y. Group, Inc.	100	7/22/1998	NY	Corporation
Forest City Park Manor, Inc.	100	11/18/1987	OH	Corporation
Forest City Peripheral Land, Inc.	100	8/24/1989	DE	Corporation
Forest City Pierrepont, Inc.	100	6/25/1985	NY	Corporation
Forest City Pittsburgh Land, Inc.	100	8/24/1989	DE	Corporation
Forest City Residential Group, Inc.	100	3/5/1997	OH	Corporation
Forest City Richmond, Inc.	100	5/7/1996	NY	Corporation
Forest City Robinson Mall, Inc.	100	8/24/1989	DE	Corporation
Forest City S.I.A.C. Building, Inc.	100	11/24/1986	NY	Corporation
Forest City San Vicente Corp.	100	6/5/1979	OH	Corporation
Forest City Sound View Associates	99	1/16/1979	CT	Limited Partnership

FCRPC Active Subs — January 31, 2011

	% Interest	% Interest	% Interest
	Directly	Directly	Directly	% Interest Directly
	Held by	Held by	Held by	Held by
% Interest Directly Held by FCRPC	FCRPC	FCRPC	FCRPC	FCRPC
Forest City Station Square, Inc.	100	5/19/1994	PA	Corporation
Forest City Sustainable Resources, LLC	100	11/10/2009	OH	Limited Liability Company
Forest City Tech Place, Inc.	100	3/1/1993	NY	Corporation
Forest City Tilden, Inc.	100	7/7/1993	NY	Corporation
Forest City University Park Food Services, Inc.	100	6/2/1992	OH	Corporation
Forest City Waring, Inc.	100	3/7/1996	NY	Corporation
Forest City Washington, Inc.	100	6/13/2002	DC	Corporation
Franklin Town Towers Associates	99	5/21/1997	PA	Limited Partnership
HAI/FCD Partnership	99	1/1/1978	CA	General Partnership
Halle Garage Investments, LLC	100	7/31/2009	OH	Limited Liability Company
Halle Investments, LLC	100	7/20/2009	OH	Limited Liability Company
In Town Hotels, Inc.	100	1/31/1980	OH	Corporation
In Town Parking, Inc.	100	4/13/1982	OH	Corporation
In Town Shopping Center, Inc.	100	6/2/1981	OH	Corporation
Independence Place Associates, L.L.C.	50	5/12/1999	OH	Limited Liability Company
Manhattan Mall Company	98	11/1/2001	KS	General Partnership
Oracle-Wetmore Co. Limited Partnership	1.35	1/1/1978	AZ	Limited Partnership
Playhouse Square Investment, Inc.	100	12/17/1980	OH	Corporation
Post Office Building Co.	78	9/12/1983	OH	Corporation
RM Member, LLC	80	12/13/2004	CA	Limited Liability Company
Rolling Acres Properties Co. Limited Partnership	27.57	6/14/2007	OH	Limited Partnership
T.C. Avenue, Inc. F/K/A F.C. Parklabrea Towers, Inc.	100	7/16/1986	OH	Corporation
Terminal Investments, Inc.	100	10/19/1982	OH	Corporation
Tower City Expansion, Inc.	100	10/25/1991	OH	Corporation
Tower City Hotel Associates Limited Partnership	95	9/22/2005	DE	Limited Partnership
Tower City Land Corporation	100	12/4/1985	OH	Corporation
Tower City Properties Ltd.	50	3/24/1980	OH	Limited Partnership
Tower City Riverview Company	100	10/6/1989	OH	Corporation
Tower City Skylight Tower, Inc.	100	3/17/1989	OH	Corporation

FCRPC Active Subs — January 31, 2011

	% Interest	% Interest	% Interest
	Directly	Directly	Directly	% Interest Directly
	Held by	Held by	Held by	Held by
% Interest Directly Held by FCRPC	FCRPC	FCRPC	FCRPC	FCRPC
Tower Energy, Inc.	100	4/28/1989	OH	Corporation
Tower Hotels, Inc.	100	7/29/1983	OH	Corporation
Tusar, Inc.	100	2/22/1978	OH	Corporation
WBA Woodlake, L.L.C.	99	7/27/1998	MI	Limited Liability Company

Schedule 9.22
Guarantees of FCRP & FCE
As of January 31, 2011

SCHEDULE 9.22
GUARANTEES OF FCRP & FCE
As of January 31, 2011
OPEN & ACQUISITON

				Requisition Total	Construction Loan
		Est Substantial	Requisition Total	Costs Incurred to	Amount & Other
Project Name	Construction Lender	Completion Date	Costs	Date	Fundings
80 DeKalb	Helaba	Q4 2009	200,192,871	195,420,986	147,000,000
East River Plaza	ING Real Estate Finance N.V.	11/1/2009	434,743,789	415,426,277	394,850,000

Dallas Mercantile	LaSalle Bank	12/31/2008	N/A	N/A	N/A
Gulfstream Racetrack	KeyBank, N.A. et al.	2/13/2010	5,569,550	488,375	—
Temecula	New York State Teacher’s Retirement System	11/7/2008	1,300,000	—	—

Haverhill	Merrill Lynch	12/1/2009	90,125,700	82,137,791	72,750,831
Lucky Strike	Merrill Lynch	2/28/2008	N/A	N/A	N/A
Presidio	Wachovia, National Electric Benefit Trust	8/31/2010	99,804,169	88,202,253	62,900,000

Oakland, CA	Merrill Lynch	1/31/2009	N/A	N/A	N/A
Tobacco Row — Edgeworth	Merrill Lynch	1/31/2007	N/A	N/A	N/A
Waterfront Mall — DC Office Buildings	Bank of NY et al.	4/30/2010	5,500,000	—	—

	TOTAL OPEN & ACQUISITON		837,236,079	781,675,681	677,500,831

				93%

UNDER CONSTRUCTION/PROJECTS UNDER DEVELOPMENT (PUD)

				Requisition Total	Construction Loan
		Est Substantial	Requisition Total	Costs Incurred to	Amount & Other
Project Name	Construction Lender	Completion Date	Costs	Date	Fundings
Beekman	Eurohypo AG New York Branch	Q1 2011/2012	850,246,090	683,633,148	715,000,000

Brooklyn Arena	New York City EDC	7/31/2012	1,038,712,876	511,026,121	641,999,997
Las Vegas City Hall		3/1/2012	—	—	—
Ridge Hill -Yonkers	Bank of America, N.A.	Q3 2011	758,443,568	580,806,572	557,000,000
Stratford Crossing Phase III	National City Bank	6/30/2010	7,887,520	7,887,520	4,260,412

The Yards — Park	NA	11/1/2009	N/A	N/A	N/A
Foundry Lofts	DC Housing Finance Agency	10/31/2011	59,728,154	28,512,580	47,700,000

	TOTAL UNDER CONSTRUCTION		2,715,018,208	1,811,865,941	1,965,960,409

				67%

	Total Real Estate		3,552,254,287	2,593,541,622	2,643,461,240

				73%

MILITARY

Remaining obligations / costs to be funded by operational NOI, land sales and interest income (bond funds remaining in GIC). If income is no longer derived from these sources or is not sufficient to fund remaining costs, project will be rescoped and/or delayed. Therefore we believe the risk on maximum exposure to be extremely low. Cost numbers are from based line budgets – the change in scope described above are not included in these numbers

				Requisition Total
		Est Substantial	Total Project	Costs Incurred to	Construction Loan
Project Name	Construction Lender	Completion Date	Costs	Date	& Bonds
Air Force Academy	Bank of NY ( Master Trustee)	5/15/2007	79,428,534	75,258,304	59,050,498
Midwest FamilyHousing I	Bank of NY ( Master Trustee)	1/1/2006	209,920,746	204,707,117	142,430,000
Midwest FamilyHousing II	Bank of NY ( Master Trustee)	11/1/2007	33,209,219	25,916,427	—
Ohana Phase II	Bank of NY ( Master Trustee)	10/31/2006	338,805,890	319,566,416	233,515,594

Ohana Phase III	Bank of NY ( Master Trustee)	10/31/2006	538,383,513	570,834,420	521,842,328
Ohana Phase IV & V	Bank of NY ( Master Trustee)	11/1/2007	505,826,640	419,620,004	271,870,000
Ohana Phase Projects	Bank of NY ( Master Trustee)	10/1/2014	1,383,016,043	1,310,020,840	1,027,227,922
Pacific Northwest	Bank of NY ( Master Trustee)	12/1/2007	287,095,727	287,748,970	225,985,000

			1,992,670,269	1,903,651,658	1,454,693,420

				96%
				89,018,611

LAND

				Requisition Total	Construction Loan
		Est Substantial	Requisition Total	Costs Incurred to	Amount & Other
Project Name	Construction Lender	Completion Date	Costs	Date	Fundings
Stapleton Land — IFDA 1 - Filing 1-19 Trunk	Denver Urban Renewal Authority	6/1/2012	17,759,184	—	17,759,184

Stapleton Land — IFDA 1 - Filing 1-28 Intract	Stapleton Land, LLC	6/1/2012	10,328,303	—	10,328,303

FC Barberton Phase 1	City of Barberton	2/1/2012	3,270,000	—	3,270,000

Gladden Farms II (2)	Northwest Hospital (Land)	12/31/2017	19,009,500	—	18,819,405
Moore Farms	LaSalle Bank N.A. / B of A	12/1/2010	6,881,629	—	6,881,629
Pinehurst	Hillcrest Bank	3/31/2010	2,631,897	—	2,631,897
Sterling Lakes	Bank of America	6/27/2011	5,187,566	—	2,593,783
Sterling Lakes @ Pointe 1 & 2	Bank of America	6/27/2011	2,683,490	—	1,341,745
Tangerine	National Bank of Arizona	3/1/2011	3,634,354	—	3,634,354

Land Total	TOTAL LAND		71,385,923	0	67,260,300

	GRAND TOTAL		5,616,310,479	4,497,193,280	4,165,414,960

We have guaranteed the lender the lien free completion of certain horizontal infrastructure associated with certain land development projects. The maximum amount due by Forest City under these completion guarantees is limited to the amounts described above

Schedule 9.23
Outstanding Indebtedness as of March 25, 2011
None

EXHIBIT A
COMMITMENTS

Bank	Maximum Amount
KeyBank National Association	$45,000,000.00
PNC Bank, National Association	$45,000,000.00
Bank of America, N.A.	$45,000,000.00
U.S. Bank National Association	$40,000,000.00
The Huntington National Bank	$40,000,000.00
The Bank of New York Mellon	$40,000,000.00
Fifth Third Bank	$30,000,000.00
Manufacturers and Traders Trust Company	$30,000,000.00
Goldman Sachs Lending Partners LLC	$25,000,000.00
Morgan Stanley Senior Funding, Inc.	$25,000,000.00
Comerica Bank	$20,000,000.00
FirstMerit Bank, N.A.	$20,000,000.00
Barclays Bank plc	$20,000,000.00

TOTAL	$425,000,000.00

EXHIBIT B
FORM OF GUARANTY
The Second Amended and Restated Guaranty of Payment of Debt is attached as Exhibit 10.2 to this Form 8-K filing.

EXHIBIT C
OUTSTANDING LETTERS OF CREDIT
See attached list.

EXHIBIT C
FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES
LETTERS OF CREDIT
AS OF March 25, 2011

DATE ISSUED	L/C NUMBER	PAYEE	PROJECT NAME	AMOUNT
KeyBank NA
07/29/02	S321212	Capmark Finance	Atlantic Ctr-Fort Greene	527,331
07/29/02	S314023	Merrill Lynch Capital Services	FC Edgeworth Lessor, LLC	3,000,000
02/11/04	S312552	Merrill Lynch Capital Services	FC Edgeworth Lessor, LLC	3,000,000
02/06/04	S308369	St. Paul Fire & Marine Insurance Co.	Metropolitan Lofts, et al	750,000
03/12/04	S308542	Gladden Farms Com. Facilities	Gladden Farms	300,000
03/16/04	S308567	US Fidelity & Guaranty Co.	for Corporate	800,000
07/20/04	S309295	American Insurance Group	Hawaii Dev., et al	3,000,000
08/29/05	S310646	Natl Union Fire Ins., et al	Hawaii Dev., et al	3,000,000
08/10/06	S311633	NY State Urban Dev. Corporation	New York Times	4,673,035
08/15/06	S311646	City of Yonkers	FC Yonkers Assoc LLC	450,000
09/21/06	S311917	City of New York	East River Plaza	2,250,000
04/02/07	S312414	County Admin-Broward County	Gulfstream	2,190,622
05/18/07	S312546	Village of Skokie	Village of Skokie	1,300,000
08/24/07	S312793	Commonwealth Edison	Midwest Family Housing	340,000
08/27/07	S312798	KeyBank	FC Las Vegas	2,000,000
10/31/07	S312998	Natl Union Fire Ins., et al	15 properties	8,480
12/06/07	S313097	Natl Union Fire Ins., et al	15 properties	5,500,000
04/17/08	S313632	Natl Union Fire Ins., et al	Beekman	4,000,000
08/05/08	S313886	Bank of NY Mellon	Waterfront	2,000,000
02/19/09	S320217	Federal Insurance Company	Corporate	4,283,275
06/24/09	S320456	Fidelity and Deposit Company of Maryland	East River Plaza	485,000
11/09/09	S320833	Westchester Fire Insurance Company	Corporate	570,000
11/09/09	S320682	The Travelers Indemnity Company	Corporate	1,200,000
12/21/09	S320746	MTA	Atlantic Yards	400,000
02/18/10	S320852	National Union and Fire Insurance	Pacific Northwest Communities	614,633
05/06/10	S320981	Brooklyne Basketball LLC	Nets Sports and Entertainment	15,000,000
10/19/10	S321325	Forest City Capital Corporation	FC Midtown Towers, ILC	636,746
11/10/10	S321356	The Travelers Indemnity Company	Corporate	600,000
02/17/11	S321516	Huntington National Bank	Forest Bay Tower City, LLC	870,000

			TOTAL	63,749,122

EXHIBIT D-1
FORM OF REVOLVING LOAN NOTE
REVOLVING LOAN NOTE
(Holder)

$____________________	Cleveland, Ohio ________________________
     FOR VALUE RECEIVED, the undersigned, FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation (the “Borrower”), hereby promises to pay to the order of [Name of Holder] (the “Holder”), in lawful money of the United States of America, at the main office of KeyBank National Association, Administrative Agent, 127 Public Square, Cleveland, Ohio 44114, the principal sum of [___________] DOLLARS ($[_________]), or, if lesser, the aggregate unpaid principal amount of all Revolving Loans evidenced by this Note (as hereinafter defined) made by the Holder to the Borrower pursuant to Section 2.03 of the Credit Agreement (as hereinafter defined). The unpaid principal balance outstanding on this Revolving Loan Note (this “Note”) from time to time and interest thereon shall be determined by the ledgers and records of the Holder as accurately maintained.
     This Note is one of the Revolving Loan Notes defined and referred to in, and is entitled to the benefits of, a certain Third Amended and Restated Credit Agreement dated as of March 30, 2011, by and among the Borrower, the Banks named therein, KeyBank National Association, as Administrative Agent, PNC Bank, National Association, as successor to National City Bank, as Syndication Agent and Bank of America, N.A., as Documentation Agent (as so amended and restated, and as it may be further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”). A statement of the rights of the Holder and the duties and obligations of the Borrower in relation thereto is made by reference to the Credit Agreement, but neither this reference to the Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note when due. Capitalized terms used in this Note but not defined herein shall have the respective meanings ascribed to them in the Credit Agreement.
     [This Note amends, restates and replaces in its entirety the Revolving Loan Note dated as of _______________ by the Borrower in favor of the Holder (the “Original Note”) and is not intended as, and shall not be deemed to be, a repayment, cancellation, refinancing or replacement of the Indebtedness created by the Original Note, but rather as a consolidation and continuation of such Indebtedness on the terms set forth in the Credit Agreement.]1
     The principal of this Note shall be due and payable on the Termination Date, or earlier as provided in the Credit Agreement. The Borrower also promises to pay interest on the unpaid

[1]	Only include this language for Notes issued to Banks holding an Original Note.

principal amount of this Note from time to time outstanding from the date of this Note until the payment in full thereof at the rates per annum determined in accordance with the Credit Agreement. Interest shall be payable on each date provided for in or determined in accordance with the provisions of the Credit Agreement; provided, that interest on any principal not paid when due shall be due and payable on demand.
     Interest on this Note shall be calculated on the basis of a 360 day year for the actual number of days elapsed.
     Reference is hereby made to the Credit Agreement, which contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events and for voluntary prepayments hereon. The term “Holder” includes the successors and assigns, if any, of the Holder named in the first paragraph hereof.
     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate(s) equal to the rate(s) otherwise in effect pursuant to the Credit Agreement plus two percent (2%) per annum. All payments of principal and interest on this Note shall be made in immediately available funds.
     The Borrower waives demand, presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection and bringing suit, and agrees that the Holder may extend the time for payment, accept partial payment, take security therefor or exchange or release any collateral, without discharging or releasing the Borrower.
     This Note was executed in Cleveland, Cuyahoga County, Ohio. The construction, validity and enforceability of this Note shall be governed by and interpreted according to the laws of the State of Ohio.
     The Borrower authorizes any attorney at law to appear before any court of record, whether state or Federal, in the county where this Note was executed or where the Borrower resides or may be found, after the unpaid principal balance of this Note becomes due, either by lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, and waive the issuance and service of process, admit the maturity of this Note, by reason of acceleration or otherwise, and confess judgment against the Borrower in favor of the Holder of this Note for the amount then appearing due on this Note, together with interest thereon and costs of suit, and thereupon to release all errors and waive all rights of appeal and stays of execution. The Borrower expressly authorizes any attorneys or agents for the Holder to receive compensation from the Holder for services rendered in exercising the foregoing warrant of attorney and in the enforcement of any judgment obtained against the Borrower in favor of the Holder on this Note, and the Borrower expressly waives any conflict of interest to which any attorneys for the Holder may be subject that may arise in connection with such attorneys exercising any of the rights and/or powers of the Holder provided for herein or the enforcement of any judgment hereon in favor of the Holder. The foregoing warrant of attorney shall survive any judgment and may be used from time to time without exhausting the right to further use the warrant of attorney and, if any judgment be vacated for any reason, the Holder of this Note nevertheless may use the foregoing warrant of attorney to obtain an additional judgment or judgments against the Borrower.
“WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.”

FOREST CITY RENTAL PROPERTIES CORPORATION
By:
Name:
Title:

EXHIBIT D-2
FORM OF SWING LINE NOTE
SWING LINE NOTE
(Holder)

$____________________	Cleveland, Ohio ________________________
     FOR VALUE RECEIVED, the undersigned, FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation (the “Borrower”), hereby promises to pay to the order of _____________________________ (the “Holder”), in lawful money of the United States of America at the main office of KeyBank National Association, Administrative Agent, 127 Public Square, Cleveland, Ohio 44114, the principal sum of ______________ DOLLARS ($______________), or, if lesser, the aggregate unpaid principal amount of all Swing Loans evidenced by this Swing Line Note (this “Note”) made by the Holder to the Borrower pursuant to Section 2.07 of the Credit Agreement (as hereinafter defined). The unpaid principal balance outstanding on this Note from time to time and interest thereon shall be determined by the ledgers and records of the Holder as accurately maintained.
     This Note is one of the Swing Line Notes defined and referred to in, and is entitled to the benefits of, a certain Third Amended and Restated Credit Agreement dated as of March 30, 2011, by and among the Borrower, the Banks named therein, KeyBank National Association, as Administrative Agent, PNC Bank, National Association, as successor to National City Bank, as Syndication Agent and Bank of America, N.A., as Documentation Agent (as so amended and restated, and as it may be further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”). A statement of the rights of the Holder and the duties and obligations of the Borrower in relation thereto is made by reference to the Credit Agreement, but neither this reference to the Credit Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note when due. Capitalized terms used in this Note but not defined herein shall have the respective meanings ascribed to them in the Credit Agreement.
     This Note amends, restates and replaces in its entirety the Swing Line Note dated as of January 29, 2010, by the Borrower in favor of the Holder (the “Original Note”) and is not intended as, and shall not be deemed to be, a repayment, cancellation, refinancing or replacement of the Indebtedness created by the Original Note, but rather as a consolidation and continuation of such Indebtedness on the terms set forth in the Credit Agreement.
     The principal of this Note shall be due and payable on the earlier of the Swing Loan Maturity Date applicable thereto and the Termination Date. The Borrower also promises to pay interest on the unpaid principal amount of this Note from time to time outstanding from the date of this Note until the payment in full thereof at the rates per annum determined in accordance with Section 2.07 of the Credit Agreement. Interest shall be payable on each date provided for in or determined in accordance with the provisions of the Credit Agreement; provided, that interest on any principal not paid when due shall be due and payable on demand.
     Interest on this Note shall be calculated on the basis of a 360 day year for the actual number of days elapsed.
     Reference is hereby made to the Credit Agreement, which contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events and for voluntary prepayments hereon. The term “Holder” includes the successors and assigns, if any, of the Holder named in the first paragraph hereof.
     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate(s) equal to the rate(s) otherwise in effect pursuant to the Credit Agreement plus two percent (2%) per annum. All payments of principal and interest on this Note shall be made in immediately available funds.
     The Borrower waives demand, presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection and bringing suit, and agrees that the Holder may extend the time for payment, accept partial payment, take security therefor or exchange or release any collateral, without discharging or releasing the Borrower.
     This Note was executed in Cleveland, Cuyahoga County, Ohio. The construction, validity and enforceability of this Note shall be governed by and interpreted according to the laws of the State of Ohio.
     The Borrower authorizes any attorney at law to appear before any court of record, whether state or Federal, in the county where this Note was executed or where the Borrower resides or may be found, after the unpaid principal balance of this Note becomes due, either by lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, and waive the issuance and service of process, admit the maturity of this Note, by reason of acceleration or otherwise, and confess judgment against the Borrower in favor of the Holder of this Note for the amount then appearing due on this Note, together with interest thereon and costs of suit, and thereupon to release all errors and waive all rights of appeal and stays of execution. The Borrower expressly authorizes any attorneys or agents for the Holder to receive compensation from the Holder for services rendered in exercising the foregoing warrant of attorney and in the enforcement of any judgment obtained against the Borrower in favor of the Holder on this Note, and the Borrower expressly waives any conflict of interest to which any attorneys for the Holder may be subject that may arise in connection with such attorneys exercising any of the rights and/or powers of the Holder provided for herein or the enforcement of any judgment hereon in favor of the Holder. The foregoing warrant of attorney shall survive any judgment and may be used from time to time without exhausting the right to further use the warrant of attorney and, if any judgment be vacated for any reason, the Holder of this Note nevertheless may use the foregoing warrant of attorney to obtain an additional judgment or judgments against the Borrower.

“WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE.”

FOREST CITY RENTAL PROPERTIES CORPORATION
By:
Name:
Title:

EXHIBIT E
FORM OF LETTER OF CREDIT REQUEST
No. _______________2 Dated____________________3
KeyBank National Association, as Administrative Agent
under the Third Amended and Restated Credit Agreement (as so amended and restated, and as it may be further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”), dated as of March 30, 2011, by and among Forest City Rental Properties Corporation, the Banks from time to time party thereto, KeyBank National Association, as Administrative Agent, PNC Bank, National Association, as Syndication Agent and Bank of America, N.A., as Documentation Agent
127 Public Square
Cleveland, Ohio 44114
Attention: ______________________
Dear Sirs:
We hereby request that [KeyBank National Association]4, in its capacity as Issuing Bank, issue a Letter of Credit for the account of the undersigned on __________________5 (the “Date of Issuance”) in the aggregate stated amount of ______________6. The requested Letter of Credit shall be denominated in U.S. dollars.
For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Credit Agreement.
The beneficiary of the requested Letter of Credit will be _______________7, and such Letter of Credit will be in support of ______________________8 and will have a stated expiration date of ____________________9.

[2]	Letter of Credit Request Number.

[3]	Date of Letter of Credit Request.

[4]	Insert other name of Issuing Bank, if not KeyBank National Association.

[5]	Date of Issuance which shall be at least five Cleveland Banking Days after the date of this Letter of Credit Request (or such shorter period as is acceptable to KeyBank National Association).

[6]	Aggregate initial stated amount of Letter of Credit.

[7]	Insert name and address of beneficiary.

[8]	Insert description of the Indebtedness and describe obligation to which it relates or a description of the commercial transaction which is being supported, as applicable.

We hereby certify, represent and warrant to you that:
(1) the representations and warranties contained in the Credit Agreement and the Related Writings will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);
(2) no Possible Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Possible Default or an Event of Default occur; and
(3) the aggregate principal amount of all outstanding Surety Bonds as of the Date of Issuance is $____________________.
Copies of all relevant documentation with respect to the supported transaction, as required by the Credit Agreement, are attached hereto.

FOREST CITY RENTAL PROPERTIES CORPORATION
By:
Title:

[9]	Insert last date upon which drafts may be presented which may not be later than the Termination Date.

EXHIBIT F
FORM OF NOTICE OF BORROWING
_____________ __, 20___
 KeyBank National Association, as Administrative Agent under the
 Credit Agreement (referred to below)
 127 Public Square
 Cleveland, Ohio 44114
Attention:
Ladies and Gentlemen:
The undersigned, Forest City Rental Properties Corporation (the “Borrower”), hereby gives you notice, irrevocably, pursuant to Section 5.01 of the Third Amended and Restated Credit Agreement, dated as of March 30, 2011 (as so amended and restated, and as it may be further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as so defined), among the Borrower, various Banks from time to time party thereto, PNC Bank, National Association, as successor to National City Bank, as Syndication Agent, Bank of America, N.A., as Documentation Agent and you, as Administrative Agent for such Banks, that the undersigned requests a Loan under the Credit Agreement and for that purpose sets forth below the information relating to such Loan (the “Proposed Loan”):
(i) The proposed borrowing is to be a [Revolving Loan] [Swing Loan].
(ii) The aggregate principal amount of the Proposed Loan is $____________________.
(iii) The Cleveland Banking Day of the Proposed Loan is ____________________.1
(iv) The Proposed Loan, if a Revolving Loan, shall be initially maintained subject to the [Base Rate Option] [the LIBOR Rate Option].
(v) The initial Interest Period for the Proposed Loan (if subject to the LIBOR Rate Option) is _____________ month(s).

[1]	Shall be a Cleveland Banking Day at least one Cleveland Banking Day in the case of Loans subject to the Base Rate Option and three Cleveland Banking Days in the case of Loans subject to the LIBOR Rate Option, in each case, after the date hereof and may be the same day as the date hereof if a Swing Loan.

(vi) [The Proposed Loan is requested as a borrowing under the Reserved Commitment and the proceeds of such Proposed Loan shall be applied as required by Section 2.02(b) of the Credit Agreement.]
The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Loan:
(A) the representations and warranties contained in the Credit Agreement and the Related Writings are and will be true and correct in all material respects, both before and after giving effect to the Proposed Loan and to the application of the proceeds thereof, as though made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and
(B) no Possible Default or Event of Default has occurred and is continuing, or would result from such Proposed Loan or from the application of the proceeds thereof.

FOREST CITY RENTAL PROPERTIES CORPORATION
By:
Name:
Title:

EXHIBIT G
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (this “Assignment Agreement”) between __________________ (the “Assignor”) and _________________ (the “Assignee”) is dated as of ______________________.
W I T N E S S E T H:
     WHEREAS, the Assignor is a party to a certain Third Amended and Restated Credit Agreement, dated as of March 30, 2011, by and among Forest City Rental Properties Corporation, an Ohio corporation (the “Borrower”), the Banks named therein, KeyBank National Association, as Administrative Agent (hereinafter referred to as the “Agent”), PNC Bank, National Association, as successor to National City Bank, as Syndication Agent and Bank of America, N.A., as Documentation Agent (as so amended and restated, and as it may be further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement; and
     WHEREAS, the Assignor is willing to sell and assign to the Assignee, and the Assignee is willing to purchase and assume from the Assignor, all or a portion of the Assignor’s Loans and/or Commitments under the Credit Agreement;
     NOW, THEREFORE, it is mutually agreed as follows:
     1. The Assignor hereby sells and assigns (without recourse) to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the date hereof, all or a portion of the Assignor’s Revolving Loans, which amount shall not be less than Ten Million Dollars ($10,000,000) to the extent that the Assignee is not an Affiliate of the Assignor, and the pro-rata share of the Assignor’s Commitment as each specified on Schedule 1 attached hereto and the Assignor’s corresponding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Revolving Loans owing to the Assignee will be as set forth in Item 2(C) and Item 2(F) of Schedule 1 respectively.
     2. The effective date of this Assignment Agreement (the “Effective Date”) shall be the date specified in Item 3 of Schedule 1. In no event will the Effective Date occur if the assignment fees required to be paid to the Agent under Section 3 hereof are not paid on or prior to the proposed Effective Date, unless otherwise agreed to in writing by the Agent. The Assignor will (i) no later than three (3) Cleveland Banking Days prior to the proposed Effective Date, notify the Agent of the proposed Effective Date; (ii) if the Assignor and the Assignee are not affiliated entities, obtain consents of this assignment from the Agent and the Borrower, if required, prior to the proposed Effective Date, which consent shall not be unreasonably withheld or delayed, and (iii) to the extent any letters of credit are outstanding, obtain consents of this assignment from the Agent prior to the proposed Effective Date, which consent shall not be unreasonably withheld or delayed. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the same rights and obligations thereunder as it would if it were the Assignor; and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Credit Agreement with respect to the rights and obligations assigned to the Assignee hereunder.
     3. The Agent shall be paid a nonrefundable assignment fee by [the Assignor] [the Assignee] [the Borrower1] in the amount of $3,500 on or prior to the Effective Date. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on or prior to the Effective Date, an amount equal to $____________. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent with respect to any such Loan prior to the Effective Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.
     4. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Loan Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Loan Notes for periods prior to the Effective Date directly between themselves.
     5. If any reduction in the Revolving Loans occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 2(B) of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Revolving Loan amount.
     6. The Assignor (i) represents and warrants that (A) it is the legal and beneficial owner of the interest being assigned by it hereunder, (B) such interest is free and clear of any adverse claim, and (C) no Possible Default or Event of Default exists; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto or any collateral security; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition or the creditworthiness of the Borrower or the Parent or the performance or observance by the Borrower or the Parent of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Loan Note or Revolving Loan Notes held by the Assignor and requests that the Agent exchange

[1]	Insert “the Borrower” in lieu of Assignor or Assignee to the extent the Borrower is required to pay the assignment fee pursuant to Section 13.08(b) of the Credit Agreement.

such Revolving Loan Note or Revolving Loan Notes for a new Revolving Loan Note or Revolving Loan Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.
     7. The Assignee (i) represents and warrants that it is a commercial bank, financial institution, mutual fund or institutional “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended); (ii) confirms that it has received a copy of the Credit Agreement and each of the other Related Writings, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as arc delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms of all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Bank; (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and the Revolving Loan Notes or such other documents as are necessary to indicate that all such payments are subject to such taxes at a rate reduced by an applicable tax treaty; and (vii) represents and warrants that either (y) each source of funds to be used by the Assignee for the purchase of the Assignor’s Loans and/or Commitments under the Credit Agreement (or any interest therein) is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” as defined in Section 4975(e)(1) of the Code, a governmental plan, an insurance company pooled separate account, nor an entity the assets of which are deemed to be assets of any such “employee benefit plan” or “plan” under Section 3(42) of ERISA, or (z) the execution and delivery of this Assignment Agreement and each transaction entered into hereunder are and will be exempt from the prohibited transaction provisions of ERISA and the excise tax of Section 4975 of the Code pursuant to Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code or under another applicable individual, class, or statutory exemption.
     8. The Assignor and the Assignee agree to indemnify and hold the Agent harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Agent in connection with or arising in any manner from this assignment.
     9. After the Effective Date, the Assignee shall have the right pursuant to Section 13.08 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any qualified entity as provided in Section 13.08 of the Credit Agreement, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Credit Agreement or Related Writings or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Credit Agreement or Related Writings has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder.
     10. Each party to this Assignment Agreement agrees to pay its own fees and expenses incurred by it in connection with the negotiation, preparation and execution of this Assignment Agreement.
     11. This Assignment Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     12. This Assignment Agreement together with attached Schedule 1 embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.
     13. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.
     14. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the Credit Agreement or the attached Schedule 1, if a different address is therein provided.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

(Assignor Bank)
By:
Name:
Title:

(Assignee Bank)
By:
Name:
Title:

SCHEDULE 1
to Assignment and Assumption Agreement
1.	Date of Assignment and Assumption Agreement:

2.	Amounts (as of the date of Item 1 above unless indicated otherwise):

A.	Assignor’s Commitment	$

B.	Percentage of Assignor’s Commitment assigned	%

C.	Amount of Assignor’s Commitment Assigned to Assignee (A * B)	$

D.	Amount of Assignor’s Commitment retained after Effective Date (A-C)	$

E.	Assignor’s aggregate outstanding principal amount of Revolving Loans	$

F.	Aggregate outstanding principal amount of Revolving Loans assigned to Assignee (E * B)	$

G.	Assignor’s aggregate principal amount of Revolving Loans Retained after Effective Date (E-F)	$

H.	Aggregate outstanding amount of accrued interest and fees assigned	$
3.	Effective Date:

4.	Address of Assignee: